EXHIBIT 10.1.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

LOAN AND SECURITY AGREEMENT

Dated as of October 17, 2025

among

PAGE ELEVEN FUNDING LLC,
as the Borrower,

CONSUMER PORTFOLIO SERVICES, INC.,
as the Servicer and as Seller,

COMPUTERSHARE TRUST COMPANY, N.A.

as Custodian, Backup Servicer and Paying Agent

and

CAPITAL ONE, NATIONAL ASSOCIATION,
as the Administrative Agent, a Bank and a Lender Group Agent

TABLE OF CONTENTS

i

ii

iii

SCHEDULES
Schedule A	–	Lender Groups, Lender Group Agents, Conduits, Banks and Commitments
Schedule B	–	Eligible Receivable Criteria
Schedule C	–	Receivables Schedule
Schedule D	–	Location of Custodian Files
Schedule E	–	Schedule of Documents
Schedule F	–	Representations and Warranties Concerning Receivables
Schedule G	–	Perfection Representations, Warranties and Covenants of the Borrower
Schedule H	–	Contents of Data File and Image File

EXHIBITS
Exhibit A	–	Form of Advance Request
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Assignment and Acceptance
Exhibit D	–	Servicing Guidelines
Exhibit E	–	Contract Purchase Guidelines
Exhibit F	–	Form of Power of Attorney
Exhibit G	–	Form of Permitted Take-Out Release
Exhibit H	–	[Reserved]
Exhibit I	–	Form of Monthly Servicer Report
Exhibit J	–	Form of Request for Release of Custodian File
Exhibit L	–	Form of Receivable Receipt

iv

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of October 17, 2025 (this “Agreement” or the “Loan and Security Agreement”), is among PAGE ELEVEN FUNDING LLC, a Delaware limited liability company, as borrower (the “Borrower”), CONSUMER PORTFOLIO SERVICES, INC., a California corporation (“CPS”), as servicer (in such capacity, the “Servicer”) and as seller (“Seller”), Computershare Trust Company, N.A., a national banking association (“Computershare”) as Custodian (in such capacity, “Custodian”), backup servicer (in such capacity, “Backup Servicer”) and Paying Agent(in such capacity, the “Paying Agent”) and Capital One, National Association, (“Capital One”), a national banking association, as administrative agent for the Lenders (the “Administrative Agent”), and as a Bank and as a Lender Group Agent.

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders extend financing to the Borrower on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Lenders are willing to provide such financing on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

Article I

Definitions

Section 1.1.	Definitions.

Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Accounts”: The Collection Account and the Reserve Account.

“Accrued Interest”: For any Collection Period, the sum of the Interest for each day during the Collection Period.

“Actual Borrowing Base Percentage”: For any date of determination, the percentage equivalent to a fraction the numerator of which is the Principal Amount Outstanding and the denominator of which is the Net Eligible Receivables on such day.

“Addition Date”: Each date when Subsequent Receivables are added to the Collateral in connection with a Subsequent Advance.

“Additional Amount”: As defined in Error! Reference source not found..

“Administrative Agent”: As defined in the preamble.

“Advance”: A borrowing hereunder consisting of the aggregate principal amount of the several Loans made by the Lender Groups on the same Advance Date.

“Advance Date”: Each Business Day on which an Advance is made.

1

“Advance Request”: A written notice from the Borrower to the Administrative Agent and each Lender Group Agent requesting an Advance and including the items required by Section 2.1(a)(i), substantially in the form of Exhibit A hereto.

“Advisors”: Accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.

“Affiliate”: With respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Aggregate Unpaids”: With respect to any date, an amount equal to the sum of (i) the Principal Amount Outstanding, (ii) all accrued but unpaid Interest and (iii) all Unused Fees and, without duplication, all other Obligations owed (whether due and payable or accrued as of such date of determination) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.

“Agreement”: As defined in the preamble.

“Amortization Event”: As defined in Section 10.2.

“Amortization Period”: The period beginning on the Commitment Termination Date and ending upon the occurrence of a Termination Event.

“Amount Financed”: With respect to a Receivable means the amount advanced under the Receivable toward either (i) the purchase price of the Financed Vehicle and any related costs or (ii) the satisfaction of the indebtedness which was refinanced with the proceeds of such Receivable.

“Annual Percentage Rate or APR”: With respect to a Receivable, the annual rate of finance charges stated in the Contract relating to the Receivable.

“Annualized Net Loss Ratio”: On any day, 12 times the ratio (expressed as a percentage) of (i) (1) the aggregate Principal Balance of all Receivables which became Liquidated Receivables during the immediately preceding Collection Period minus (2) Liquidation Proceeds received during such preceding Collection Period and allocable to principal over (ii) an amount equal to (a) the sum of (1) the aggregate Principal Balance of all Receivables as of the beginning of such Collection Period and (2) the aggregate Principal Balance of all Receivables as of the end of such Collection Period divided by (b) two.

“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to the Entity Parties or their respective subsidiaries from time to time concerning or relating to bribery, money-laundering or corruption.

“Anti-Money Laundering Laws”: Applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Interest Rate”: (i) in the case of Class A Loans, the sum of (i) Class A Drawn Margin and (ii) the Benchmark, and (ii) in the case of Class B Loans, the sum of (i) Class B Drawn Margin and (ii) the Benchmark.

“Applicable Law”: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Federal Truth-in-Lending Act, Regulation Z and Regulation B of the Federal Reserve Board, the Securities Act and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

2

“Approved Subsidiary”: Any Subsidiary of the Seller approved in writing by the Administrative Agent.

“Assignment and Acceptance”: An assignment and acceptance agreement between the applicable Lender or Lender Group, as applicable, and an Eligible Assignee, in substantially the form of Exhibit C hereto.

“Assumption Date” has the meaning specified in Section 7.10(c)

“Authoritative Copy”: with respect to any Electronic Contract that constitutes Electronic Chattel Paper, a copy of such Electronic Contract that is unique, identifiable and, except as otherwise provided in Section 9-105 of the UCC, unalterable, any perceivable rendering of which is marked “View of Authoritative Copy” and has no watermark or other marking that would indicate that it is a “copy” or “duplicate” or not an original or not an “authoritative” copy.

“Authorized Officer”: Any officer, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.

“Available Amount”: The Class A Available Amount or the Class B Available Amount, as applicable.

“Available Collections”: With respect to each Remittance Date, all Collections received by the Servicer with respect to the Receivables, from whatever source, during or with respect to the prior Collection Period. For the avoidance of doubt, all proceeds received as a result of (a) mandatory repurchase by the Seller pursuant to Sections 6.2 of the Purchase Agreement or (b) mandatory purchase by the Servicer pursuant to Section 7.17 of this Agreement, shall be deemed Available Collections.

“Available Liquidity”: As of the end of any calendar month, the sum of (a) unrestricted cash and cash equivalents and (b) undrawn commitments under this warehouse or other credit facilities of the Servicer or its consolidated subsidiaries for which the Servicer or any such subsidiary can meet all conditions precedent to borrowing such amounts.

“Available Tenor”: As of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 15.15(d)

“Average 60+ Delinquency Ratio”: With respect to any Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Principal Balance of all Delinquent Receivables which remain Delinquent for a period greater than sixty (60) calendar days from the scheduled due date for such payment, and (ii) the denominator of which is equal to the aggregate Principal Balance of all Receivables as of the end of such Collection Period.

“Backup Servicer”: As defined in the preamble.

“Backup Servicing Fee”: The amounts to be paid to the Backup Servicer in accordance with the Custodian Fee Letter.

“Bank”: For any Lender Group, each Person designated as a Bank from time to time for such Lender Group pursuant to this Agreement or the related Assignment and Acceptance.

“Bankruptcy Code”: The United States Bankruptcy Code (Title 11 of the United States Code).

3

“Base Rate”: For any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Rate in effect on such day plus [***]. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively. Changes in the rate of interest on that portion of the Loan maintained as a Base Rate Loan will take effect simultaneously with each change in the Base Rate.

“Base Rate Loan”: A Loan bearing interest by reference to the Base Rate.

“Benchmark”: Initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.15(a).

“Benchmark Replacement”: With respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the SOFR Floor, such Benchmark Replacement will be deemed to be the SOFR Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment”: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

4

“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: The period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 15.15 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 15.15.

“BHC Act Affiliate”: Has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. §1841(k).

“Borrower”: As defined in the preamble.

“Borrower Group”: (a) The Borrower, (b) CPS, ((a) and (b), collectively, the “Entity Group”), (c) any affiliate or subsidiary of any of the Persons referred to in clauses (a) and (b), (d) any guarantor, (e) the owner of any collateral securing any part of the Obligations, any guaranty, or this Agreement, and (f) any officer, director or agent acting on behalf of any of the Persons referred to in items (a) through (f) with respect to the Obligations, this Agreement or any of the other Transaction Documents.

“Borrowing Base”: The sum of the Class A Borrowing Base and the Class B Borrowing Base.

5

“Breakage Costs”: Such amount or amounts as shall compensate a Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender (and by the Administrative Agent on behalf of such Lender) in such Person’s sole discretion) as a result of a prepayment by the Borrower of the Interest or the Principal Amount Outstanding.

“Broken Funding Costs”: For any Lender Group on any day, as defined in the related Pricing Supplement.

“Business Day”: (i) Any day (excluding Saturday or Sunday) on which banks are open for business in Minnesota, California or New York and (ii) if the term “Business Day” is used in connection with Term SOFR, such day must also be a U.S. Government Securities Business Day.

“Capital One”: Capital One, National Association, and its successors and assigns.

“Carrying Costs”: For any Collection Period the sum of: (a) the Accrued Interest for such Collection Period; (b) any past due amounts not paid in clause (a); (c) the Yield Protection Reimbursement Amount; (d) the Interest and Unused Fee accrued from the first day through the last day of such Collection Period whether or not such amount is payable during such Collection Period and (e) any Broken Funding Costs.

“Certificate of Title”: With respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable State to a secured party that indicates that the Lien of the secured party on the Financed Vehicle is recorded with the State for purposes of establishing the existence and priority of a secured party’s Lien in such Financed Vehicle.

“Change in Control”: The occurrence of any of the following: (a) any Person shall, at any time following the Closing Date, acquire [***] or more of the total outstanding shares of Seller; or (b) any Person shall, at any time following the Closing Date, acquire directly or indirectly [***] or more of the voting control with respect to the total outstanding shares of Seller.

“Class A Advance Rate”: [***] of gross unpaid Principal Balance for all Eligible Receivables, provided however, if a Level I Trigger Event has occurred and is continuing, the applicable Advance Rate immediately prior to such Level I Trigger Event minus [***] (without duplication if more than one such Level I Trigger Event has occurred and is then continuing).

“Class A Available Amount” With respect to any day, the positive amount, if any, by which the Class A Borrowing Base exceeds the Principal Amount Outstanding of the Class A Loan on such day.

“Class A Borrowing Base”: The lesser of (a) the product of the applicable Class A Advance Rate and the aggregate principal balance of all Eligible Receivables minus any Excess Concentration Amounts, and (b) the aggregate Class A Commitment.

“Class A Borrowing Base Deficiency”: The amount by which the Principal Amount Outstanding of the Class A Loans exceeds the Class A Borrowing Base.

“Class A Commitment”: As defined in Schedule A hereto.

“Class A Drawn Margin”: As defined in the Class A Fee Letter.

“Class A Fee Letter”: That letter, dated as of October 17, 2025, among the Borrower, CPS, and the Administrative Agent, setting forth, among other things, the Class A Upfront Fee and the Class A Unused Fee.

“Class A Lender”: Capital One, National Association.

6

“Class A Lenders’ Interest Distributable Amount” means, with respect to any Remittance Date, the sum of the interest amounts accrued on the Class A Loans on each day during the related Collection Period.

“Class A Lenders’ Principal Distributable Amount”: With respect to any Remittance Date (A) prior to the Commitment Termination Date, the lesser of (i) the Class A Borrowing Base Deficiency, if any, and (ii) the Class A Loan Balance, and (B) upon and after the Commitment Termination Date, all remaining Available Collections up to the Class A Loan Balance.

“Class A Loan”: A loan made by a Class A Lender to Borrower pursuant to Section 2.01 of this Agreement.

“Class A Loan Balance”: With respect to any date of determination, the aggregate outstanding principal amount (including all Class A Loans to be made on such date of determination) of the Class A Loans at such date of determination.

“Class A Unused Fee”: As defined in the Class A Fee Letter.

“Class A Upfront Fee”: As defined in the Class A Fee Letter.

“Class B Advance Rate”: [***], provided however, if a Level I Trigger Event has occurred and is continuing, the applicable Advance Rate immediately prior to such Level I Trigger Event minus [***] (without duplication if more than one such Level I Trigger Event has occurred and is then continuing).

“Class B Available Amount” With respect to any day, the positive amount, if any, by which the Class B Borrowing Base exceeds the Principal Amount Outstanding of the Class B Loan on such day.

“Class B Borrowing Base”: The lesser of (1)(a) the product of (i) the sum of (x) the applicable Class A Advance Rate and (y) the Class B Loan Thickness, provided that such sum shall not exceed the Class B Advance Rate and (ii) the aggregate principal balance of all Eligible Receivables minus any Excess Concentration Amounts, minus (b) the Class A Borrowing Base and (2) the aggregate Class B Commitment.

“Class B Borrowing Base Deficiency”: The amount by which the Principal Amount Outstanding of the Class B Loans exceeds the Class B Borrowing Base.

“Class B Commitment”: As defined in Schedule A hereto.

“Class B Commitment”: As defined in Schedule A hereto.

“Class B Drawn Margin”: As defined in the Class B Fee Letter.

“Class B Fee Letter”: That letter, dated as of October 17, 2025, among the Borrower, CPS, and the Class B Lenders, setting forth, among other things, the Class B Upfront Fee and the Class B Unused Fee.

“Class B Lender”: As defined in Schedule A hereto.

“Class B Lenders’ Interest Distributable Amount” means, with respect to any Remittance Date, the sum of the interest amounts accrued on the Class B Loans on each day during the related Collection Period.

“Class B Lenders’ Principal Distributable Amount”: With respect to any Remittance Date (A) prior to the Commitment Termination Date, the lesser of (i) the Class B Borrowing Base Deficiency, if any, (ii) the Class B Loan Balance, and (B) upon and after the Commitment Termination Date, all remaining Available Collections up to the Class B Loan Balance.

7

“Class B Loan”: A loan made by a Class B Lender to Borrower pursuant to Section 2.01 of this Agreement.

“Class B Loan Balance”: With respect to any date of determination, the aggregate outstanding principal amount (including all Class B Loans to be made on such date of determination) of the Class B Loans at such date of determination.

“Class B Loan Thickness”: (a) on the Closing Date, [***] and (b) thereafter, the excess of (i) [***], or if a Level I Trigger Event has occurred and is continuing, [***] over (i) the then applicable Class A Advance Rate; provided, that, after the occurrence of the Commitment Termination Date the Class B Loan Thickness shall be [***].

“Class B Unused Fee”: As defined in the Class B Fee Letter.

“Class B Upfront Fee”: As defined in the Class B Fee Letter.

“Closing Date”: October 17, 2025.

“Code”: The Internal Revenue Code of 1986.

“Collateral”: As defined in Section 3.1(a).

“Collection Account”: As defined in Section 2.10(a).

“Collection Period”: With respect to any Remittance Date, the immediately preceding calendar month.

“Collections”: All Principal Collections and Finance Charge Collections received by the Servicer in respect of the Collateral in the form of cash, checks, wire transfers or other form of payment.

“Commitment”: For each Bank, the commitment of such Bank to make Bank Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on Schedule A hereto (in the case of the initial Banks) or the amount set forth opposite such Bank’s name on Schedule A to the related Assignment and Acceptance.

“Commitment Percentage”: With respect to each Bank, the percentage equivalent of a fraction the numerator of which is the Commitment of such Bank and the denominator of which is the Lender Group Limit of such Bank’s Lender Group.

“Commitment Termination Date”: The earlier of: (a) October 18, 2027, or such later date to which the Commitment Termination Date may be extended in accordance with Section 2.3, (b) the occurrence of an Amortization Event or (c) the occurrence of a Termination Event.

“Computershare”: As defined in the preamble.

“Concentration Requirements”: With respect to Eligible Receivables:

(i) [***]

(ii) [***]

8

(iii) [***]

(iv) [***]

(v) [***]

(vi) [***]

(vii) [***]

(viii)  [***]

(ix) [***]

(x) [***]

(xi) [***]

(xii) [***]

(xiii) [***]

(xiv) [***]

(xv) [***]

(xvi) [***]

(xvii) [***]

9

(xviii) [***]

(xix) [***]

(xx) [***]

(xxi) [***]

(xxii) [***]

(xxiii) [***]

“Confidential Information”: Includes (i) information transmitted in written, oral, magnetic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consumer Lender”: A Person that is licensed under applicable law to originate loans to natural persons resident in one or more of the United States of America and authorized by CPS to participate in its direct lending program, and includes the Seller.

“Consumer Lender Receivable”: Any Receivable originated by the Seller or acquired by the Seller in the ordinary course of business from a Consumer Lender unaffiliated with the Seller and that is not a Dealer.

“Continuing Lender Group”: As defined in Section 2.3(b)(i).

“Contract”: A motor vehicle retail installment sale contract or an installment promissory note and security agreement, in each case relating to the sale or refinancing of new or used automobiles, light duty trucks, vans or minivans, and any other documents related thereto from time to time, including all Supporting Obligations of such Contract.

“Contract Purchase Guidelines”: Policies and procedures of the Seller, relating to the operation of the automotive financing business of the Seller, including the policies and procedures for determining the creditworthiness of Contract customers and the extension of credit to such customers, as such policies and procedures may be amended from time to time and which shall be attached hereto as Exhibit E.

10

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Corporate Trust Office”: The office of the Custodian, the Paying Agent or the Backup Servicer, as applicable, at which its corporate trust business shall be principally administered, which office shall be the office specified in Section 15.2, or such office at some other address which the Custodian, the Paying Agent or the Backup Servicer shall designate from time to time by notice to the Borrower, the Lenders and the Administrative Agent.

“Covered Entity”: Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Cram Down Loss”: With respect to a Receivable, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on a Receivable or otherwise modifying or restructuring Scheduled Payment to be made on a Receivable, an amount equal to such reduction in the Principal Balance of such Receivable or the reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.

“Credit Score”: Credit bureau score (FICO score or VantageScore) used by the Seller in underwriting the Receivable.

“Custodial Agent”: As defined in Section 9.1.

“Custodian”: As defined in the preamble.

“Custodian Fee”: The amounts to be paid to the Custodian in accordance with the Custodian Fee Letter.

“Custodian Fee Letter”: The schedule of fees setting forth the fees and expenses of the Custodian, Backup Servicer and Paying Agent, executed by the Borrower and dated September 11, 2025, a copy of which is attached hereto as Exhibit L.

“Custodian File”: With respect to each Receivable, and the related Contract or Electronic Contract, the sole original counterpart of the Contract or authoritative copy of Electronic Contract, the Certificate of Title or evidence that such Certificate of Title has been applied for, and the original endorsements or assignments showing the chain of ownership of such Contract or Electronic Contract.

“Cut-off Date”: With respect to any Receivable, the date identified as the Cut-off Date in the related Advance Request.

“Daily Simple SOFR”: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Governmental Authority for determining “Daily Simple SOFR” for syndicated or bilateral business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Data File”: with respect to each Contract, an electronic systems data file that provides information for each item listed on Schedule H to this Agreement, to the extent that the Seller/Servicer maintains such items in its electronic systems data file for a given Contract.

“Dealer” means, with respect to a Receivable, the seller of the related Financed Vehicle, who originated and assigned such Receivable to the Seller, which Dealer shall not be an Affiliate of the Seller and shall have been approved by the Seller in accordance with its Contract Purchase Guidelines.

“Dealer Agreement”: Each agreement between the Seller and a Dealer with respect to the origination of Receivables and providing for full recourse to such Dealer for any fraud or misrepresentation on the part of such Dealer.

11

“Debt to Income Ratio”: For any Receivable, “VLDGIR” as reflected in the data tape fields delivered prior to each Addition Date, which amount shall represent the ratio, at the time of origination or acquisition by the Seller, of the total monthly debt payments of the Obligor, over the total gross monthly income of the Obligor.

“Default Right”: Has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“Defaulted Receivable”: Each Receivable with respect to which (i) more than 10% of its Scheduled Payment is more than ninety (90) days past due as of the end of the immediately preceding Collection Period, (ii) the Servicer has repossessed the related Financed Vehicle (and any applicable redemption or acceleration period has expired) as of the end of the immediately preceding Collection Period, or (iii) such Receivable has been written off by the Servicer as uncollectible in accordance with the Servicer’s policies or the Servicer has determined in good faith that payments thereunder are not likely to be resumed. For purposes of this definition, a Receivable shall be deemed a “Defaulted Receivable” upon the first to occur of the events specified in items (i) through (iii) of the previous sentence.

“Defective Receivable”: A Receivable that is subject to (a) mandatory repurchase by the Seller pursuant to Sections 6.2 of the Purchase Agreement or (b) mandatory purchase by the Servicer pursuant to Section 7.17 of this Agreement.

“Delinquent Receivable”: Each Receivable (i) as to which more than [***] of any Scheduled Payment thereon remains unpaid for more than thirty (30) days from the due date for such payment, including any contract for which the related financed vehicle has been repossessed and the proceeds thereof have not yet been realized by the Servicer.

“Deliver”: With respect to the Custodian Files, (x) with respect to a tangible Contract or other document in the Custodian File other than Electronic Chattel Paper or an electronic Lien Certificate, to deliver physical possession of such tangible Contract or other document via reputable overnight delivery service, (y) with respect to Electronic Chattel Paper, to direct the transfer of such Electronic Chattel Paper to the Electronic Vault and (z) with respect to electronic Lien Certificates, to cause the applicable title intermediary to provide the Administrative Agent with full electronic access to view such Electronic Certificates of Title on the records of the title intermediary. The term “Delivered” shall have a corollary meaning.

“Derivatives”: Any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Designated Persons”: A Person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any Executive Order; (ii) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (“SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; or (iii) in which an entity or person on the SDN List has [***] or greater ownership interest or that is otherwise controlled by an SDN.

“Determination Date”: With respect to any Remittance Date and the related Collection Period, the last day of the related Collection Period.

“Dollars or $”: The lawful currency of the United States.

“Electronic Chattel Paper”: “Electronic chattel paper” under and as defined in Article 9 of the UCC.

“Electronic Collateral”: The meaning specified in the Master Electronic Collateral Control Agreement.

“Electronic Contract”: A Contract that was electronically executed and authenticated; provided, that an Electronic Contract that has been Exported shall not constitute an Electronic Contract; provided, that an Electronic Contract that has been Exported shall not constitute an Electronic Contract.

12

“Electronic Vault”: An electronic vault in the name of the Borrower wherein custody of Electronic Contracts shall be maintained in electronic form by the Custodian on behalf of the Administrative Agent through the Electronic Vault Provider.

“Electronic Vault Provider”: (x) eOriginal, Inc. or (y) any third-party provider of a technology platform on which the Electronic Vault operates acting in such capacity with the consent of the Administrative Agent.

“Electronic Vault Services Agreement”: (i) That certain Master Terms and Conditions dated September 1, 2022, by and between eOriginal, Inc. and Computershare Trust Company, National Association, and (ii) each other access agreement between an E-Vault Provider and Computershare Trust Company, National Association, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Electronic Vault System”: The electronic vault system provided by the Electronic Vault Provider pursuant to the Electronic Vault Services Agreement.

“Eligible Assignee”: A Person either (x) who is an Affiliate of any Lender or (y) (i) who is any commercial bank, insurance company, investment or mutual fund or other entity that is a “qualified institutional buyer” (as defined under Rule 144A), that extends credit or buys loans as one of its businesses and that has total assets in excess of [***] or (ii) who is satisfactory to the Required Lenders.

“Eligible Investments”: Negotiable instruments or securities or other investments that (x) as of any date of determination, mature by their terms on or prior to the Business Day preceding the next succeeding Remittance Date, and (y) evidence:

(i) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than two hundred seventy (270) days from the date of acquisition;

(ii) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than two hundred seventy (270) days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least [***], the short-term obligations of which meet or exceed the Short Term Rating Requirement;

(iii) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;

(iv) commercial paper rated at least A-1 by Standard & Poor’s and Prime-1 by Moody’s;

(v) money market funds registered under the Investment Company Act having a rating, at the time of such investment, of not less than Aaa by Moody’s and AAA by Standard & Poor’s;

(vi) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall meet or exceed the Short Term Rating Requirement; and

(vii) any other investments approved in writing by the Administrative Agent, provided, that so long as the Paying Agent holds any accounts established hereunder, each of the Eligible Investments may be purchased by the Paying Agent or through an Affiliate of the Paying Agent.

13

“Eligible Receivable”: On any date of determination, any Receivable which, upon the transfer thereof to the Borrower and becoming a part of the Collateral hereunder, satisfied (a) each of the eligibility requirements set forth on Schedule B hereto as of the date it was acquired by the Borrower and (b) the requirements of Section 4.2(g).

“Eligible Servicer”: CPS, as the Servicer, the Backup Servicer, or any entity which, at the time of its appointment as Servicer (a) is legally qualified and has the capacity to service the Receivables, (b) has demonstrated the ability to professionally and competently service a portfolio of motor vehicle retain installment obligations in accordance with high standards of skill and care and (c) is approved in writing by the Administrative Agent on behalf of the Lenders. The determination of the qualifications specified in clauses (a) and (b) of this definition shall be made at the sole and absolute discretion of the Administrative Agent on behalf of the Lenders.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“E-Vault Provider”: (x) eOriginal, Inc. or (y) any third-party provider of a technology platform on which the Electronic Vault operates acting in such capacity with the consent of the Administrative Agent.

“Excess Concentration Amount”: The aggregate amount by which (without duplication) the aggregate Principal Balance of Eligible Receivables sold to the Borrower under the Purchase Agreement exceeds any of the Concentration Requirements; provided, however, that in determining which Receivables to exclude for purposes of complying with any Concentration Requirement, the Borrower shall exclude Receivables starting with those having the most recent origination dates.

“Excess Spread”: For any date of determination, an annualized rate equal to

(i) the weighted average APR of all Eligible Receivables, minus

(ii) the blended average Applicable Interest Rate, minus

(iii) the Servicing Fee Percentage.

“Exchange Act”: The Securities Exchange Act of 1934.

“Excluded Receivables”: Any Receivables for which the Servicer or any of its Affiliates performs third party servicing functions and any bulk purchased Receivables that would not qualify as Eligible Receivables hereunder.

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)  withholding Taxes imposed on amounts payable to or for the account of a Recipient pursuant to a law in effect on the date on which such Recipient acquires such interest in the Loan or Commitment or changes its lending or other business office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Recipient's assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending or business office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(d) and (d) any withholding Taxes imposed under FATCA.

“Exported”: With respect to a Contract, the Servicer (acting at the written direction of the Administrative Agent) or the Administrative Agent has decommissioned the related Electronic Contract and the Authoritative Copy (in the case of an Electronic Contract that constitutes Electronic Chattel Paper) or the electronically authenticated original record (in the case of an Electronic Contract that does not constitute Electronic Chattel Paper), as applicable, of such Contract is printed out pursuant to a “Paper Out”™ within the meaning specified in the System Description. “Export” and “Exporting” shall have corollary meanings.

14

“Facility Limit”: On any date of determination, the sum of each Lender’s Commitment hereunder.

“Facility Termination Date”: With respect to any Lender Group, the date following the Termination Date on which all Aggregate Unpaids owing to such Lender Group have been indefeasibly paid in full, which in no event shall be later than the date that is eighteen (18) months following the Commitment Termination Date.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate”: For any specified period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as published in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the reasonable opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (New York City time).

“Fee Letter”: The Class A Fee Letter and/or the Class B Fee Letter, as applicable.

“Finance Charge Collections”: With respect to any Collection Period, the sum of the following amounts: (i) that portion of all collections on Receivables allocable to interest, late fees, insufficient funds check charges and related charges assessed against Obligors, (ii) Liquidation Proceeds to the extent allocable to interest due thereon in accordance with the Servicer’s customary servicing procedures, and (iii) the portion of the Release Prices representing accrued and unpaid interest received from the Borrower in respect of any Receivable that became an Ineligible Receivable during such Collection Period.

“Financed Vehicle”: An automobile, light truck, minivan or sport utility vehicle, together with all accessions thereto, securing an Obligor’s indebtedness under the respective Receivable.

“Financial Covenants”: The Servicer’s obligation to maintain, (x) as of each Determination Date, Available Liquidity of at least [***] and (y) as of the last Determination Date in each calendar quarter, Tangible Net Worth of at least an amount equal to the sum of (a) [***], plus (b) [***] of the positive net income of Seller and its consolidated Subsidiaries for each fiscal quarter in which net income was earned (not to be reduced with any net losses) during the period from June 30, 2025 through the date of determination. Any additional interest expense caused by derivative accounting treatment for any warrants issued by CPS shall be factored out of the positive net income in clause (b) above.

“Formation Documents”: The Certificate of Formation of the Borrower, dated as of July 17, 2025, filed with the Secretary of State of Delaware and the Limited Liability Company Agreement.

“Funded Debt”: With respect to Seller, all items that, in accordance with GAAP, consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Funded Debt is to be determined and which includes (i) indebtedness for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (v) reimbursement obligations with respect to any letters of credit and (vi) all amounts owing or to become owing in connection therewith.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

15

“Governmental Authority”: With respect to any Person, any nation or government, any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Image File” means, with respect to each Contract, an electronic system data file that provides information for each item listed on Schedule H attached to this Agreement.

“Indebtedness”: With respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives.

“Indemnified Party”: As defined in Section 11.1.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower or the Servicer in respect of any Loan and all other payments made by the Borrower under this Agreement.

“Ineligible Receivable”: As defined in Section 5.5.

“Initial Advance”: The principal amount of Loans outstanding as of the Closing Date.

“Initial Cut-off Date”: October 14, 2025.

“Initial Receivable”: Each Receivable that is part of the Collateral on the Closing Date.

“Insolvency Event”: With respect to a specified Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60)consecutive days; or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts generally as they become due or the failure by such Person generally to pay its debts as such debts become due, or the voluntary suspension of payment of such Person’s obligations, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: With respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

16

“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Insurance Policy”: Insurance policy covering the Financed Vehicles or the Obligors.

“Insurance Proceeds”: Any amounts payable or any payments made under any Insurance Policy.

“Interest”: For any Collection Period and each Loan outstanding during such Collection Period, interest on the outstanding principal amount of such Loan computed pursuant to Section 2.6(a); provided, however, that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the Maximum Lawful Rate and (ii) no portion of any payment of Interest shall be considered to have been paid by any distribution if at any time such portion of such distribution is rescinded or must otherwise be returned for any reason.

“Interest Rate Conforming Changes”: With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investment Company Act”: The Investment Company Act of 1940.

“Lender”: Each Bank.

“Lender Group”: Any group of one or more related Banks, together with the related Lender Group Agent.

“Lender Group Agent”: For any Lender Group, the Person designated as the Lender Group Agent from time to time for such Lender Group pursuant to this Agreement or the related Assignment and Acceptance.

“Lender Group Agent Account”: For any Lender Group, the account maintained by the Lender Group Agent for such Lender Group, as set forth in the related Pricing Supplement and as changed from time to time by such Lender Group Agent in a written notice to the Borrower and the Servicer.

“Lender Group Limit”: For any Lender Group, the amount set forth therefor on Schedule A hereto, as such Schedule may be updated from time to time or the amount set forth on Schedule A to the related Assignment and Acceptance.

“Lender Group Principal Amount Outstanding”: On any date of determination, the aggregate principal amount outstanding on such day of the Loans made by the Lenders that are members of the related Lender Group.

“Lender Group Share”: For any Lender Group on any day, the percentage equivalent of a fraction the numerator of which is such Lender Group’s Lender Group Limit and the denominator of which is the Facility Limit on such day.

17

“Lender Principal Amount Outstanding”: For any Lender on any day, the aggregate principal amount of all Loans outstanding on such day owing to such Lender.

“Level I Trigger Event”: [***]

“Level II Trigger Event”: [***]

“Level III Trigger Event”: [***]

“Lien”: Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

“Limited Liability Company Agreement”: The Amended and Restated Limited Liability Company Agreement of Page Eleven Funding LLC, dated as of the date hereof, by and among CPS, as sole equity member and the independent manager.

18

“Liquidated Receivable”: Any Receivable (i) which has been liquidated by the Servicer through the sale of the Financed Vehicle or (ii) for which the related Financed Vehicle has been repossessed and 90 days have elapsed since the date of such repossession or (iii) as to which more than [***] of a Scheduled Payment of more than ten dollars shall have become 120 (or, if the related Financed Vehicle has been repossessed, 210) or more days delinquent as of the end of an Accrual Period, (iv) with respect to which proceeds have been received which, in the Servicer’s judgment, constitute the final amounts recoverable in respect of such Receivable or (v) the related Obligor has filed for bankruptcy under Federal or state law and the Servicer has determined that its loss is known. For purposes of this definition, a Receivable shall be deemed a “Liquidated Receivable” upon the first to occur of the events specified in items (i) through (v) of the previous sentence.

“Liquidation Proceeds”: All monies collected in connection with the disposition of any Financed Vehicle, from whatever source, securing a Liquidated Receivable, net of the sum of (x) any amounts reasonably expended by the Servicer in connection with the liquidation of such Financed Vehicle for the account of the Obligor and (y) any such amounts required by law to be remitted to the Obligor.

“Loan”: Any funding made by a Lender to the Borrower pursuant to this Agreement including any Bank Loan.

“Loan and Security Agreement”: As defined in the preamble

“Loan-to-Value Ratio”: With respect to any Receivable, the ratio, at the time of origination or acquisition by the Seller, of (i) the unpaid Principal Balance of such Receivable to (ii) (A) for used Financed Vehicles, the wholesale book value of the related Financed Vehicle as set forth in the Kelly Blue Book®, the NADA Official Used Car Guide® or the Black Book Wholesale Average Condition or (B) for new Financed Vehicles, the manufacturer’s invoice price.

“Lockbox”: A “Lockbox” described in a Lockbox Agreement, established by the Servicer with a Lockbox Processor, to which the Obligors with respect to all Receivables that are part of the Collateral send payment thereon, to be processed by the Lockbox Processor and deposited into the Collection Account within two (2) Business Days of receipt in the Lockbox.

“Lockbox Account:” The account maintained pursuant to Section 7.3(l) of the Loan and Security Agreement.

“Lockbox Agreement”: A remittance processing services agreement to be established on or prior to the Closing Date among the Servicer and the Lockbox Processor.

“Lockbox Processor”: The remittance processing agent which provides a Lockbox pursuant to a Lockbox Agreement, initially, Wells Fargo Bank, National Association, together with its successors and assigns in such capacity.

“Long-Term Rating Requirement”: A long-term unsecured debt rating of not less than A by Standard & Poor’s and not less than A2 by Moody’s.

“Majority-In-Interest”: At any time, (i) with respect to a Lender Group, any combination of Lenders that are members of such Lender Group whose aggregate Commitments [***] of such Lender Group’s Lender Group Limit and (ii) with respect to the Lenders, generally, any combination of Lenders whose aggregate Commitments exceed [***] of the Facility Limit.

“Managed Portfolio”: All Receivables owned and serviced by the Borrower Group, provided, that “Managed Portfolio” consists of subprime auto loans originated and serviced by CPS that have been originated under CPS loan programs (First Time Buyer, Mercury/Delta, Standard, Alpha, Alpha Plus, Super Alpha, Preferred and Meta) with similar characteristics as the auto loans securitized under the CPS 144A Securitization shelf.

“Master Electronic Collateral Control Agreement”: That certain Master Electronic Collateral Control Agreement, dated as of July 11, 2024, by and among Computershare Trust Company, National Association as custodian, each contract owner joined thereto, each secured party joined thereto, CPS and eOriginal, Inc. as electronic vault provider.

19

“Material Adverse Effect”: With respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, (ii) the validity or enforceability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of (a) a material portion of the Contracts, (b) a material portion of the Receivables, or (c) a material portion of the Collections or the security interests in the Financed Vehicles, (iii) the rights and remedies of the Administrative Agent and Secured Parties, (iv) the ability of such Person to perform its obligations under this Agreement or any Transaction Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or the Lenders’ interest in the Collateral.

“Maturity Date Extension”: As defined in Section 7.3(b)(i).

“Maximum Lawful Rate”: The highest rate of interest permissible under Applicable Law.

“MECCA Joinder”: that certain Joinder to the Master Electronic Collateral Control Agreement, entered into by the Borrower and the Administrative Agent.

“Monthly Extension Rate”: The number of extensions to the term of any Contracts granted during any Collection Period divided by the aggregate number of Contracts owned by the Borrower at the beginning of the Collection Period.

“Monthly Servicer Report”: As defined in Section 7.5(a), such report to be in substantially the form of Exhibit I.

“Moody’s”: Moody’s Investors Service, Inc.

“Net Eligible Receivables”: As of any day, an amount equal to the positive excess, if any, of (i) the aggregate Principal Balance of all Eligible Receivables on such day over (ii) the Excess Concentration Amount for the Eligible Receivables.

“Net Liquidation Proceeds”: With respect to a Liquidated Receivable, all amounts realized with respect to such Receivable during the Collection Period in which such Receivable became a Liquidated Receivable, net of (i) reasonable expenses incurred by the Servicer in connection with the collection of such Receivable and the repossession and disposition of the Financed Vehicle and the reasonable cost of legal counsel with the enforcement of a Liquidated Receivable and (ii) amounts that are required to be refunded to the Obligor on such Receivable; provided, however, that the Net Liquidation Proceeds with respect to any Receivable shall in no event be less than zero.

“Obligations”: All loans, advances, debts, liabilities and obligations for monetary amounts owing by the Borrower to the Secured Parties, the Administrative Agent, the Backup Servicer, the Custodian, the Paying Agent or any of their respective assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, fees, including any and all arrangement fees, loan fees, Interest, Unused Fees, and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.

“Obligor”: For any Receivable, each and every Person who purchased, co-purchased or refinanced a Financed Vehicle or any other person who owes payments under such Receivable.

“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate”: With respect to any Person, a certificate signed by any officer of such Person, and delivered to the Administrative Agent, or other applicable party hereunder.

20

“Opinion of Counsel”: With respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent or any other addressee thereof.

“Other Connection Taxes”: With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Owner of Record”: The owner of an Authoritative Copy (in the case of an Electronic Contract that constitutes Electronic Chattel Paper) or an electronically authenticated original record of an executed Contract (in the case of an Electronic Contract that does not constitute Electronic Chattel Paper), which, within the Electronic Vault System, is the Borrower.

“PATRIOT Act”: The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Paying Agent”: As defined in the preamble.

“Paying Agent Fee”: The amounts to be paid to the Paying Agent in accordance with the Custodian Fee Letter.

“Payment to Income Ratio”: For any Receivable, “VLPGIR” as reflected in the data tape fields delivered prior to each Addition Date, which amount shall represent the ratio, at the time of origination or acquisition by the Seller, of the contractual monthly payment amount of the Receivable, over the total gross monthly income of the Obligor.

“Perfection Date”: With respect to Consumer Lender Receivables, the date upon which the Seller has first priority perfected security interest in favor of the Seller in the related Financed Vehicle, which security interest has been validly assigned by the Seller to the Borrower which shall be no more than 120 days after the Closing Date or the Addition Date for such Receivable.

“Periodic Term SOFR Determination Day”: The meaning specified in the definition of “Term SOFR Loan.”

“Permitted Liens”: (i) Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement or any other Transaction Document and (ii) Liens for taxes and other governmental charges if such taxes or governmental charges shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

“Permitted Take-Out”: Any transaction, including a Securitization Transaction, undertaken by the Borrower in accordance with Section 2.14 with any other Person that provides for, directly or indirectly, the sale, assignment or other transfer by the Borrower of all or a portion of the Collateral to any other Person.

“Permitted Take-Out Date”: With respect to any Permitted Take-Out, the date upon which collateral is released from the Lien created under this Agreement in connection therewith.

“Permitted Take-Out Date Certificate”: A Certificate delivered by an Authorized Officer of the initial Servicer on the Permitted Take-Out Date (x) indicating that the requirements set forth in Section 2.14 of this Agreement for a Permitted Take-Out have been satisfied and (y) illustrating that, after giving effect to the proposed Permitted Take-Out, the Principal Amount Outstanding will not exceed the Borrowing Base.

“Permitted Take-Out Release”: A release executed pursuant to Section 2.13, substantially in the form of Exhibit G hereto.

21

“Person”: An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pledged Portfolio”: Each of the Receivables owned by the Borrower and pledged as Collateral hereunder.

“Post-Petition Receivable”: A Receivable that was originated while the Obligor under such Receivable was the subject of any federal, state or other bankruptcy, insolvency or similar proceeding.

“Potential Amortization Event”: An event which, but for the lapse of time or the giving of notice, or both, would constitute an Amortization Event.

“Potential Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“Principal Amount Outstanding”: On any date of determination, the positive excess, if any, of the sum of (i) the Initial Advance and (ii) the amount of any Subsequent Advance occurring on or prior to such date over the sum of (x) all Collections distributed to the Lenders in reduction of the Principal Amount Outstanding pursuant to Section 2.7 hereof on or prior to such date of determination and (y) draws from the Reserve Account distributed to the Lenders in reduction of the Principal Amount Outstanding.

“Principal Balance”: With respect to any Receivable, as of the close of business on the last day of a Collection Period, means the Amount Financed minus all Collections collected by the Servicer to and including such day with respect to such Receivable and applied by the Servicer in accordance with the Servicer’s customary servicing procedures to reduce the principal balance thereof provided, however, that the Principal Balance of any Receivable which is a “Defaulted Receivable” as defined herein shall be zero.

“Principal Collections”: For any Remittance Date, the sum of the following amounts with respect to the preceding Collection Period: (i) that portion of all collections on Receivables allocable to principal, (ii) Liquidation Proceeds attributable to principal in accordance with the Servicer’s customary servicing procedures, (iii) partial prepayments of any refunded item included in the Amount Financed, such as extended warranty protection plan costs, or physical damage, credit life, or disability insurance premiums, and (iv) the portion of the Release Prices representing the Principal Balance of each Receivable that became an Ineligible Receivable during such Collection Period, to the extent received from the Borrower during such Collection Period.

“Purchase Agreement”: The Purchase Agreement, dated as of the Closing Date, between the Seller and the Borrower, as such agreement may be amended from time to time pursuant to the terms thereof.

“Purchase Discount”: For any Receivable, “NETACQFEE” as reflected in the data tape fields delivered prior to each Addition Date, which amount shall represent the difference between the original Principal Balance of the related Receivable and the amount paid by the Seller to the Dealer for such Receivable (without giving effect to the Seller netting from such amount the first payment due with respect to such Receivable), taken as a percentage of the original Principal Balance of the related Receivable.

“Qualified Institution”: Means (a) the corporate trust department of any depository institution or trust company with a long-term issuer rating from S&P and Moody’s signifying investment grade, or (b) any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (A) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (B) is otherwise acceptable to the Administrative Agent and (ii) in the case of a depository institution whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified System”: Any of (i) an internal system maintained by and directly under the control of any of the Entity Group, (ii) the e-vault system maintained by E-Vault Provider and (ii) any other electronic vaulting system for electronic chattel paper which is satisfactory to the Administrative Agent.

“Ramp-up Period”: The period beginning on the date of any Securitization and ending on the conclusion of the Collection Period relating to the third Remittance Date following the date of such Securitization.

22

“Receivable”: Indebtedness owed to the Seller or the Borrower by an Obligor (without giving effect to any transfer hereunder) under a Contract included on the Receivables Schedule, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made with respect to a Financed Vehicle, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder; provided that no Receivable shall be released without the consent of the Administrative Agent.

“Receivable Receipt”: As defined in Section 9.9(b), such receipt to be substantially in the form attached hereto as Exhibit K.

“Receivables Schedule”: The schedule of Receivables attached hereto as Schedule C, as updated from time to time in connection with each Advance.

“Recipient”: A Lender Group Agent, a Lender, the Administrative Agent or other recipient of payments made by the Borrower in respect of any Loan or any other payments made by the Borrower under this Agreement.

“Reduction Notice”: As defined in Section 2.2(a).

“Register”: As defined in Section 13.1(d).

“Registrar of Titles”: With respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

“Reinstated Receivable”: Any Receivable which previously became a Defaulted Receivable, the Obligor of which has made payments on such Receivable sufficient to include all amounts previously delinquent and unpaid. A Receivable may only be determined to be a Reinstated Receivable once.

“Release Price”: An amount equal to the Principal Balance of each Receivable retransferred pursuant to Section 5.4, plus accrued and unpaid interest on such Receivable (at the related APR) and all Breakage Costs.

“Relevant Governmental Body”: The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Relevant UCC State”: The States of Delaware, New York, California and Minnesota.

“Remittance Date”: The 15th day of each calendar month or, if any such day is not a Business Day, the next Business Day, starting in November 2025.

“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA for which the thirty (30) day notice provision has not been waived.

“Request for Release of Custodian File”: A request to the Custodian for the release of physical Custodian Files in the form of Exhibit J attached hereto.

“Required Legend” shall mean a watermark notation applied by the Electronic Vault System to every page of an Electronic Contract that reads “Page Eleven Funding LLC, with Capital One, as the Administrative Agent, as secured party through its designated custodian Computershare Trust Company”.

“Required Lenders”: (a) At any time that the Class A Loans are outstanding, Lender Groups whose Lender Group Shares are, in the aggregate, in excess of two thirds of the Class A Commitment, (b) after the Class A Loans have been paid in full, Lender Groups whose Lender Group Shares are, in the aggregate, in excess of two thirds of the Class B Commitment.

23

“Required Reserve Account Balance”: An amount equal to the greater of (a) [***] of the aggregate Principal Balance of all Eligible Receivables, minus any Excess Concentration Amounts, and (b) [***]; provided further, however, on any day on which the Principal Amount Outstanding is [***], the Required Reserve Account Balance shall be [***].

“Required Reserve Account Balance Shortfall”: On any Remittance Date, an amount equal to the greater of (x) [***] and (y) the amount by which the Required Reserve Account Balance exceeds the amount on deposit in the Reserve Account on such Remittance Date.

“Requirements of Law”: For any Person shall mean the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local (including usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System).

“Reserve Account”: As defined in Section 2.10(b).

“Reserve Account Amount”: On any day, the amount on deposit in the Reserve Account.

“Responsible Officer”: When used with respect to any Person, any officer of such Person, including any president, vice president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, (and which, in the case of the Backup Servicer, Custodian and Paying Agent, shall be in the Corporate Trust Office of such Person), respectively, having direct responsibility for the administration of the Transaction Documents or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject.

“Retiring Lender”: As defined in Section 2.3(b).

“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Commitment Termination Date.

“Sanction” or “Sanctions”: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country”: At any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: At any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctioned Target”: Any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions Laws and Regulations”: (a) Any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC or the U.S. Department of State, and (b) any sanctions measures imposed by the United Nations Security Council, European Union or the United Kingdom.

24

“Schedule of Documents”: The schedule of documents attached hereto as Schedule E.

“Scheduled Payments”: Regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

“Secured Parties”: The Administrative Agent for the benefit of the Lenders.

“Securities Act”: The Securities Act of 1933.

“Securitization Transaction”: A term securitization of Receivables.

“Seller”: As defined in the preamble.

“Service Contract” means, with respect to a Financed Vehicle, any third-party service contracts entered in by, or on behalf of, the Seller or Servicer.

“Servicer”: As defined in the preamble.

“Servicer File”: Each of the following documents:

(i) a true and correct copy of the fully executed original of the Receivable;

(ii) the original credit application, or a physical or electronic copy thereof;

(iii) if such Receivable was not originated in a state in which the Obligor may maintain possession of the certificate of title, a true and correct copy of the original certificate of title with respect to the related Financed Vehicle;

(iv) if such Receivable was originated in a state that provides the Obligor may maintain possession of the certificate of title and the Custodian does not maintain possession of the certificate of title, a true and correct copy of the Lien Certificate showing the Seller as sole lienholder, provided, that if the original lien certificate has not yet been received by the Custodian, a copy of the application therefor showing the Seller as secured party or a dealer guaranty of title shall suffice for purposes of clauses (iii) and (iv);

(v) any agreement(s) modifying the Receivable (including, without limitation, any extension agreement(s));

(vi) a copy of the Receivable for any supplemental warranty purchased with respect to the Financed Vehicle;

(vii) acceptable vehicle valuation documentation consisting of the dealer invoice or sticker for new cars and reference to the most recently published National Automobile Dealers Association Used Car Price Guide or Kelly Blue Book or similar vehicle valuation document, based on year, make and model of the related Financed Vehicle for used cars and

(viii) any documents specifically relating to the Obligor or the Financed Vehicle maintained by the Seller or its designee in its servicing files as of the date hereof.

The documents referred to above may be maintained in microfiche or electronic form.

“Servicer Termination Event”: As defined in Section 7.9.

“Servicer Termination Notice”: As defined in Section 7.10.

25

“Servicing Guidelines”: With respect to the initial Servicer, the policies of the Servicer relating to the maintenance of Contracts and collection of Contracts, attached hereto as Exhibit D as amended, modified, restated, replaced or otherwise supplemented from time to time within the applicable limitations of this Agreement or, with respect to any Successor Servicer, the customary credit and collection policies of such Successor Servicer.

“Servicing Fee”: The fee payable to the Servicer in accordance with Section 2.11(a).

“Servicing Fee Rate”: [***]; provided, however, that if a Successor Servicer is appointed, the Servicing Fee Rate shall be equal to the greater of 3.50% per annum and such other percentage approved by the Administrative Agent.

“Short-Term Rating Requirement”: A short-term unsecured debt rating of not less than A-1 by Standard & Poor’s and not less than P-1 by Moody’s.

“SOFR”: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor”: A rate of interest equal to [***].

“Solvent”: As to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable Liabilities of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“State”: Any state of the United States or the District of Columbia.

“Subsequent Advance”: Each Advance made after the Closing Date.

“Subsequent Receivable”: Each Receivable other than an Initial Receivable.

“Subservicer”: As defined in Section 7.3(c).

“Subservicing Agreement”: As defined in Section 7.3(c).

“Subsidiary”: With respect to a Person, any entity with respect to which more than [***] of the outstanding voting securities shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Substitute Receivable”: One or more Eligible Receivables not previously a part of the Collateral substituted for an Ineligible Receivable pursuant to Section 5.4 with an aggregate Principal Balance and APR at least equal to that of the Ineligible Receivable being so substituted.

26

“Successor Servicer”: The Backup Servicer or any other Eligible Servicer who succeeds to the authority, power, obligations and responsibilities of the Servicer hereunder in accordance with the provisions of Article Seven.

“Supporting Obligation” has the meaning given to such term in Section 9-102(a)(77) of the UCC.

“System Description”: The written description of the Electronic Vault System provided by the Electronic Vault Provider and referenced in the Master Electronic Collateral Control Agreement.

“Tangible Net Worth”: With respect to any Person, the net worth of such Person calculated in accordance with GAAP after subtracting therefrom the aggregate amount of such Person’s deferred tax assets and intangible assets, including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Targeted Monthly Principal Payment”: With respect to each Remittance Date (a) occurring prior to the occurrence of a Termination Event, the amount necessary to reduce the Principal Amount Outstanding to the Borrowing Base and (b) occurring on and after the occurrence of a Termination Event, an amount equal to the Principal Amount Outstanding.

“Tax or Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.

“Termination Date”: The earlier to occur of (i) the Commitment Termination Date, and (ii) the date of the declaration of the Termination Date pursuant to Section 10.1(a)(i), following the occurrence of a Termination Event.

“Termination Event”: As defined in Section 10.1(a).

“Term SOFR Loan”: The Term SOFR Reference Rate for an applicable tenor of one (1) month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Collection Period, as such rate is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the immediately preceding proviso) shall ever be less than the Floor Rate, then Term SOFR shall be deemed to be the Floor Rate.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest by reference to Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for an applicable tenor of one (1) month.

“Transaction Documents”: This Agreement, the Limited Liability Company Agreement, the Purchase Agreement, the Fee Letter, the Custodian Fee Letter, the MECCA Joinder, and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.

27

“Turbo Event”: Any of (i) the failure of the Borrower to comply with its obligations to engage in a Securitization Transaction beyond 270 days after the most recent Securitization Transaction or (ii) as of the last day of each calendar quarter during the Revolving Period, the failure of CPS to have sold to the Borrower, for inclusion in the Collateral, not less than [***] of all automobile receivables originated or acquired from Dealers by CPS or its Affiliates in the ordinary course of business consistent with CPS’s past securitizations (and which may include receivables acquired by CPS in a clean-up call of existing CPS-sponsored Securitizations).

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code or UCC”: The Uniform Commercial Code as adopted in the Relevant UCC State.

“United States”: The United States of America.

“Unused Fee”: The Class A Unused Fee together with the Class B Unused Fee.

“U.S. Government Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime”: Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Yield Protection Reimbursement Amount”: An increase in the cost to an Indemnified Party with respect to this Agreement, the Loans, the Principal Amount Outstanding, the Collateral or the obligations of such Indemnified Party hereunder by an amount deemed material to such Indemnified Party due to the occurrence of a Yield Protection Reimbursement Event. The Borrower shall, within thirty (30) days after demand by the related Indemnified Party, pay to such Indemnified Party such Yield Protection Reimbursement Amount on an after-tax basis (with respect to Taxes imposed by any jurisdiction); provided that no such amount shall be payable with respect to any period commencing more than thirty (30) days prior to the date such Indemnified Party first notified the Borrower of its intention to demand compensation therefor.

“Yield Protection Reimbursement Event”: The adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law) which:

(i) subjects any Indemnified Party to any tax, duty or other charge (other than Excluded Taxes, Indemnified Taxes and Connection Income Taxes) with respect to this Agreement, the Loans, the Principal Amount Outstanding, the Collateral or payments of amounts due hereunder,

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting, or

(iii) imposes upon any Indemnified Party any other expense (including reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing),

28

with respect to this Agreement, the Loans, the Principal Amount Outstanding, the Collateral or payments of amounts due hereunder or otherwise in respect of this Agreement, the Loans, the Principal Amount Outstanding or the Collateral.

Section 1.2.	Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP.

Section 1.3.	Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.4.	Interpretation.

When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (ix) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (x) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.

Section 1.5.	Coordination of Requests.

The Lenders and the Administrative Agent will make commercially reasonable efforts to coordinate any requests to the Borrower and/or the Servicer for information, reports, data, analyses, dates for any requested site visits or audits or any other deliverables or accommodations to be made by the Borrower and/or the Servicer to the Lenders and/or the Administrative Agent pursuant to the terms of this Agreement.

Article II

Loans

Section 2.1.	Advances.

(a) On the terms and conditions set forth herein, including this Section and Article Four, the Borrower may from time to time on any Business Day during the Revolving Period, request that an Advance under this Agreement be made to it on an Advance Date. No later than 1:00 p.m. (New York, New York time) one (1) Business Day prior to a proposed Advance Date, the Borrower shall notify the Administrative Agent and each Lender Group Agent of such proposed Advance Date and Advance by delivering to the Administrative Agent and each Lender Group Agent:

(i) an Advance Request, which will include, among other things, the proposed Advance Date, calculations of the Class A Borrowing Base and the Class B Borrowing Base (calculated as of the Determination Date occurring in the calendar month immediately preceding the calendar month during which such Advance Request is submitted, or with respect to Receivables added to the Collateral following such Determination Date, but prior to or on such date of submission of the related Advance Request, the related Cut-off Date) and the principal amount of the Advance requested, which shall be in an amount not less than [***]; and

29

(ii) an updated Receivables Schedule that includes each Receivable that is the subject of the proposed Advance and such other information as any Lender Group Agent may reasonably request with respect to the related Advance;

If any such Advance Request is delivered to any Lender Group Agent after 1:00 p.m. (New York, New York time) one (1)Business Day prior to the proposed Advance Date, such Advance Request shall be deemed to be received prior to 1:00 p.m. (New York, New York time) on the next Business Day and the proposed Advance Date of such proposed Advance shall be deemed to be the first Business Day following such deemed receipt. Each Advance Request shall include a representation by the Borrower that the requested Advance will not, on the Advance Date, exceed the applicable Available Amount and a representation that all conditions precedent to the making of such Advance have been satisfied. Any Advance Request shall be irrevocable.

(b) Each Lender Group shall advance an amount equal to the amount of any Advance requested by the Borrower multiplied by such Lender Group’s then-applicable Lender Group Share, subject to the conditions contained herein, such that the aggregate of all Lender Groups’ advances in response to such request equal the amount of the Advance so requested. Each Advance hereunder shall consist of Loans made by each Lender Group.

(c) Each Lender Group’s Loan with respect to a requested Advance shall be made available to the Borrower, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 1:00 p.m. (New York, New York time) on the applicable Advance Date, by deposit of immediately available funds to the account of the Borrower or to such other account, at the Borrower’s written direction. The amount of such Loan shall equal, for each Lender Group member, such Person’s Commitment Percentage of its Lender Group Share of the principal amount of the requested Advance. Any Lender Group Agent for a Lender Group that either (i) fails to make any Loan with respect to a requested Advance as of such time on the applicable Advance Date or (ii) intends not to make any funds available for any requested Advance shall promptly notify the Borrower of such failure or intention.

(d) In no event shall:

(i) any Lender be required on any date to fund a Loan that would cause (A) the Principal Amount Outstanding, determined after giving effect to such Advance, to exceed the Facility Limit or (B) such Lender Group’s portion of the Principal Amount Outstanding, determined in accordance with such Lender Group’s Lender Group Share, determined after giving effect to such Advance, to exceed such Lender Group’s Lender Group Limit;

(ii) any Lender be obligated to fund any Advance, to the extent that the Principal Amount Outstanding after giving effect to such Advance would exceed the Borrowing Base (calculated as of the date of such Advance after giving effect to all additional Eligible Receivables to be acquired by the Borrower on such date);

(iii) the amount of any Advance exceed the applicable Available Amount on such day;

(iv) more than one Advance be funded on any Business Day; or

(v) any Lender be required to advance any Loan or portion thereof which was properly requested from and for which the advance thereof was the responsibility of another Lender Group, but which was not advanced by such Lender Group as of the requested Advance Date.

(e) Amounts repaid under this Agreement may be reborrowed during the Revolving Period.

Section 2.2.	Reductions of the Facility Limit.

(a) At any time the Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent and each Lender Group Agent, reduce the unused portion of the Facility Limit (each such notice, a “Reduction Notice”). Each partial reduction shall be in a minimum aggregate amount of [***] or integral multiples of [***] in excess thereof; provided, however, that in no event shall the Facility Limit be reduced to less than [***]. Reductions of the Facility Limit pursuant to this Section 2.2(a) shall reduce the Lender Group Limit of each Lender Group on a pro rata basis such that, after giving effect to a reduction, each Lender Group’s Lender Group Share is unchanged and, within each Lender Group, on a pro rata basis among the Lenders in such Lender Group with outstanding Loans. Any request for a reduction in the Facility Limit shall be irrevocable. Only one (1) Reduction Notice shall be outstanding at any time.

30

(b) On any date of determination on or after the Commitment Termination Date or after the occurrence of an Amortization Event and prior to the occurrence of a Termination Event, the Lender Group Limit of each Lender Group shall be automatically reduced to an amount equal to the Principal Amount Outstanding as of such date multiplied by such Lender Group’s Lender Group Share as of such date. Upon the occurrence of a Termination Event, the Lender Group Limit of each Lender Group shall be automatically reduced to zero.

Section 2.3.	Extensions of Commitments.

(a) So long as no Termination Event or Amortization Event has occurred, the Borrower may request in a writing sent to each Lender Group Agent (with a copy to the Administrative Agent) no more than 365 nor fewer than 120 days prior to the applicable Commitment Termination Date that each Lender extend the Commitment Termination Date for an additional period to a date specified in such request, which request will be granted or denied by each Lender in its sole discretion. Not later than thirty (30)days following receipt by a Lender Group Agent of any such request, each Lender Group Agent shall notify the Borrower of the willingness or refusal of the related Lenders to so extend the Commitment Termination Date. If all Lender Group Agents shall have agreed to extend the Commitment Termination Date and no Termination Event shall have occurred and be continuing prior to the then-applicable Commitment Termination Date, the Commitment Termination Date then in effect shall be extended to the date specified in such request.

(b) If any Lender refuses to extend the Commitment Termination Date (any such Lender, a “Retiring Lender”), then:

(i) the Borrower may propose an Eligible Assignee or multiple Eligible Assignees to be the assignee or assignees to which the Retiring Lender or Retiring Lenders shall assign the Retiring Lender’s Commitment or the Retiring Lenders’ Commitments, as applicable, in accordance with Section 13.1, but only if such Eligible Assignee is or such Eligible Assignees are (x) acceptable to the remaining Lender or Lenders who agreed to extend the Commitment Termination Date (each such Lender, a “Continuing Lender”) and (y) providing a Commitment amount which, in the aggregate, equals or exceeds that of the Retiring Lender or Retiring Lenders; or

(ii) if the Available Amount attributable to the Continuing Lender or Continuing Lenders equals or exceeds the Lender Principal Amount Outstanding owing to the Retiring Lender or Retiring Lenders, then the Borrower may request that the Continuing Lender make a Loan or the Continuing Lenders make Loans, the proceeds of which shall be paid directly to the Retiring Lender or Retiring Lenders (in the case of multiple Retiring Lenders, on a pro rata basis, in accordance with each Retiring Lender’s Commitment Percentage in effect immediately prior to the advance of such Loan), in an amount equal to the outstanding principal amount of Loans then owing to each Retiring Lender; provided, however, that no such Continuing Lender shall be obligated to make such a Loan unless the Borrower has paid to the Retiring Lender or Retiring Lenders, in immediately available funds, all other Aggregate Unpaids then due and owing to such Retiring Lender or Retiring Lenders. The decision of each Continuing Lender to extend additional Loans to the Borrower and increase its Commitment under this clause (ii) shall be made in the sole and absolute discretion of each such Continuing Lender.

If a Retiring Lender is replaced pursuant to Section 2.3(b)(i) above, then the intended assignee of such Retiring Lender’s Loans and Commitments shall purchase the Loans of such Retiring Lender and such Retiring Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Retiring Lender, for a purchase price equal to the Retiring Lender’s Lender Principal Amount Outstanding plus any accrued but unpaid Interest on such Loans and all other Aggregate Unpaids owed to such Retiring Lender and any other amounts payable to such Retiring Lender under this Agreement, which purchase price shall be payable to such Retiring Lender in immediately available funds, and shall enter into an Assignment and Acceptance pursuant to which the intended assignee shall assume all the obligations of such Retiring Lender hereunder (including such Retiring Lender’s Commitment), and, upon such purchase and assumption (pursuant to such Assignment and Acceptance), such Retiring Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Retiring Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the assignee of such Retiring Lender shall succeed to the rights and obligation of such Retiring Lender hereunder.

31

Section 2.4.	[Reserved]

Section 2.5.	Optional Principal Repayments.

Subject to the terms and provisions of Section 2.13, the Borrower may, prior to the occurrence of a Termination Event, prepay all or a portion of the Principal Amount Outstanding on any Business Day, on two (2) Business Days’ prior notice to the Administrative Agent, each Lender Group Agent and the Paying Agent; provided, that the Borrower pays to each Lender, on the date of any such prepayment, such Lender’s pro rata allocable share of (a) Accrued Interest, and (b) all other Aggregate Unpaids (including all Breakage Costs) payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.1. Any notice of a prepayment shall be irrevocable.

Section 2.6.	Payments.

(a) The Borrower shall pay interest on the outstanding principal amount of each Loan for the period from the related Advance Date until the date that such Loan shall be paid in full. Interest shall accrue on each day during each Collection Period on the Principal Amount Outstanding on such day at the Applicable Interest Rate and be payable on each Remittance Date in accordance with Section 2.7, unless earlier paid pursuant to Section 2.5. The Borrower shall pay all amounts of Interest due and owing for any Collection Period as of the related Remittance Date regardless of whether or not the amount of Available Collections applied using the Settlement Procedures set forth in Section 2.7 is sufficient.

(b) Interest shall accrue on each day during each Collection Period on the Principal Amount Outstanding on such day and be payable on each Remittance Date in accordance with Section 2.7, unless earlier paid pursuant to Section 2.5. The Borrower shall pay all Interest due and owing for any Collection Period as of the related Remittance Date regardless of whether or not the amount of Available Collections applied using the settlement procedures set forth in Section 2.7 is sufficient.

(c) [Reserved].

(d) The principal of and Interest on each Loan shall be paid as provided herein.

(e) [Reserved].

(f) Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total Interest received by any Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

Section 2.7.	Settlement Procedures.

(a) On each Remittance Date occurring prior to the acceleration of the Loans following a Termination Event, the Paying Agent shall distribute the Available Collections for the prior Collection Period pursuant to the Monthly Servicer Report in the following order of priority:

(i) First, to the Servicer the Servicing Fee due with respect to the related Collection Period an amount equal to the amount of expenses due to be reimbursed pursuant to Section 7.2(e) hereof, and with respect to a Successor Servicer, any transition expenses due and owing to such Successor Servicer;

32

(ii) Second, pro rata, (A) to the Backup Servicer, the Backup Servicing Fee and any out-of-pocket expenses and indemnities owed to the Backup Servicer, (B) to the Custodian, the Custodian Fee and any out-of-pocket expenses and indemnities owed to the Custodian up to [***] per annum, (C) to the Paying Agent, the Paying Agent Fee and any out-of-pocket expenses and indemnities owed to the Paying Agent, and (D) to the Administrative Agent, any out of pocket expenses and indemnities or ancillary fees owed to the Administrative Agent;

(iii) Third, to the Lenders, pro rata, any Breakage Costs or Carrying Costs then due and owing;

(iv) Fourth, to the Class A Lenders, pro rata, (i) in respect of the accrued and unpaid interest on the Class A Loans, the Class A Lenders’ Interest Distributable Amount and (ii) an amount equal to Carrying Costs for the related Collection Period, the portion thereof to each Person entitled to receive such portion pursuant to the definition of Carrying Costs;

(v) Fifth, to the Class B Lenders, pro rata, (i) in respect of the accrued and unpaid interest on the Class B Loans, the Class B Lenders’ Interest Distributable Amount and (ii) an amount equal to Carrying Costs for the related Collection Period, the portion thereof to each Person entitled to receive such portion pursuant to the definition of Carrying Costs;

(vi) Sixth, to the Class A Lenders, the Class A Lenders’ Principal Distributable Amount for such Remittance Date;

(vii) Seventh, to the Class B Lenders, the Class B Lenders’ Principal Distributable Amount for such Remittance Date;

(viii) Eighth, to the Reserve Account, the Required Reserve Account Balance Shortfall;

(ix) Ninth, to the Backup Servicer, the Paying Agent and Custodian, as applicable, pro rata, in respect of reasonable out of pocket expenses thereof (including counsel fees and expenses) and indemnity payments from prior Collection Periods to the extent not paid thereto pursuant to Section 2.7(a)(ii) above;

(x) Tenth, pro rata, to any applicable Person, all other Aggregate Unpaids; and

(xi) Eleventh, to the Borrower, for its own account, any remaining amounts.

(b) Following the acceleration of the Loans after a Termination Event, any money or property collected by or on behalf of the Borrower pursuant hereto or any other Transaction Document, including amounts then on deposit in the Collection Account and the Reserve Account, shall be paid as follows:

(i) First, to the Servicer the Servicing Fee due with respect to the related Collection Period, an amount equal to the amount of expenses due to be reimbursed pursuant to Section 7.2(b) hereof and with respect to the Successor Servicer, any transition expenses due and owing to such Successor Servicer;

(ii) Second, pro rata, (A) to the Backup Servicer, the Backup Servicing Fee and any out-of-pocket expenses and indemnities owed to the Backup Servicer, (B) to the Custodian, the Custodian Fee and, any out-of-pocket expenses and indemnities owed to the Custodian, (C) to the Paying Agent, the Paying Agent Fee and any out-of-pocket expenses and indemnities owed to the Paying Agent and (D) to the Administrative Agent, any out-of-pocket expenses and indemnities or ancillary fees owed to the Administrative Agent;

(iii) Third, to the Lenders, pro rata, any Breakage Costs or Carrying Costs then due and owing;

(iv) Fourth, to the Class A Lenders, pro rata, (i) in respect of the accrued and unpaid interest on the Class A Loans, the Class A Lenders’ Interest Distributable Amount and (ii) an amount equal to Carrying Costs for the related Collection Period, the portion thereof to each Person entitled to receive such portion pursuant to the definition of Carrying Costs;

33

(v) Fifth, to the Class A Lenders for amounts due and unpaid on the Class A Loans in respect of principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Class A Loans in respect of principal, until the outstanding principal amount of the Class A Loans is reduced to zero;

(vi) Sixth, to the Class B Lenders, pro rata, (i) in respect of the accrued and unpaid interest on the Class B Loans, the Class B Lenders’ Interest Distributable Amount and (ii) an amount equal to Carrying Costs for the related Collection Period, the portion thereof to each Person entitled to receive such portion pursuant to the definition of Carrying Costs;

(vii) Seventh, to the Class B Lenders for amounts due and unpaid on the Class B Loans in respect of principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Class B Loans in respect of principal, until the outstanding principal amount of the Class B Loans is reduced to zero;

(viii) Eighth, to the Backup Servicer, the Paying Agent and the Custodian as applicable, pro rata, in respect of reasonable out of pocket expenses thereof (including counsel fees and expenses) and indemnity payments from prior Collection Periods to the extent not paid thereto pursuant to Section 2.7(a)(ii) above;

(ix) Ninth, pro rata, to any applicable Person, all other Aggregate Unpaids; and

(x) Tenth, to the Borrower, for its own account, any remaining amounts.

(c) If the Available Collections in respect of a Remittance Date are insufficient to pay the sum of the amounts to be distributed on such Remittance Date pursuant to clauses (i) through (vii) of Section 2.7(a), the Borrower (or the Servicer on its behalf) shall notify the Paying Agent and the Administrative Agent of such shortfall and shall direct the Paying Agent (in accordance with the Monthly Servicer Report) to cause the withdrawal of the amount of such shortfall from the Reserve Account, to the extent of amounts on deposit therein, and apply such amount to the payment of the items described in clauses (i) through (vii) of Section 2.7(a).

Section 2.8.	Repayment Obligation.

The Borrower promises to pay to each Lender, (i) upon the written request of such Lender’s Lender Group Agent, all Breakage Costs, the amount of which shall be determined by each Lender, set forth in a written notice to the Borrower and shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance herewith in accordance with the terms of this Agreement.

Section 2.9.	Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m. (New York, New York time) on the day when due in Dollars in immediately available funds to each Lender Group Agent at such Lender Group Agent’s Lender Group Agent Account, the details of which appear on the signature page hereto for each Lender Group Agent (in the case of the initial Lender Group Agents) or on the signature page to the related Assignment and Acceptance (in the case of the other Lender Group Agents).

(b) Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 12:00 p.m. (New York, New York time) such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

34

(c) If any Advance requested by the Borrower and approved by the Lender Group Agents pursuant to Section 2.1 is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund such Advance set forth in Section 2.1(a) on the date specified therefor, the Borrower shall indemnify each Lender Group Agent and each Lender against any reasonable loss, cost or expense incurred by such Lender Group Agent or such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender Group Agent or Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(d) All payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

(e) To the extent that (i) any Person makes a payment to the Borrower, the Servicer, the Custodian, the Backup Servicer, the Paying Agent, any Lender Group Agent, any Lender or the Administrative Agent or (ii) the Borrower, the Servicer, the Custodian, the Backup Servicer, the Paying Agent, any Lender Group Agent, any Lender or the Administrative Agent receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or United States federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the Borrower, the Servicer, the Custodian, the Backup Servicer, the Paying Agent, such Lender Group Agent, such Lender or the Administrative Agent, as the case may be.

Section 2.10.	Collections and Allocations; Investment of Funds.

(a) There shall be established on or before the Closing Date and maintained by the Paying Agent, for the benefit of the Administrative Agent on behalf of the Secured Parties, a segregated trust account to be named the “Collection Account” (the “Collection Account”), bearing a designation clearly indicating that all of the funds deposited therein are held for the benefit of the Administrative Agent on behalf of the Secured Parties. The parties hereto acknowledge that all amounts on deposit in the Collection Account shall be exclusively for the benefit of the Administrative Agent on behalf of the Secured Parties.

(b) There shall be established on or before the Closing Date, and maintained by the Paying Agent, for the benefit of the Administrative Agent on behalf of the Secured Parties, a segregated trust account to be named the “Reserve Account” (the “Reserve Account”), maintained by the Paying Agent, bearing a designation clearly indicating that all of the funds deposited therein are held for the benefit of the Administrative Agent on behalf of the Secured Parties. Subject to the terms hereof, the Paying Agent shall possess all right, title and interest in and to all funds deposited from time to time in the Reserve Account. Notwithstanding the foregoing, the Paying Agent shall not withdraw any funds from, or otherwise exercise control over, the Reserve Account, except as provided in this Agreement and the Paying Agent acknowledges that all amounts on deposit in the Reserve Account shall be held by the Paying Agent exclusively for the benefit of the Administrative Agent on behalf of the Lenders.

(c) On each Remittance Date during the Revolving Period, the Servicer shall direct the Paying Agent pursuant to the Monthly Servicer Report to withdraw from the Reserve Account the amount, if any, to be applied in accordance with Section 2.7. On and after the Termination Date, all amounts on deposit in the Reserve Account shall be applied by the Paying Agent as directed in writing by the Administrative Agent. On and after the Facility Termination Date, all amounts on deposit in the Reserve Account shall be applied as directed by the Borrower.

(d) To the extent there are uninvested amounts on deposit in the Collection Account and/or the Reserve Account, such amounts shall be invested in Eligible Investments that mature no later than the Business Day before the next Remittance Date, which Eligible Investments shall be selected (i) prior to the occurrence of any Termination Event, by the Borrower or (ii) from and after the occurrence of any Termination Event, by the Administrative Agent. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower.

35

(e) All earnings on amounts in the Collection Account shall remain on deposit in the Collection Account. All earnings on amounts in the Reserve Account shall (i) to the extent necessary, remain on deposit in the Reserve Account until the amount on deposit therein is equal to or greater than the Required Reserve Account Balance and (ii) be deposited into the Collection Account if the amount on deposit in the Reserve Account is greater than the Required Reserve Account Balance after giving effect to all withdrawals and deposits to the Reserve Account on any Remittance Date.

(f) The parties hereto agree that (i) each of the Accounts is a “securities account” (within the meaning of Section 8-501(a) of the UCC), in respect of which the Paying Agent is the “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC) and the Borrower is the “entitlement holder” (within the meaning of Section 8-102(a)(7) of the UCC); (ii) each item of property (including cash) of the Borrower credited to an Account shall be treated as a “financial asset” (within the meaning of Section 8-102(a)(9) of the UCC); (iii) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110(e) of the UCC) with respect to each of the Accounts shall be New York; and (iv) the law in force in the State of New York is applicable to all issues specified in Article 2(1) of “The Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary”, ratified Sept. 28, 2016, S. Treaty Doc. No. 112-6 (2012)” (the “Hague Securities Convention”). The Paying Agent represents and warrants that at the time that this agreement is entered into, the Paying Agent had a physical office in the United States that satisfied the criteria set forth in Article 4(1)(a) or (b) of the Hague Securities Convention. The Paying Agent agrees that, at all times while this Agreement is in effect, it shall maintain a physical office in the United States that satisfies the criteria set forth in Article 4(1)(a) or (b) of the Hague Securities Convention. Notwithstanding the intent of the parties hereto, to the extent that any Account shall be determined to constitute a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC), the parties hereto agree that the Qualified Institution then holding the Accounts (A) shall treat the Paying Agent as such Qualified Institution’s sole “customer” (within the meaning of Section 9-104 of the UCC) with respect to such deposit account, and (B) shall comply with instructions from the Paying Agent, without any consent by the Borrower or any other Person. The parties hereto acknowledge and agree that each of the Accounts is subject to the sole dominion and control (within the meaning of Section 8-106 of the UCC) of Paying Agent, subject to the terms hereof. The Paying Agent shall have the sole right of withdrawal with respect to each Account in accordance with the terms of this Agreement. The Borrower shall not have a right of withdrawal with respect to any Account. The Paying Agent, subject to the terms of this Agreement, shall comply with all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) with respect to all “securities entitlements” (as defined in Section 8-102(a)(17) of the UCC) related to the Accounts, including any entitlement orders and instructions directing disposition of funds financial assets, or other assets in each of the Accounts originated by the Paying Agent without further consent by the Borrower or any other party. The Paying Agent acknowledges and agrees that it has not entered into, and until the termination of this Agreement shall not enter into, any agreement with any Person other than the Borrower relating to any Account, and in each case any funds held therein, pursuant to which it has agreed, or will agree, to comply with orders or instructions of any other such Person. The parties hereto agree that this Section 2.10(f) shall constitute an account agreement for the purposes of the UCC, including Section 8-501 thereof.

(g) On or prior to the Closing Date or the applicable Advance Date (with respect to any Subsequent Receivables), the Borrower or the Servicer shall have instructed all Obligors to make all payments in respect of the related Receivables to the Lockbox.

(h) Each of the Servicer and the Borrower shall promptly (but in no event later than two (2) Business Days after the receipt thereof) deposit all Collections received by it in the Collection Account. The Servicer shall make such deposits or payments by electronic funds transfer, in immediately available funds.

(i) On the Closing Date and on each Advance Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-off Date and through and including the Closing Date or Advance Date, as the case may be, in respect of Receivables pledged on such date.

Section 2.11.	Fees.

(a) The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7, which fee shall be equal to the product of (x) the Servicing Fee Rate, (y) the average of the aggregate Principal Balance of the Eligible Receivables on the first day of the related Collection Period and on the last day of such Collection Period, and (z) 1/12th.

36

(b) The Custodian, Backup Servicer and Paying Agent shall be entitled to receive the Custodian Fee, Backup Servicing Fee and Paying Agent Fee, respectively, monthly in arrears in accordance with Section 2.7 and the Custodian Fee Letter.

(c) The Borrower shall pay to the Administrative Agent, on the Closing Date, all other amounts due and payable on the Closing Date pursuant to the Fee Letter in immediately available funds.

(d) The Borrower shall be ultimately responsible for and shall pay the full amount of any fee owing to any party under this Agreement as and when due if and to the extent that such fees are not fully paid after performing the settlement procedures set forth in Section 2.7 or otherwise under this Agreement.

Section 2.12.	Taxes.

(a) All payments made by the Borrower in respect of any Loan and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the appropriate withholding agent shall withhold or deduct such required amount and pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to a Lender Group Agent, a Lender or the Administrative Agent (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Indemnified Taxes (including any Indemnified Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding of Indemnified Taxes been deducted or withheld.

(b) The Borrower will indemnify any Recipient for the full amount of Indemnified Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Indemnified Taxes imposed by any jurisdiction on such Additional Amounts) paid by a recipient (as the case may be) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided, however, that any Recipient making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Recipient stating or otherwise evidencing that such Recipient has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made on the Remittance Date in the calendar month following the calendar month during which a Recipient (as the case may be) makes written demand therefor.

(c) As soon as reasonably practicable after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to each Lender Group Agent and the Administrative Agent, at its respective address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) Each Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower (and, in the case of a Lender Group Agent or a Lender, also to the Administrative Agent), on or before becoming a party hereto and at the time or times required by law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Recipient, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation as prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements; provided, however, other than with respect to the IRS tax forms and other information in Sections 2.12(d)(i) and (ii) below), the Recipient shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of such certificate, form or other document would have a Material Adverse Effect on such Recipient. Without limiting the generality of the foregoing:

(i) Each Recipient that is a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower (and, in the case of a Lender Group Agent or a Lender, also to the Administrative Agent) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Recipient is exempt from U.S. federal backup withholding.

37

(ii) Each Recipient that is not a “United States person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall, to the extent it is legally entitled to do so, deliver to the Borrower (and, in the case of a Lender Group Agent or a Lender, also to the Administrative Agent) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two (2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a tax certificate (any such certificate, a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (I) a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (II) a “10 percent shareholder” within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Credit Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Recipient is not the beneficial owner (for example, where such Lender or other recipient of payments is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of such Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable, or

(E) provide any forms, documentation or other information as shall be prescribed by the Internal Revenue Service to demonstrate that the relevant Lender has complied with the applicable reporting requirements of FATCA so that such payments made to such Lender hereunder would not be subject to U.S. Federal withholding taxes imposed by FATCA.

(e) Each Recipient agrees or is deemed to agree that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any Additional Amounts or indemnification for Taxes, it shall, to the extent not inconsistent with its internal policies of general application, use commercially reasonable efforts to minimize costs, expenses and other amounts incurred by it and payable by the Borrower pursuant to this Section 2.12.

(f) If the Borrower becomes obligated to pay any Additional Amounts to any Lender pursuant to Error! Reference source not found., then the Borrower may, within five (5) days thereafter, designate another bank that is acceptable to the Required Lenders (such other bank being referred to as a “Replacement Lender” for purposes of this Section 2.12(g)) to purchase the Loans of such Lender and such Lender’s rights hereunder in accordance with Section 13.1, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the Lender Principal Amount Outstanding for such Lender plus any accrued but unpaid Interest on such Loans and all other Aggregate Unpaids owed to such Lender and any other amounts payable to such Lender under this Agreement, which purchase price shall be payable to such Lender in immediately available funds, and shall enter into an Assignment and Acceptance pursuant to which the intended assignee shall assume all the obligations of such Lender hereunder (including such Lender’s Commitment), and, upon such purchase and assumption (pursuant to such Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligation of such Lender hereunder.

(g) Each Recipient agrees that if any form or certification it previously delivered pursuant to Section 2.12(d) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

38

(h) Within ten (10) Business Days of the written request of the Borrower therefor, each Recipient, as appropriate, shall execute and deliver to the Borrower, such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) a Recipient shall not be required to deliver such certificates, forms or other documents if in their respective sole discretion it is determined that the deliverance of such certificate, form or other document would have a Material Adverse Effect on the Administrative Agent, the applicable Lender Group Agent or the applicable Lender and (ii) the Borrower shall reimburse the Administrative Agent, the applicable Lender Group Agent or the applicable Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.

(i) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Recipient be required to pay any amount to Borrower pursuant to this paragraph (i) the payment of which would place Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Notwithstanding anything to the contrary in this Section 2.12, if the Internal Revenue Service determines that any Recipient is a conduit entity participating in a conduit financing arrangement as defined in Section 7701(l) of the Code and the regulations thereunder (a “Conduit Financing Arrangement”), then (i) the Borrower shall have no obligation to pay Additional Amounts or indemnify such Recipient for any Taxes with respect to any payments hereunder to the extent that the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Recipient shall reimburse the Borrower for any U.S. federal withholding Taxes for which the Borrower is held directly liable by virtue of such Conduit Financing Arrangement (and which would not have been owed but for the Conduit Financing Arrangement); provided that the Borrower (A) promptly forwards to the Recipient an official receipt of such documentation evidencing such payment, (B) contests such Taxes upon reasonable request of the Recipient and at such Recipient’s cost and (C) pays such Recipient within sixty days any refund of such Taxes (including interest thereon).

(k) Upon request from Paying Agent, the Borrower will provide such information that it may have to assist the Paying Agent in making any withholdings or informational reports.

Section 2.13.	[Reserved].

Section 2.14	Permitted Take-Outs.

(a) On any Business Day, the Borrower shall have the right to prepay all or any portion of the Principal Amount Outstanding, together with accrued and unpaid Interest thereon and any Breakage Costs associated therewith, and require the Administrative Agent to release its security interest and Lien on the related Collateral in connection with a Permitted Take-Out, subject to the satisfaction of the following terms and conditions:

(i) the Borrower shall have given the Administrative Agent, each Lender Group Agent and the Secured Parties, the Paying Agent and the Custodian at least two (2)) Business Days’ prior written notice of its intent to effect a Permitted Take-Out;

(ii) [Reserved].

39

(iii) unless a Permitted Take-Out is to be effected on a Remittance Date (in which case the relevant calculations with respect to such Permitted Take-Out shall be reflected on the applicable Monthly Servicer Report), the Servicer shall deliver to the Administrative Agent and each Lender Group Agent a Permitted Take-Out Date Certificate;

(iv) on the date of a release of Collateral pursuant to this Section 2.14 in connection with a Permitted Take-Out, the following shall be true and correct and the Borrower shall be deemed to have certified that after giving effect to the release to the Borrower of the related Collateral on the related Permitted Take-Out Date, (A) the representations and warranties contained in Sections 5.1 and 5.2 and Schedules F and G are true and correct, except to the extent relating to an earlier date, (B) no Potential Termination Event, Potential Amortization Event, Termination Event or Amortization Event has occurred and is continuing, (C) no selection procedures were utilized by the Borrower in connection with the Permitted Take-Out that are adverse to the interests of the Administrative Agent, the Lender Group Agents or the Lenders, subject to customary Securitization selection criteria and (D) after giving effect to such Permitted Take-Out, the Principal Amount Outstanding does not exceed the Borrowing Base;

(v) on the related Permitted Take-Out Date, each Secured Party shall have received, in immediately available funds, an amount equal to such Secured Party’s pro rata allocable share of the sum of (A) the portion of the Principal Amount Outstanding to be prepaid, (B) an amount equal to all unpaid Interest to the extent reasonably determined by any Secured Party to be attributable to that portion of the Principal Amount Outstanding to be paid to such Secured Party in connection with the Permitted Take-Out, (C) an aggregate amount equal to the sum of all other amounts then due and owing to the Administrative Agent or any Secured Party, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including Breakage Costs), to the extent reasonably determined by any Secured Party to be attributable to that portion of the Principal Amount Outstanding to be paid to such Secured Party in connection with the Permitted Take-Out and (D) all other Aggregate Unpaids then due and owing to the extent reasonably determined by any Secured Party to be attributable to that portion of the Principal Amount Outstanding to be paid to such Secured Party in connection with the Permitted Take-Out;

(vi) on or prior to each Permitted Take-Out Date, the Borrower shall have delivered to the Administrative Agent, the Custodian, each Lender Group Agent and each Lender (x) a list specifying all Contracts under which the Receivables to be released pursuant to such Permitted Take-Out arose and (y) an updated Receivables Schedule giving effect to such Permitted Take-Out; and

(vii) no Termination Event, Amortization Event, Potential Termination Event or Potential Amortization Event shall occur as a result of such Permitted Take-Out.

(b) The Borrower hereby agrees to pay the reasonable out-of-pocket legal fees and expenses of the Administrative Agent, the Lender Group Agents, the Lenders, the Custodian and the Paying Agent in connection with any Permitted Take-Out (including expenses incurred in connection with the release of the Lien of the Administrative Agent, the Lender Group Agents, the Lenders and any other party having such an interest in the Receivables in connection with such Permitted Take-Out).

(c) In connection with any Permitted Take-Out, on the related Permitted Take-Out Date, subject to satisfaction of the conditions referred to in Section 2.14(a), the Administrative Agent shall, at the expense of the Borrower (i) execute and deliver such instruments of release with respect to the portion of the Receivables (and the other related Collateral) to be released to the Borrower, including a Permitted Take-Out Release, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver (or cause to be delivered) any portion of the Receivables (and the other related Collateral) to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Custodian and the Servicer (or the Successor Servicer (as applicable)) to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent on the portion of the Receivables (and the other related Collateral) to be released to the Borrower and deliver to the Borrower such Receivables and related Collateral.

Section 2.15.	Electronic Documents.

For any Electronic Contract, any other term or provision of this Agreement to the contrary notwithstanding:

40

(a) Any requirement in this Agreement that the Borrower make delivery of, deliver, or provide an original or copy of any Custodian File document shall be deemed satisfied with respect to any Custodian File document which constitutes electronic chattel paper (as defined in the UCC) if and to the extent that the Borrower maintains the sole authoritative copy (as referred to in Section 9-105 of the UCC) of such Custodian File document on an Electronic Vault System over which the Custodian has and maintains “control” (as defined in Section 9-105 of the UCC as in effect in the State of New York) on behalf and for the benefit of the Administrative Agent as secured party.

(b) For the avoidance of doubt, if any Custodian File or Custodian File document is no longer maintained on the Electronic Vault System, then the terms and conditions of this Section 2.15 shall no longer be applicable to such Custodian File or Custodian File document.

Section 2.16.	[Reserved]

Section 2.17.	Illegality.

If any Lender determines that any federal, state or local law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to Term SOFR, or to determine or charge interest based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans, on the last day of the Collection Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay Accrued Interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.8.

Article III

Security

Section 3.1	Collateral.

(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Applicable Law. As security for the prompt and complete payment of the Loans and the performance of all of the Borrower’s Obligations under the Loans, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of the Borrower’s right, title and interest in, to and under, whether now owned or hereafter acquired::

(i) the Receivables listed in the Receivables Schedule attached hereto as Schedule C executed and delivered by the Seller on the Closing Date, or any Addition Date, (including, without limitation, (A) all Scheduled Payments and other amounts received with respect to the Contracts from the opening of business on the day after the Cut-Off Date and (B) the right to service such Contracts);

(ii) all monies received under the Receivables after the related Cutoff Date and all Net Liquidation Proceeds received with respect to the Receivables after the related Cutoff Date;

(iii) the security interests in the Financed Vehicles and any accessions thereto granted by Obligors pursuant to the related Contracts and any other interest of the Seller in such Financed Vehicles, including, without limitation, the Certificates of Title with respect to such Financed Vehicles;

41

(iv) all security deposits and other collateral provided by an Obligor as collateral security for its obligation under the related Contract;

(v) any proceeds from claims on any Insurance Policies or certificates relating to the Financed Vehicles securing the Receivables or the Obligors thereunder;

(vi) all proceeds from recourse against Dealers with respect to the Receivables and all other rights (but none of the obligations) of the Seller arising out of or with respect to the Receivables under any agreements with Dealers;

(vii) refunds for the costs of extended service contracts with respect to Financed Vehicles securing the Receivables, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or certificates covering an Obligor or Financed Vehicle under a Receivable or his or her obligations with respect to a Financed Vehicle and any recourse to Dealers for any of the foregoing;

(viii) all instruments, chattel paper, Certificates of Title and other documents contained in the Custodian Files and Servicing Files relating to the Contracts, together with the Custodian File related to each Receivable and all other documents that the Seller keeps on file in accordance with its customary procedures relating to the Receivables for Obligors of the Financed Vehicles;

(ix) the Data File and the Image File;

(x) all amounts and property from time to time held in or credited to the Collection Account or Lockbox Account;

(xi) all property (including the right to receive future Net Liquidation Proceeds) that secures a Receivable that has been acquired by or on behalf of the Seller or the Purchaser pursuant to a liquidation of such Receivable;

(xii) the proceeds from any Servicer’s errors and omissions policy or fidelity bond, to the extent such proceeds relate to any Receivable, Financed Vehicle or other Collateral;

(xiii) the right to recover any Cram Down Losses;

(xiv) all Service Contracts; and

(xv) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing. ((i) through (xv), collectively, the “Collateral”).

As security for the prompt and complete payment of the Loans and the performance of all of Borrower’s Obligations under the Loans, this Agreement and the other Transaction Documents, the Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in and continuing Lien on all of Borrower’s right, title and interest in, to and under the Reserve Account and all Eligible Investments, securities, instruments and other financial assets (as defined in Section 8-102(a)(9) of the UCC) credited to the Reserve Account and the proceeds thereof. The foregoing pledge does not constitute an assumption by the Administrative Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement and instrument relating to the Collateral, including any obligation to make future advances to or on behalf of such Obligors.

42

(b) In connection with such pledge, the Borrower agrees to allow the Administrative Agent to record and file, at Borrower’s expense, financing statements with respect to the Collateral now existing and hereafter created for the transfer of chattel paper, accounts and general intangibles (each as defined in Article 9 of the UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Administrative Agent in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing (which may, for purposes of this Section 3.1, consist of telephone confirmation of such filing) to the Administrative Agent, the Lender Group Agents and the Lenders on or prior to the Closing Date. In addition, the Borrower agrees to clearly and unambiguously mark its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables have been pledged to the Administrative Agent hereunder.

(c) In connection with the grant of the security interest pursuant to this Section 3.1, the Borrower agrees to direct CPS, as the Servicer, to clearly and unambiguously mark in its computer files described in the preceding paragraph that an undivided interest in the Receivables created in connection with the Receivables has been pledged to the Administrative Agent pursuant to this Agreement. The Borrower shall deliver to the Administrative Agent a computer file or microfiche list containing a true and complete list of all such Receivables, identified by account number and principal balance as of the end of the Collection Period ending immediately prior to the Closing Date. Such file or list shall be marked as the Receivables Schedule attached hereto as Schedule C, delivered to the Administrative Agent as confidential and proprietary information, and is hereby incorporated into and made a part of this Agreement. The Borrower agrees to deliver to the Administrative Agent at such times as requested by the Administrative Agent in connection with a third-party’s request to review the Receivables Schedule, as provided in the financing statement filed by the Administrative Agent under the UCC, a computer file or microfiche list containing a true and complete list of all Receivables, including all Receivables created on or after the Initial Cut-Off Date, in existence as of the later of (x) the last day of the prior Collection Period, (y) the most recent Addition Date or (z) the most recent Take-Out Date by account number and by Principal Balance as of such day or date. Such updated and revised file or list shall be marked as the Receivables Schedule, delivered to the Administrative Agent as confidential and proprietary information, shall replace the previously delivered Receivables Schedule, and shall be incorporated into and made a part of this Agreement. The Borrower agrees to direct the Servicer, by the end of each Collection Period to indicate clearly and unambiguously in its computer files that an undivided interest in the Receivables has been pledged to the Administrative Agent pursuant to this Agreement. The Secured Parties shall have the right to request the Borrower to deliver or cause to be delivered to such parties a new perfection opinion with respect to the Collateral in the event of a change in the law addressed pursuant to such opinion. Each Lender Group Agent shall be upon request by such Lender Group Agent provided with each of the Receivables Schedules delivered hereunder.

(d) The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(e) Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.

Section 3.2.	Release of Collateral; No Legal Title.

(a) At the same time as any Contract (i) expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Contract and the related Collateral. In connection with any sale of a related Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above, after the deposit by the Servicer of the proceeds of such sale into the Collection Account, the Administrative Agent will at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.3(h) with respect to the proceeds of any such sale.

43

(b) Upon the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.

(c) The Administrative Agent will not (except as may result from the exercise of its remedies hereunder), have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.

Section 3.3.	Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.

(a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Administrative Agent may deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.

(b) If the Borrower fails to perform any of its obligations under this Section 3.3 after notice from the Administrative Agent or any Secured Party, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided herein. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Receivables and the other Collateral. This appointment is coupled with an interest and is irrevocable.

Section 3.4.	Collateral Assignment of the Purchase Agreement.

The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has collaterally assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Purchase Agreement. The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement. The Borrower further confirms and agrees that such collateral assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Administrative Agent and the Secured Parties pursuant to such collateral assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Seller pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement shall be continuing and shall survive any termination of such collateral assignment.

Section 3.5.	Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

44

Article IV

Conditions of Closing Date and Advances

Section 4.1.	Conditions to Closing Date.

The Closing Date shall not occur, nor shall any Lender Group Agent, any Lender, the Administrative Agent or the Custodian be obligated to take, fulfill or perform any other action hereunder, until, all of the following conditions have been satisfied, in the sole discretion of the Administrative Agent:

(a) Each Transaction Document, together with all amendments thereto, shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received (i) satisfactory evidence, which may be in the form of an Opinion of Counsel or Officer’s Certificate, that the Borrower, the Servicer, the Seller and the Custodian have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement, and each Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower, the Servicer, the Seller and the Custodian in form and substance satisfactory to the Administrative Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse of the Administrative Agent or any Secured Party against the Seller or the Borrower for a breach or the Seller’s as the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.

(c) The Administrative Agent shall have received an Officer’s Certificate of (1) the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Agreement and certifying that attached thereto is a true, correct and complete copy of (i) the certificate of formation or comparable Governing Documents, if any, of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in the Borrower’s jurisdiction of organization, (ii) the Governing Documents of the Borrower as in effect on the date of such certifications, (iii) resolutions duly adopted by the board of directors or comparable governing body of the Borrower authorizing, as applicable, the transactions contemplated hereunder and the execution, delivery and performance of this Agreement, and (iv) certificates as of a recent date of the good standing or active status, as applicable, of the Borrower under the laws of its jurisdiction of organization, and (2) the Servicer and the Seller certifying as to the incumbency and genuineness of the signature of each officer of the Servicer and the Seller, as applicable, executing this Agreement and/or the other Transaction Documents as applicable and certifying that attached thereto is a true, correct and complete copy of (i) the certificate of formation or comparable Governing Documents, if any, of the Servicer or the Seller and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in the Servicer’s or the Seller’s jurisdiction of organization, (ii) the Governing Documents of the Servicer and the Seller as in effect on the date of such certifications, (iii) resolutions duly adopted by the board of directors or comparable governing body of the Servicer and the Seller authorizing, as applicable, the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and/or the other Transaction Documents as applicable, and (iv) certificates as of a recent date of the good standing or active status, as applicable, of the Servicer and the Seller under the laws of its jurisdiction of organization.

(d) The Borrower, the Servicer and the Seller shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to such compliance and other closing matters.

(e) The Borrower shall have paid all fees, if any, required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter.

(f) No Termination Event, Amortization Event, Potential Termination Event or Potential Amortization Event shall have occurred.

45

(g) No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(h) Each of the Entity Group has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by it and its respective subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Entity Group and, to the knowledge of each of the Entity Group, its respective subsidiaries, directors, senior executive officers or any officer with the ability to direct or control the Entity Group’s operations, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, except where it is not required to be disclosed or has been publicly disclosed. None of the Entity Group or, to the knowledge of the Entity Group, any of the Entity Group’s respective subsidiaries, directors, senior executive officers or any officer with the ability to direct or control the Entity Group’s operations is a Sanctioned Person. None of the Entity Group’s use of any Advance, use of proceeds or other transaction contemplated by this Agreement will directly (or to the Entity Group’s knowledge, indirectly) violate Anti-Corruption Laws or applicable Sanctions. The Borrower shall notify Lender in writing promptly after (x) receipt of written notice or (y) actual knowledge, in each case of any breach of this Section 4.1(h).

Section 4.2.	Conditions Precedent to All Advances.

Each request for an Advance by the Borrower to the Lender Group Agents shall be subject to the conditions set forth in Section 4.1 and the further conditions precedent that:

(a) With respect to any Advance (including the Initial Advance), the Borrower shall have delivered to each Lender Group Agent, on or prior to the date of such Advance in form and substance satisfactory to each Lender Group Agent, (i) an Advance Request and (ii) in the case of Receivables being added to the Collateral, a Receivables Schedule related thereto dated within no later than 1:00 p.m., New York City time on the day prior to the date of such Advance (other than the Initial Advance, in which case such items shall be dated within one (1) day prior to the date of such Initial Advance) and containing such additional information as may be reasonably requested by the Administrative Agent or any Lender Group Agent.

(b) On the date of such Advance, the following shall be true and correct and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance and pledge of Receivables:

(i) the representations and warranties contained in Sections 5.1 and 5.2 and Schedules F and G are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation and warranty expressly refers to an earlier date);

(ii) no event has occurred and is continuing, or would result from such transaction that constitutes (x) a Termination Event, Amortization Event, Potential Termination Event or Potential Amortization Event or (y) a Servicer Termination Event or any event that with the giving of notice of the lapse of time, or both, would constitute a Servicer Termination Event;

(iii) on and as of such day, after giving effect to such Advance, the principal amount of such Advance and the aggregate Principal Amount Outstanding of all Loans (taking into account any pending reductions to the aggregate Principal Amount Outstanding of Loans described in Section 2.7 hereof) does not exceed the Borrowing Base (calculated as of the date of such Advance after giving effect to all additional Eligible Receivables to be acquired by the Borrower on such date); and

(iv) on and as of each such day, the Borrower and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to be performed by it at or prior to such day;

(c) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loan by any Lender in accordance with the provisions hereof.

46

(d) No adverse selection procedures were used by the Borrower with respect to the Receivables.

(e) The Borrower has deposited into the Reserve Account an amount equal to the excess of (i) the Required Reserve Account Balance over (ii) the Reserve Account Amount, in each case calculated after giving effect to the conveyance of Receivables relating to such requested Advance.

(f) On the date of such transaction, the Administrative Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent may reasonably require.

(g) The Borrower shall have delivered within five (5) Business Days following the date of such Advance each related physical Custodian File to the Custodian and the Administrative Agent shall have received the related executed Receivable Receipt following the delivery of the Custodian Files.

Article V

Representations and Warranties

Section 5.1.	Representations and Warranties of the Borrower.

The Borrower represents and warrants as of the Closing Date and as of each Addition Date:

(a) Organization and Good Standing. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a foreign corporation in any state required in order to conduct its business, and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a Material Adverse Effect on the conduct of the Borrower’s business.

(c) Power and Authority; Due Authorization. The Borrower has the power and authority to execute and deliver this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Borrower and the consummation of the transactions provided for in this Agreement and the other Transaction Documents have been duly authorized by the Borrower by all necessary corporate action on the part of the Borrower.

(d) No Conflict. The execution and delivery of this Agreement and the other Transaction Documents, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Borrower or any Contractual Obligation of the Borrower.

(e) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Borrower, threatened, before any court, regulatory body, administrative agency, arbitrator or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or the other Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the other Transaction Documents or the Loans, (iii) seeking any determination or ruling that, individually or in the aggregate, in the reasonable judgment of the Borrower, would materially and adversely affect the performance by the Borrower of its obligations under this Agreement or the other Transaction Documents, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the other Transaction Documents.

(f) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required to be obtained on or prior to the date hereof in connection with the execution and delivery of this Agreement and the other Transaction Documents, the performance by the Borrower of the transactions contemplated by this Agreement, the other Transaction Documents and the fulfillment by the Borrower of the terms hereof, have been obtained.

47

(g) Solvency. The Borrower is Solvent and will not be rendered insolvent immediately following the consummation on the Closing Date of the transactions contemplated by this Agreement and the other Transaction Documents, including the pledge by the Borrower to the Administrative Agent of the Collateral.

(h) No Termination Event. After giving effect to the Initial Advance, no Termination Event, Potential Termination Event, Amortization Event or Potential Amortization Event exists.

(i) Information Furnished to the Administrative Agent. All information furnished by or on behalf of the Borrower to the Administrative Agent will be true and complete in all material respects.

(j) Taxes. The Borrower has filed all tax returns required to be filed and has paid or made adequate provision for the payment of all its taxes, assessments and other governmental charges other than (i) any amount of tax the validity of which the Borrower is contesting in good faith by appropriate proceedings and with respect to which the Borrower retains appropriate reserves in accordance with GAAP on the books of the Borrower or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Laws. The Borrower has complied in all material respects with all Requirements of Law in respect of the conduct of its business and the ownership of its property.

(l) Investment Company. The Borrower is not an “investment company” within the meaning of the Investment Company Act or is exempt from the provisions of such act.

(m) ERISA. The Borrower is in compliance with ERISA in all material respects. No Reportable Event has occurred or is expected to occur that might result, directly or indirectly, in any lien being imposed on the property of the Borrower.

(n) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any "bulk sales" act or similar law by the Borrower.

(o) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any "Margin Stock" within the meaning of Regulation U or to extend "Purchase Credit" within the meaning of Regulation U.

(p) Reports Accurate. All Monthly Servicer Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the initial Receivables immediately prior to the Closing Date) furnished or to be furnished by the Borrower to the Administrative Agent or any Secured Party under this Agreement are true, complete and correct in all material respects as of the date specified therein or the date so furnished (as applicable).

(q) Lockbox; Collection Account. None of the Lockbox, the Lockbox Account, the Collection Account or any interest therein has been pledged or assigned to any party other than as provided herein or in the other Transaction Documents.

(r) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases Receivables and the related Contracts.

48

(s) Value Given. The Borrower shall have given reasonably equivalent value to the Seller in consideration for the transfer by the Seller to the Borrower of the Receivables and the related Collateral under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Seller to the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Borrower accounts for the transfers to it from the Seller of Receivables and related Collateral under the Purchase Agreement as sales of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein, other than for federal tax and consolidated accounting purposes.

(u) Special Purpose Entity. The Borrower is in compliance with Section 6.1(m).

(v) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.

Section 5.1A. Compliance with Anti-Corruption Laws and Sanctions.

Each of the Entity Group will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Entity Group and each of their respective subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

None of the Entity Group shall request an Advance, and shall not directly (or to the Entity Group’s knowledge, indirectly) use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not directly (or knowingly indirectly) use, the proceeds of any Loan in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.1B. Anti-Money Laundering and Anti-Corruption Laws.

Borrower represents and warrants continuously throughout the term of this Agreement that: (a) each member of the Borrower Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrower Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. Anti-Corruption Laws and Sanctions. Each of the Borrower Group has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by it and its respective subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Borrower Group and, to the knowledge of each of the Borrower Group, its respective subsidiaries, directors, senior executive officers or any officer with the ability to direct or control the Borrower Group’s operations, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, except where it is not required to be disclosed or has been publicly disclosed. None of the Borrower Group or, to the knowledge of the Borrower Group, any of the Borrower Group’s respective subsidiaries, directors, senior executive officers or any officer with the ability to direct or control the Borrower Group’s operations is a Sanctioned Person. None of the Borrower Group’s use of any Advance, use of proceeds or other transaction contemplated by this Agreement will directly (or knowingly indirectly) violate Anti-Corruption Laws or applicable Sanctions.

Section 5.2.	Representations and Warranties of the Borrower relating to this Agreement and the Receivables.

The Borrower hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party each constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

49

(b) Security Interest. This Agreement constitutes a grant of a security interest by the Borrower to the Administrative Agent for the benefit of the Secured Parties in all Collateral which upon the filing of financing statements in the applicable jurisdictions and, in the case of Subsequent Receivables in connection with the applicable Subsequent Advance, shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the security interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral have been made. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (A) the Borrower in accordance with the Purchase Agreement or (B) the Administrative Agent in accordance with this Agreement.

(c) Eligibility of Receivables.

(i) As of the Closing Date (A) Schedule C and the information contained in the Advance Request delivered pursuant to Section 2.1 is an accurate and complete listing in all material respects of the Receivables constituting a portion of the Collateral as of the date of the Initial Advance and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cut-off Date, and (B) each of the representations and warranties set forth on Schedules F and G hereto are true and correct.

(ii) On each Addition Date, (A) Schedule C and the information contained in the Advance Request delivered pursuant to Section 2.1 is an accurate and complete listing in all material respects of the Receivables (including the Subsequent Receivables being transferred on such Addition Date) constituting a portion of the Collateral as of the date of the Subsequent Advance and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the related Cut-off Date, and (B) each of the representations and warranties set forth on Schedules F and G hereto are true and correct.

Section 5.3.	Representations and Warranties of the Initial Servicer.

The initial Servicer hereby represents, warrants and covenants to the Borrower, the Administrative Agent, the Secured Parties, the Paying Agent, the Backup Servicer and the Custodian that as of the Closing Date and, for so long as the initial Servicer shall continue to act as Servicer hereunder:

(a) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

(b) All necessary corporate, regulatory or other similar action has been taken to authorize and empower the Servicer and the officers or representatives acting on the Servicer’s behalf, and the Servicer has full power and authority to execute, deliver and perform this Agreement;

(c) This Agreement has been duly authorized, executed and delivered by the Servicer and the performance and compliance with the terms of this Agreement will not violate the Servicer’s certificate of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any Transaction Document or any other contract, loan, lease, credit agreement or any other agreement or instrument to which the Servicer is a party or which may be applicable to the Servicer or any of its assets;

(d) The Servicer is duly licensed and qualified to perform the functions specified herein and this Agreement constitutes a valid, legal and binding obligation of the Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity;

(e) The Servicer is not in violation of, and the execution, delivery and performance of this Agreement by the Servicer will not constitute a violation with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which violation might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Servicer or its properties or might have consequences that would affect the performance of its duties hereunder;

50

(f) No proceeding of any kind, including but not limited to litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by the Servicer which would under any circumstance have a Material Adverse Effect on the execution, delivery, performance or enforceability of this Agreement;

(g) No Monthly Servicer Report, information, officer’s certificate or statement furnished in writing or report delivered to the Paying Agent, the Backup Servicer, the Custodian, the Borrower, the Administrative Agent, any Lender Group Agent or any Lender by the Servicer required under this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the information, certificate, statement or report not misleading; provided, that the Servicer makes no representation or warranty with respect to any information incorporated into or forming the basis of any officer’s certificate, information, statement or report provided by the Servicer that is provided to the Servicer by any other Person;

(h) The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder;

(i) The Servicer has, with respect to the Receivables, complied in all material respects with the Servicing Guidelines; and

(j) In the event that the Servicer realizes upon any Receivable, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of the Receivable, will not subject the Servicer, the Borrower, any Lender Group Agent, any Lender, the Administrative Agent, the Paying Agent, the Backup Servicer or the Custodian to liability under any Applicable Law, and that such enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement and the standard of care set forth in Section 7.3(a) hereof including the Servicing Guidelines.

Section 5.4.	[Reserved].

Section 5.5.	Ineligible Receivables.

If it is discovered that a Receivable was not an Eligible Receivable on the date such Receivable was pledged by the Borrower to the Administrative Agent for the benefit of the Secured Parties hereunder (any such Receivable, an “Ineligible Receivable”), no later than the earlier of (i) knowledge by the Borrower of such Receivable having been an Ineligible Receivable and (ii) receipt by the Borrower from the Administrative Agent or Servicer of written notice thereof, the Borrower shall either (A) accept the release of each such Ineligible Receivable, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in such Ineligible Receivable, (B) subject to confirmation of such Substitute Receivable being an Eligible Receivable, substitute for such Ineligible Receivable a Substitute Receivable, or (C) reduce the Borrowing Base by the Principal Balance of such Ineligible Receivable, unless and until it becomes an Eligible Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Ineligible Receivable from the Administrative Agent, and the Principal Balance of all Receivables shall be reduced by the Principal Balance (as of the end of the most recent Collection Period) of each such Ineligible Receivable and, if applicable, increased by the Principal Balance of each such Substitute Receivable. On and after the date of release, the Ineligible Receivable so released shall not be included in the Collateral and, as applicable, the Substitute Receivable shall be included in the Collateral. In consideration of a release not involving any substitution, the Borrower shall, on the date of release of such Ineligible Receivable, make a deposit of the Release Price to the Collection Account in immediately available funds. Upon each release to the Borrower of such Ineligible Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Ineligible Receivable and all future monies due or to become due with respect thereto, all proceeds of such Ineligible Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Ineligible Receivable, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Ineligible Receivable pursuant to this Section 5.4.

51

Section 5.6.	Dividend of Ineligible Receivables.

The Borrower may on the last day of the month in which any Receivables are sold into a Securitization distribute any Ineligible Receivables to the Seller as a dividend, free of the deemed security interest referred to in Section 3.1 of this Agreement and Section 2.1(e) of the Purchase Agreement; provided that there is no Borrowing Base Deficiency immediately after such dividend.

Article VI

Covenants

Section 6.1.	Covenants of the Borrower.

From the Closing Date until the Facility Termination Date:

(a) Corporate Existence. The Borrower will preserve and maintain its existence as a corporation duly organized and existing under the laws of the jurisdiction of its incorporation and will remain duly qualified as a foreign corporation under the laws of each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect on the ability of the Borrower to perform its obligations under this Agreement or any other Transaction Document.

(b) Losses, Etc. In any suit, proceeding or action brought by the Administrative Agent, the Custodian, the Backup Servicer, the Paying Agent or any Secured Party for any sum owing thereto, the Borrower shall save, indemnify and keep the Administrative Agent, the Custodian, the Backup Servicer, the Paying Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under such Receivable, arising out of a breach by the Borrower of any obligation under the related Receivable or arising out of any other agreement, Indebtedness or Liability at any time owing to or in favor of such Obligor or its successor from the Borrower, and all such obligations of the Borrower shall be and remain enforceable against and only against the Borrower and shall not be enforceable against the Administrative Agent, the Custodian, the Backup Servicer, the Paying Agent or any Secured Party.

(c) Compliance with Law. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables and related Financed Vehicles; provided, however, that the Borrower may contest any act, rule, regulation, order, decree or direction in any reasonable manner which will not materially and adversely affect the rights of the Administrative Agent in the Receivables or the collectability of the Receivables.

(d) No Instruments. The Borrower will take no action to cause any Receivable to be evidenced by an Instrument, except in connection with the enforcement or collection of such Receivable.

(e) No Liens. Except for the conveyances contemplated hereunder, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable or any interest therein. The Borrower will notify the Administrative Agent of the existence of any Lien on any Receivable immediately upon discovery thereof; and the Borrower shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the applicable Receivables against all claims of third parties claiming through or under the Borrower; provided, however, that nothing in this subsection (c) shall prevent or be deemed to prohibit the Borrower from suffering to exist any Permitted Liens.

(f) Notice to Administrative Agent. The Borrower will advise the Administrative Agent promptly, in reasonable detail, (i) of any Lien asserted or claim made against any of the Receivables, (ii) of the occurrence of any breach by the Borrower of any of its representations, warranties and covenants contained herein and (iii) of the occurrence of any other event which would have a Material Adverse Effect on the Administrative Agent’s security interest on behalf of the Secured Parties in the Receivables or the collectability thereof, or which would have a Material Adverse Effect on the interests of the Secured Parties.

52

(g) Books and Records. The Administrative Agent and the Secured Parties and their agents and representatives shall at all times have full and free access during normal business hours to all the computer tapes, books, correspondence and records of the Borrower insofar as they relate to the Receivables, and the Administrative Agent and its agents and representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Borrower agrees to render to the Administrative Agent or its agents and representatives, at the Borrower’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Borrower hereby assigns to the Administrative Agent and its agents and representatives all rights the Borrower has or shall have to examine computer tapes, books, correspondence and records relating to Receivables serviced by the Servicer or any successor servicer thereto. The Administrative Agent acknowledges that in exercising the rights and privileges conferred in this Section it, or its agents and representatives, may from time to time obtain knowledge of information and practices set forth in such computer tapes, books, correspondence and records (whether in the possession of the Borrower or the Servicer) of a confidential nature and in which the Borrower has a proprietary interest. The Administrative Agent and the Secured Parties agree that all such information, practices, books, correspondence and records are to be regarded as Confidential Information and that (i) it shall retain in strict confidence and shall use its best efforts to ensure that its agents and representatives retain in strict confidence and will not disclose without the prior written consent of the Borrower any or all of such information, practices, books, correspondence and records furnished to them and (ii) it will not, and will use its best efforts to ensure that its agents and representatives, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, computer tapes, books, correspondence and records without the prior written consent of the Borrower, unless such information is required by law to be disclosed or is requested by any Governmental Authority having authority over the Administrative Agent or the Secured Parties.

(h) Administrative Procedures. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information customarily maintained in the servicing of sub-prime auto loans.

(i) UCC Filings. The Borrower hereby authorizes and shall prepare or take such other steps as may be necessary to allow, the Administrative Agent to file or cause to be filed such continuation statements and any other documents requested by a Secured Party, a Lender Group Agent or the Administrative Agent or which may be required by law to fully preserve and protect the interest of each Secured Party and the Administrative Agent hereunder in and to the Receivables.

(j) Change of Location, Name. The Borrower will not, without providing thirty (30) days’ notice to each Lender Group Agent, each Lender and the Administrative Agent and without filing or causing the filing of such amendments to any previously filed financing statements as the Administrative Agent may require, (i) change its jurisdiction of organization, (ii) permit the documents and records evidencing the Financed Receivables to be moved out of its jurisdiction of organization unless the Borrower shall have taken such action to maintain the title or ownership of the Borrower and any security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral at all times fully perfected and in full force and effect or (C) change its name, identity or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed by the Borrower in accordance with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC. The Borrower shall file any necessary or appropriate financing statement or continuation statement, as applicable, to continue the perfected security interest of the Administrative Agent, for the benefit of the Secured Parties in the Collateral within five (5) Business Days of any such name change or trade name change.

(k) Reporting. The Borrower will furnish, or cause to be furnished to the Administrative Agent, the Custodian, the Backup Servicer, the Paying Agent, each Lender Group Agent and each Lender (unless otherwise provided to the Paying Agent, the Administrative Agent, the Lender Group Agents and the Lenders):

(i) Notice of Termination Event or Amortization Event. As soon as possible and in any event within two (2) Business Days of becoming aware of the occurrence of each Termination Event, Amortization Event or Servicer Termination Event, a statement of the chief financial officer or chief accounting officer of the Borrower setting forth details of such Termination Event, Amortization Event or Servicer Termination Event and the action which the Borrower proposes to take with respect thereto.

53

(ii) Change in Contract Purchase Guidelines. Within ten (10) days after the date of any material change in or amendment to the Contract Purchase Guidelines, a copy of the Contract Purchase Guidelines then in effect indicating such change or amendment. Any change that will materially and adversely affect the credit quality of the Receivables or the Lenders’ interests shall be approved in writing by the Administrative Agent.

(l) Activities and Indebtedness. The Borrower shall not, without the prior written consent of the Administrative Agent and the Required Lenders (i) engage in any business other than those set forth in Article III of the Borrower’s Formation Documents, (ii) incur any Indebtedness or assume or guaranty an indebtedness of any other entity, other than any indebtedness contemplated by Section 7 of the Limited Liability Company Agreement, which indebtedness shall be subordinated to all other obligations of the Borrower, (iii) without the consent of the Member of the Borrower, institute an Insolvency Proceeding, or consent to the institution of Insolvency Proceedings against it, or file a petition seeking or consent to reorganization or relief under any Insolvency Laws, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; and (iv) amend, alter, change or repeal its Formation Documents as in effect on the date hereof.

(m) Separateness. The Borrower shall at all times (a) maintain the Borrower’s books, financial statements, accounting records and other corporate documents and records separate from those of the Seller or any other entity, (b) not commingle the Borrower’s assets with those of the Seller or any other entity (it being understood that certain Collections on Receivables owned by the Borrower may be temporary commingling in connection with servicing the Receivables serviced by the Seller); (c) act solely in its corporate name and through its own Authorized Officers and agents, (d) make investments directly or by brokers engaged and paid by the Borrower or its agents (provided that if any such agent is an Affiliate of the Borrower it shall be compensated at a fair market rate for its services), (e) separately manage the Borrower’s liabilities from those of the Seller or any Affiliates of the Seller and pay its own liabilities, including all administrative expenses, from its own separate assets, and (f) pay from the Borrower’s assets all obligations and indebtedness of any kind incurred by the Borrower. The Borrower shall abide by all corporate formalities, including the maintenance of current minute books, and the Borrower shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Borrower and its assets and liabilities. The Borrower shall (i) pay all its liabilities, (ii) not assume the liabilities of the Seller or any Affiliate of the Seller, and (iii) not guarantee the liabilities of the Seller or any Affiliate of the Seller. The officers and directors of the Borrower (as appropriate) shall make decisions with respect to the business and daily operations of the Borrower independent of and not dictated by any controlling entity.

(n) Contract Purchase Guidelines. The Borrower shall not amend, modify or supplement the Contract Purchase Guidelines in any manner which would materially and adversely affect a Lender.

(o) [Reserved].

(p) [Reserved].

(q) Use of Proceeds.

(i) Sanctions. Borrower shall not, and shall ensure that each member of the Borrower Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions: (a) that are prohibited by Sanctions, (b) that would be prohibited by U.S. Sanctions if conducted by a U.S. Person, or (c) that would be prohibited by Sanctions if conducted by Lender, or any other party hereto. Borrower shall notify Lender in writing not more than one (1) Business Day after first becoming aware of any breach of this section.

(ii) Anti-Money Laundering/Anti-Corruption Laws. Borrower shall not, and shall ensure that each member of the Borrower Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws.

(r) Compliance. Borrower shall, and Borrower shall ensure that each member of the Borrower Group will, comply with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

54

(s) Source of Repayment and Collateral. Borrower shall not fund any repayment of the Obligations with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

Section 6.2.	[Reserved].

Section 6.3.	Covenants of the Servicer; Notices.

(a) Release; Additional Covenants. The Servicer shall (i) not release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except (x) in the event of payment in full by the Obligor thereunder, or (y) upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer, (ii) not impair the rights of the Borrower, the Administrative Agent, the Secured Parties, the Backup Servicer, the Paying Agent or the Custodian in the Receivables, (iii) not increase the number of Scheduled Payments due under a Receivable except as permitted herein, (iv) prior to the payment in full of any Receivable, not sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Receivable or any interest therein, (v) immediately notify the Borrower, the Administrative Agent, the Backup Servicer, the Paying Agent and the Custodian of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent) if the Servicer has actual knowledge thereof, that exceeds [***] in value, (vi) defend the right, title and interest of the Borrower, the Secured Parties, the Administrative Agent, the Backup Servicer, the Paying Agent and the Custodian in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (vii) transfer to the Lockbox Processor or Qualified Institution then holding the Collection Account for deposit into the Collection Account, all payments received by the Servicer with respect to the Receivables in accordance with this Agreement, (viii) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of the Seller to reacquire Receivables from the Borrower pursuant to the Purchase Agreement, (ix) promptly notify the Borrower, the Administrative Agent, the Backup Servicer, the Paying Agent and the Custodian of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (x) promptly notify the Borrower, the Administrative Agent, the Backup Servicer, the Paying Agent and the Custodian of the occurrence of any event which, to the knowledge of the Servicer, would require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain and protect a first priority security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral, (xi) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies, (xii) deliver or cause to be delivered to the Administrative Agent and the Custodian not later than 1:00 p.m., New York City time, one Business Day prior to the Closing Date or any Addition Date, as applicable, the Receivables Schedule listing the Initial Receivables or the Subsequent Receivables, as applicable, and (xiii) deliver or cause to be delivered to the Custodian within two (2) days following the Closing Date or the date of such Subsequent Advance, as the case may be, the documents to be included in the physical Custodian Files with respect to the related Receivables.

(b) The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Borrower, the Administrative Agent, the Backup Servicer, the Paying Agent, the Custodian, any Lender Group Agent or any Lender might have with respect to the administration of the Receivables.

(c) The Servicer will promptly advise the Borrower and the Administrative Agent and each Lender Group Agent of any inquiry received from an Obligor which requires the consent of the Borrower or the Administrative Agent.

(d) The initial Servicer will not make any material change to the Servicing Guidelines with respect to the Receivables without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

55

Article VII

Administration and Servicing of Contracts

Section 7.1.	Designation of Servicing.

(a) The Administrative Agent, each of the Lender Group Agents, each of the Lenders and the Borrower hereby appoint and direct CPS as Servicer to service, manage, collect and administer each of the Receivables and other Collateral, and to enforce its respective rights and interests in and under the Collateral and CPS hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer shall perform the services required of it pursuant to the terms of this Agreement. In performing its duties hereunder, the Servicer shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration which either may deem necessary or desirable, within the terms of this Agreement.

(b) As of the date of this Agreement, the Servicer is, and shall remain, for so long as it is acting as the Servicer, an Eligible Servicer.

Section 7.2.	Servicing Compensation; Expenses.

(a) Compensation and expense reimbursement payable to the Servicer under this Agreement shall be payable from the Collections pursuant to the priority of payment set forth in Section 2.7, and except as provided herein, none of the Borrower, the Administrative Agent, any Lender Group Agent or any Lender will have any liability to the Servicer with respect thereto; provided, however, that the Borrower shall remain liable to the extent of funds available pursuant to Section 2.7(a) (and not from any other source) for any fees, expenses and indemnities due and payable to the Servicer.

(b) As compensation for its servicing activities hereunder the Borrower has agreed to cause the Paying Agent to pay out of Collections in accordance with Section 2.7 to the Servicer the Servicing Fee with respect to each Receivable serviced under this Agreement. The Borrower hereby agrees not to amend or consent to any amendment of any provision of this Agreement relating to compensation of the Servicer without the prior written consent of the Servicer and the Administrative Agent.

(c) The Servicing Fee with respect to a Collection Period shall be due on the succeeding Remittance Date. In the event this Agreement is terminated on a date other than the last day of a Collection Period or a Receivable is designated to be no longer outstanding, then the Servicing Fee for such period or with respect to such Receivable, as the case may be, shall be determined on a pro rata basis.

(d) Except as set forth in Section 7.2(e) below, all costs and expenses incurred by the Servicer in carrying out its duties hereunder, fees and expenses of independent public accountants with respect to preparation of the financial statements and reports described herein and all other fees and expenses not expressly permitted pursuant to the priorities of Section 2.7 to be for the account of the Borrower, shall be paid or caused to be paid by the Servicer out of the compensation to be paid to the Servicer pursuant to this Section 7.1.

(e) During the term of this Agreement, the Servicer shall be reimbursed pursuant to Section 2.7 for actual out-of-pocket costs and expenses incurred in connection with the sale or other disposal of a Financed Vehicle or collection of amounts due with respect to a Receivable including, but not limited to, the following (to the extent such cost or expense relates to the sale or other disposal or collection of amounts due with respect to a Receivable or a Financed Vehicle):

(i) Any compensation paid to outside legal counsel retained to protect the interests of the Borrower, the Backup Servicer, the Paying Agent, the Custodian, the Administrative Agent or the Secured Parties in the Receivables serviced as the Servicer deems necessary in accordance with its normal procedures;

56

(ii) Any compensation paid to independent repossessors, auctioneers or appraisers and any direct out of pocket expenses arising from or related to realization of the Receivables serviced;

(iii) Any sales, franchise, income, excise, personal property or other taxes arising from or related to any Receivables serviced;

(iv) Any parking or other fees, insurance, title or similar fees arising from or related to any Receivables serviced;

(v) Any expenses for special forms and materials, freight, tapes, communications, lockbox and other bank service charges, and other expenses approved by the Borrower; and

(vi) Any expenses and fees paid to outside accountants in connection with the procedures required to be performed herein.

Section 7.3.	Duties of the Servicer.

(a) Standard of Care. In performing its duties and obligations hereunder and in administering and enforcing the Insurance Policies relating to the Receivables pursuant to this Agreement, the Servicer will comply with all applicable state and federal laws and shall service and administer the Receivables by employing such procedures (including collection procedures), and degree of care, as are customary and consistent with those employed by the Servicer in servicing and administering motor vehicle retail installment sales contracts and notes owned or serviced by the Servicer comparable to the Receivables (such policies, practices and procedures as may be changed from time to time in accordance with this Agreement). In performing such duties, so long as CPS is the Servicer (i) it shall comply with the Servicing Guidelines in all material respects, and (ii) it shall not make any material amendment to such Servicing Guidelines without the prior written consent of the Administrative Agent which consent shall not be unreasonably withheld. In performing its duties and obligations hereunder, the Servicer shall comply with all Applicable Laws, shall maintain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder, and shall not impair the rights of the Borrower or the Administrative Agent on behalf of the Secured Parties in the Collateral.

(b) Collection Practices.

(i) The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts relating to the Receivables, as and when the same shall become due. The Servicer, consistent with the standard of care set forth in Section 7.3(a), shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority, acting alone and/or through Subservicers as provided in Section 7.3(c), to do any and all things which it may deem necessary or desirable in connection therewith which are consistent with this Agreement. The Servicer may extend the then-current maturity date of any Receivable by up to two months (a “Maturity Date Extension”); provided, however that the Servicer may not grant more than two (2) Maturity Date Extensions on any Receivable per calendar year or grant more than eight (8) Maturity Date Extensions in the aggregate without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed). The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing a Receivable. In no event shall the Principal Balance of a Receivable be reduced, except in connection with a settlement in the event the Receivable becomes a Defaulted Receivable. The Servicer shall also enforce all rights of the Borrower under the Dealer Agreements including, but not limited to, the right to require a Dealer to repurchase Receivables for breaches of representations and warranties made by the respective Dealers.

(ii) If the full amount of a Scheduled Payment due under a Receivable is not timely received, the Servicer shall make reasonable and customary efforts to collect such Receivable in accordance with this Agreement and the procedures set forth in the Servicing Guidelines. The Servicer shall use its best efforts, consistent with the standard of care set forth in Section 7.3(a) hereof, to collect funds on a Defaulted Receivable; such collections shall be deposited into the Collection Account by the close of business on the Business Day following receipt thereof. The Servicer shall, consistent with the standard of care set forth in Section 7.3(a) hereof, have the discretion to determine whether or not it is in the best interest of the Borrower to sell, or not to sell, a Defaulted Receivable, and to act in accordance with its determination under this Article VII; provided, however, that no such sale or any sales or pattern of sales shall be permitted if, as a result thereof, any of the conclusions of any of the Opinions of Counsel delivered at any time hereunder and relating to the characterization of the transfers under the Purchase Agreement or to the consolidation of the Borrower with any of its Affiliates could be negatively affected.

57

(c) Subservicers. The Servicer may at any time and from time to time enter into one or more subservicing agreements (each, a “Subservicing Agreement”) to delegate any or all of its duties and obligations hereunder to one or more Subservicers (each, a “Subservicer”); provided, however, that the Servicer shall at all times remain responsible for the performance of such duties and obligations.

(d) Insurance. The Servicer shall:

(i) on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;

(ii) administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims, subject to the servicing standard set forth in Section 7.3(a);

(iii) utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers issuing Insurance Policies covering Financed Vehicles related to Receivables;

(iv) not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims in accordance with this Agreement, perform any obligations of the named insured under such Insurance Policies;

(v) not be responsible to the Borrower, the Administrative Agent or the Secured Parties for any (A) act or omission to act done in order to comply with the requirements or satisfy any provisions of the Insurance Policies or (B) act, absent willful misconduct or negligence, or omission to act done in compliance with this Agreement; and

(vi) In the case of any inconsistency between the requirements of the Servicer under this Agreement or the Servicing Guidelines and the requirements of any Insurance Policy relating to a Financed Vehicle applicable to the Borrower or the Servicer, the Servicer shall comply with the Insurance Policy.

With respect to checks or drafts (i) issued by an insurer for payment of loss on Receivables, (ii) made payable to the named insured or any other Person, and (iii) received by the Servicer, the Servicer shall take all necessary action to document the receipt of each such draft on the day of receipt thereof and forward the original draft by reputable overnight courier to such Person for receipt by such Person on the following Business Day for immediate endorsement and return to the Servicer via overnight courier.

(e) Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle related to a Receivable from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause the affected Financed Vehicle to be restored or repaired. However, the Servicer shall comply with the provisions of any Insurance Policy or Insurance Policies directly or indirectly related to any physical loss or damage to such Financed Vehicle as provided in this Agreement.

(f) Errors and Omissions Insurance. The Servicer has obtained, and shall continue to maintain in full force and effect, errors and omissions insurance and employee theft insurance of a type and in such amount as is customary for servicers engaged in the business of servicing automobile receivables. No provision of this Section 7.3(f) requiring the maintenance of insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.

58

(g) Security Interests. The Borrower hereby directs the Servicer to (i) take or cause to be taken such steps as are reasonably necessary, in accordance with the standard of care set forth in Section 7.3(a), to maintain perfection of the security interest created by any Receivable covering a Financed Vehicle which has been relocated in such a manner as to require such steps, and (ii) forward to the Custodian, on behalf of the Borrower, via reputable overnight courier, any Certificate of Title to a Financed Vehicle received by the Servicer for any reason with respect to a Financed Vehicle relating to a Receivable serviced hereunder. The Servicer shall, at the direction of the Borrower or the Administrative Agent (which shall so direct if directed by a Lender or a Lender Group Agent to do so), take any action reasonably necessary to preserve and protect the security interests of the Borrower and the Administrative Agent in the Receivables, including any action specified in any opinion of counsel delivered to the Servicer.

(h) Realization on Financed Vehicles.

(i) Unless otherwise contemplated by the Servicing Guidelines, in the event a Receivable becomes or is reasonably anticipated to become a Defaulted Receivable, the Servicer, itself or through the use of independent contractors or agents shall, consistent with the standard of care set forth in Section 7.3(a), repossess or otherwise convert the ownership of the Financed Vehicle securing such Receivable. In accordance with the priority of payment set forth in Section 2.7, all costs and expenses incurred by the Servicer in connection with the repossession of the Financed Vehicles securing such Receivables shall be reimbursed to the Servicer from the Collection Account on the Remittance Date relating to the Collection Period in which the Servicer delivered to the Administrative Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, the Servicer shall not be obligated to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the servicing standards specified in Section 7.3(a), the Liquidation Proceeds are expected to be less than the costs and expenses of such repossession or action, or it determines either that it would be impracticable to do so or that the proceeds ultimately recoverable with respect to such Receivable would be increased by forbearance.

(ii) The Servicer, itself or through the use of independent contractors or agents to the extent allowed hereunder, shall follow practices consistent with the standard of care set forth in Section 7.3(a), including the Servicing Guidelines, in its servicing of automotive receivables, which may include selling the Financed Vehicle, or requesting a Subservicer to sell the Financed Vehicle, at public or private sale; provided, however, that the Servicer, itself or through the use of independent contractors or agents to the extent allowed hereunder, shall, in accordance with its Servicing Guidelines, maximize the sales proceeds for each repossessed Financed Vehicle. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, the Servicer shall not expend funds for the repair or the repossession of such Financed Vehicle unless the Servicer shall determine in its discretion that such repair or repossession should increase the Liquidation Proceeds by an amount greater than the amount of such expenses.

(i) Recordkeeping. The Servicer shall:

(i) maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in its Servicer File with respect to each Receivable and the Financed Vehicle related thereto;

(ii) keep books and records, reasonably satisfactory to the Administrative Agent, pertaining to each Receivable and shall make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control;

(iii) record into the Servicer’s loan management and accounting system all material information with respect to each Receivable; and

59

(iv) maintain or cause to be maintained such books of account and other records as will enable the Borrower and the Administrative Agent to determine the status of each Receivable and any Insurance Policy relating thereto.

(j) Possession of Servicer Files. Unless otherwise specified herein, the Servicer shall maintain physical possession of the Servicer Files along with such other instruments or documents that modify or supplement the terms or conditions of the Servicer Files; and, all other instruments, documents, correspondence and memoranda generated by or coming into the possession of the Servicer (including, but not limited to, insurance premium receipts, ledger sheets, payment records, insurance claim files, correspondence and current and historical computerized data files) that are required to document or service any Receivable. The Servicer hereby agrees that the computer files and other physical records of the Receivables maintained by the Servicer will bear an indication reflecting that the Receivables are owned by the Borrower and pledged to the Administrative Agent for the benefit of the Secured Parties and that all Servicer Files shall remain the property of the Borrower and shall be held in trust by the Servicer. The Servicer shall respond to all third party inquiries concerning ownership of the Receivables by indicating that the Receivables have been assigned by the Seller to Borrower and pledged to the Administrative Agent for the benefit of the Secured Parties.

(k) Inspection.

(i) At all times during the term hereof, the Servicer shall afford the Borrower, the Backup Servicer, the Administrative Agent, any Lender Group Agent, any Lender and their authorized agents, upon reasonable prior written notice and at the expense of the Servicer, reasonable access during normal business hours to the Servicer’s records and files relating to the Receivables and the Collateral and will cause its personnel to assist in any examination of such records by the Borrower, the Backup Servicer, the Administrative Agent, any Lender Group Agent or any Lender, and will permit such parties to discuss the affairs, finances and accounts of the Servicer with the chief operating officer and chief financial officer of the Servicer; provided that the Servicer shall not be required to reimburse for the expenses of more than one (1) such inspection for the Administrative Agent, any Lender Group Agent, any Lender and their authorized agents, collectively, and one (1) such inspection for the Backup Servicer in any calendar year unless a Servicer Termination Event, Amortization Event or Termination Event has occurred. The examination referred to in this Section will be conducted in a manner which does not unreasonably interfere with the Servicer’s normal operations or customer or employee relations. Without otherwise limiting the scope of the examination the Borrower, the Administrative Agent, any Lender Group Agent or any Lender may, using generally accepted audit procedures, verify the status of each Receivable and review the Servicer Files and records relating thereto for conformity to Monthly Servicer Reports and compliance with the standards represented to exist as to each Receivable in this Agreement. Nothing herein shall require the Borrower, the Administrative Agent, any Lender Group Agent or any Lender to conduct any inspection pursuant to this Section. Such parties may, with the Servicer’s consent, which shall not be unreasonably withheld or delayed, discuss the affairs, finances and accounts of the Servicer with the Servicer’s independent accountants, provided that an officer of the Servicer shall have the right to be present during such discussions.

(ii) At all times during the term hereof, the initial Servicer shall keep available at its office located in Las Vegas, Nevada (or such other location as to which it shall give written notice to the Custodian, the Lender Group Agents, the Lenders and the Administrative Agent), for inspection by the Borrower, the Administrative Agent, the Custodian, any Lender Group Agent and any Lender a copy of the Receivables Schedule, as amended.

(iii) All information obtained by the Borrower or the Administrative Agent regarding the Obligors and the Receivables, whether upon exercise of its rights under this Section or otherwise, shall be maintained by the Borrower or the Administrative Agent as Confidential Information and shall not be disclosed to any other person, except as otherwise required by applicable law or regulation.

(iv) The Servicer will, at the Borrower’s, any Lender Group Agent’s, any Lender’s or the Administrative Agent’s request, provide the Borrower, such Lender Group Agent(s), such Lender(s) or the Administrative Agent with a data extract disk of portfolio information.

60

(l) Lockbox Account.

(i) The Servicer shall establish and maintain a Lockbox Account in the name of the Borrower, for the benefit of the Administrative Agent, on behalf and for the benefit of the Secured Parties. Pursuant to the Lockbox Agreement, the Administrative Agent has authorized the Servicer to direct dispositions of funds on deposit in the Lockbox Account to the Collection Account (but not to any other account), and no other Person, except the Lockbox Processor and the Administrative Agent, has authority to direct disposition of funds on deposit in the Lockbox Account. However, the Lockbox Agreement shall provide that the Lockbox Bank will comply with instructions originated by the Administrative Agent relating to the disposition of the funds in the Lockbox Account without further consent by the Seller, the Servicer or the Borrower. The Administrative Agent shall have no liability or responsibility with respect to the Lockbox Processor’s directions or activities as set forth in the preceding sentence. The Lockbox Account shall be established pursuant to and maintained in accordance with the Lockbox Agreement and shall be a demand deposit account established and maintained with Wells Fargo Bank, National Association, or at the request of the Administrative Agent an Eligible Account satisfying clause (i) of the definition thereof; provided, however, that the Administrative Agent shall give the Servicer prior written notice of any change made in the location of the Lockbox Account. The Servicer shall establish and maintain a Post-Office Box at a United States Post Office Branch in the name of the Borrower for the benefit of the Administrative Agent for the further benefit of the Secured Parties.

(ii) Notwithstanding the terms of the Lockbox Agreement, or any of the provisions of this Agreement relating to the Lockbox Agreement, the Servicer shall remain obligated and liable to the Borrower, the Backup Servicer, the Paying Agent, the Administrative Agent and the Lenders for servicing and administering the Receivables and the Collateral in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue thereof.

(iii) In the event the Seller shall for any reason no longer be acting as the Servicer hereunder, the Backup Servicer or another Successor Servicer shall thereupon assume all of the rights and obligations of the outgoing Servicer under the Lockbox Agreement. In such event, the Backup Servicer or such other Successor Servicer shall be deemed to have assumed all of the outgoing Servicer’s interest therein and to have replaced the outgoing Servicer as a party to the Lockbox Agreement to the same extent as if such Lockbox Agreement had been assigned to the Backup Servicer or such other Successor Servicer, except that the outgoing Servicer shall not thereby be relieved of any liability or obligations on the part of the outgoing Servicer to the Lockbox Bank under the Lockbox Agreement. The outgoing Servicer shall, upon request of the Administrative Agent, but at the expense of the outgoing Servicer, deliver to the Backup Servicer or such other Successor Servicer all documents and records relating to the Lockbox Agreement and an accounting of amounts collected and held by the Lockbox Bank and otherwise use its best efforts to effect the orderly and efficient assignment of the Lockbox Agreement to the Backup Servicer or such other Successor Servicer. In the event that the Administrative Agent shall elect to change the identity of the Lockbox Bank, the Servicer, at its expense, shall cause the Lockbox Bank to deliver, at the direction of the Administrative Agent, to the Paying Agent or a successor Lockbox Bank, all documents and records relating to the Receivables and all amounts held (or thereafter received) by the Lockbox Bank (together with an accounting of such amounts) and shall otherwise use its best efforts to effect the orderly and efficient transfer of the Lockbox arrangement.

(iv) On each Business Day, pursuant to the Lockbox Agreement, the Lockbox Processor will transfer any payments from Obligors received in the Post-Office Boxes to the Lockbox Account. Within two (2) Business Days of receipt of funds into the Lockbox Account, the Servicer shall cause the Lockbox Bank to transfer cleared funds from the Lockbox Account to the Collection Account. In addition, the Servicer shall remit all payments by or on behalf of the Obligors received by the Servicer with respect to the Receivables (other than the Collateral) and all Net Liquidation Proceeds no later than two (2) Business Days following receipt directly (without deposit into any intervening account) into the related Lockbox Account or the Collection Account. The Servicer shall not commingle its assets and funds with those on deposit in the Lockbox Account.

Section 7.4.	Enforcement.

(a) Servicer to Maximize Collections. The Servicer will, consistent with the standard of care required by Section 7.3(a) hereof, act with respect to the Receivables and the Insurance Policies in such manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received with respect thereto.

61

(b) Servicer to Bring Proceedings. The Servicer shall to the extent consistent with the servicing standards set forth in Section 7.3(a), including the Servicing Guidelines, or, following the occurrence of a Termination Event, at the written direction of the Administrative Agent, sue to enforce or collect upon the Receivables and the Insurance Policies (including unpaid claims), in its own name, if possible, or as agent for the Borrower or the Administrative Agent. If the Servicer commences a legal proceeding to enforce a Receivable or an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the Receivable and the related rights under the Insurance Policies by the Borrower to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Receivable or an Insurance Policy on the grounds that it is not a real party in interest or a holder entitled to enforce the Receivable or the Insurance Policy, the Borrower shall, at the Servicer’s request, assign the Receivable or the Insurance Policy to the Servicer to the limited extent necessary to enforce the Receivable or the Insurance Policy, or take such steps as the Borrower deems necessary to enforce the Receivable or the Insurance Policy, including bringing suit in its name.

(c) Recourse Against Third Parties. The Servicer shall exercise any rights of recourse against third persons that exist with respect to any Receivable in accordance with the standard of care required by Section 7.3(a) hereof. In exercising such recourse rights, the Servicer is hereby authorized on the Borrower’s behalf to reassign the Receivable and to deliver the Certificate of Title to the Financed Vehicle to the person against whom recourse exists at the price set forth in the document creating the recourse.

(d) Payment in Full on Receivable. Upon payment in full on any Receivable, the Servicer shall notify the Administrative Agent prior to the next succeeding Determination Date by a written request for the release of a Custodian File (which shall include a statement of an officer of the Servicer to the effect that all amounts received in connection with such payment in full which are required to be deposited in the Collection Account have been so deposited).

(e) Refunds Upon Repayment In Full. The Servicer may grant to the Obligor on any Receivable that has been repaid in full any rebate, refund or adjustment that the Servicer in good faith believes is required because of prepayment in full of the Receivable, and may deduct the amount of any such rebate, refund or adjustment from the amount otherwise payable by the Servicer into the Collection Account, consistent with the Servicing Guidelines. The Servicer may not permit any rescission or cancellation of any Receivable nor may it take any action with respect to any Receivable, except as required by Applicable Law, or Insurance Policy which would materially impair the rights of the Administrative Agent or any Lender therein or in the proceeds thereof.

Section 7.5.	Reports; Deliverables.

(a) Monthly Servicer Report; Quarterly Pool Data; Annual Statement as to Compliance.

(i) The Servicer shall provide a monthly certification and report (each, a “Monthly Servicer Report”) substantially in the form of Exhibit I hereto, to the Paying Agent, the Backup Servicer, the Administrative Agent and each Lender Group Agent. The Servicer shall also provide, by mail, electronic mail or facsimile transmission, copies of such reports and certificates to each Lender Group Agent, each Lender, the Administrative Agent and any other Persons identified on a list provided to the Servicer, as such list may be amended from time to time, regarding (i) payments received from or on behalf of the Obligors and deposited to the Collection Account representing collections with respect to the Receivables, (ii) other amounts received with respect to the Receivables, including Liquidation Proceeds or the proceeds of repurchases under the Purchase Agreement, (iii) other matters relating to the Receivables including delinquencies, repossessions and filing and payment of claims under Insurance Policies, (iv) financial information used to calculate whether certain Termination Events or Amortization Events have occurred, (v)[Reserved], (vi) other items reflected on Exhibit I (vii) the number of extensions and aggregate outstanding Principal Balance of extended Receivables at the time of such extensions; (viii) the number of Financed Vehicles in repossession inventory and the related aggregate outstanding principal balance thereof at the end of each calendar month; and (ix) the number and related aggregate outstanding principal balance of Financed Vehicles liquidating during the related calendar month. Such reports shall be delivered to the parties specified above no later than the third (3rd) Business Day before the Remittance Date.

(ii) On a quarterly basis, the Servicer shall provide to the Administrative Agen and each Lender Group Agent the managed pool loan tape and the managed pool static loss curves. Such delivery shall be made to the Administrative Agent and each Lender Group Agent at the end of the month following the end of the calendar quarter, beginning with the calendar quarter beginning in October 2025.

62

(iii) The Servicer shall deliver to the Borrower, each Lender Group Agent, each Lender, the Administrative Agent, the Backup Servicer and any Persons identified on a list provided to the Servicer, as such list may be amended from time to time, on or before February 28th of each year beginning February 28, 2026, an Officer’s Certificate, dated effective as of the December 31st, stating that (i) a review of the activities of the Servicer during the preceding twelve (12) month period (or such shorter period, as is applicable) and of its performance under this Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such Officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the remedies therefor being pursued.

(b) Financial Statements.

(i) The Servicer, shall deliver, in duplicate, to each Lender Group Agent, each Lender, the Administrative Agent and any other Persons identified on a list provided to the Servicer, as such list may be amended from time to time:

(A) as soon as available, but in no event later than sixty (60) days after the end of each fiscal quarter of Seller (commencing with the fiscal quarter ending December 31, 2025 and any subsequent quarter), an unaudited consolidated balance sheet and income statement (prepared in accordance with generally accepted accounting principles applied on a consistent basis, and subject to yearend adjustments) for Seller, covering the preceding quarter, in each case certified by the chief financial officer of Seller, to be true, accurate and complete copies of such financial statements; and

(B) on or before one hundred and twenty (120) days after the end of each fiscal year of Seller (commencing with the fiscal year ending December 31, 2025 for fiscal year 2025 and any subsequent fiscal year) the consolidated financial statements of Seller, containing a report of a firm of independent public accountants selected by Seller, to the effect that such firm has examined the books and records of Seller, and that, on the basis of such examination conducted in compliance with generally accepted audit standards, such financial statements accurately reflect the financial condition of Seller, in each case certified by the chief financial officer of Seller, to be true, accurate and complete copies of such financial statements.

(c) Delivery of Custodian Files to Custodian. The Servicer shall deliver or cause to be delivered all of the Custodian Files, other than Electronic Contracts and Electronic Certificates of Title, in its possession to the Custodian via reputable overnight courier service for receipt by the Custodian within five (5) Business Days following the Closing Date or the applicable Addition Date. While in its possession or control, the Servicer shall hold the Custodian Files in trust on behalf of the Custodian.

Section 7.6.	Annual Independent Public Accountant’s Reports.

The Servicer will cause the same firm of independent public accountants which prepared the audited financial statements pursuant to Section 7.5(b) to deliver to each Lender Group Agent, each Lender, the Administrative Agent and any Persons identified on a list provided to the Servicer, as such list may be amended from time to time, upon receipt of such covenants and representations from such Persons as the independent public accountants may require, and as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year, an annual review of the Servicer’s procedures and operations in form and substance reasonably satisfactory to the Administrative Agent, prepared by such firm of independent public accountants, dated as of March 31st of each year beginning March 31, 2026 and substantially stating to the effect that (i) such accountants have examined the accounts and records of the Servicer relating to the Collateral and the conveyed property in all similar asset-based financing transactions sponsored by the Borrower or an affiliate thereof (which records shall be described in one or more schedules to such statement), (ii) such firm has compared the information contained in certain Monthly Servicer Reports (and similar reports for other similar asset-based financing transactions sponsored by the Borrower or an affiliate thereof) delivered in the relevant period with information contained in the accounts and records or other relevant source documents for such period, and (iii) on the basis of the procedures performed, whether the information examined and contained in such Monthly Servicer Reports (and similar reports for such other similar asset-based financing transactions) delivered on the relevant period reconciles and agrees with the information contained in the accounts and records or other relevant source documents except for such exceptions as such independent public accountants believe to be immaterial and such other exceptions as shall be set forth in such statement.

63

Section 7.7.	Responsibilities of Servicer.

The Servicer shall not have any duties, obligations or responsibilities other than those specifically expressed and set forth herein and no implied obligations of the Servicer shall be read into this Agreement. The Servicer shall not be liable to any person, including the Borrower, the Administrative Agent, the Custodian, any Lender Group Agent or any Lender in connection with this Agreement, except for the breach of any of its representations and warranties or obligations under this Agreement or for the negligence, bad faith or willful misconduct of the Servicer or any of its officers, directors, agents or employees.

Section 7.8.	Termination of Servicer.

The Administrative Agent shall be entitled to terminate the services of the Servicer under this Agreement, upon the occurrence of a Servicer Termination Event, in accordance with Section 7.10.

Section 7.9.	Servicer Termination Events.

The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:

(a) any failure by the Servicer, for so long as the Seller or an Affiliate of the Borrower is the Servicer, to make any payment, transfer or deposit to the Administrative Agent or the Accounts within two (2) Business Days of the date such payment, transfer or deposit is required to be made;

(b) any failure by the Servicer to deliver, or cause to be delivered, to the Administrative Agent and the Backup Servicer, any Monthly Servicer Report by the second Business Day after the date on which such Monthly Servicer Report is required to be delivered;

(c) any failure by the Servicer to duly observe or perform in any material respect any other covenants or agreements of the Servicer, set forth in this Agreement or the other Transaction Documents to which the Servicer is a party which continues unremedied for a period of thirty (30) days after the Servicer obtains knowledge or receives written notice thereof;

(d) an Insolvency Event shall occur with respect to the Servicer;

(e) any representation, warranty or certification made by the Servicer or any successor in this Agreement or any Transaction Document or in any certificate delivered pursuant to this Agreement or any Transaction Document shall prove to have been incorrect when made and the incorrectness of such representation, warranty or certification has a Material Adverse Effect on any Lender and is not cured within 30 calendar days after written notice thereof shall have been given to the Servicer by the Administrative Agent or a Lender, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall have not been eliminated or otherwise cured;

(f) any material adverse change in the operations of the Servicer which materially adversely affects the ability of the Servicer to service the Receivables or to perform its obligations hereunder (or under any other agreement pursuant to which the Servicer is acting as servicer of the Receivables) and is not cured within five (5) Business Days after the earlier of knowledge thereof by the Servicer;

(g) a Termination Event shall have occurred and shall not have been waived by the Administrative Agent;

(h) if CPS is then the Servicer, the breach of the financial covenants set forth in the Financial Covenants.

(i) if CPS is then the Servicer, a Change of Control of the Servicer shall have occurred;

64

(j) if CPS is then the Servicer, the Backup Servicer shall have been (i) terminated by the Borrower or CPS and a successor Backup Servicer acceptable to the Administrative Agent and each Lender Group Agent in their respective sole discretion is not appointed within 60 days after such termination, (ii) terminated by the Administrative Agent and a successor Backup Servicer acceptable to the Administrative Agent in its sole discretion is not appointed within 90 days after such termination; or (iii) the Backup Servicer has given notice of its resignation and a successor Backup Servicer acceptable to the Administrative Agent and each Lender Group Agent in their respective sole discretion is not appointed within 45 days after such termination; and

(k) if CPS is then the Servicer, any final judgment or ruling shall have been rendered against, or any settlement entered into by the Servicer, which judgment, ruling or settlement exceeds, in the aggregate, [***], provided, that such final judgment, ruling or settlement shall have remained unpaid, and enforcement thereof shall have remained unstayed and unbonded, for a period in excess of 45 days from the date of entry of such judgment or ruling or the date of effectiveness of such settlement.

Section 7.10.	Remedies Upon Occurrence of Servicer Termination Event.

(a) If a Servicer Termination Event shall occur and be continuing, the Administrative Agent, by notice given in writing to the Servicer (“Servicer Termination Notice”) (with copies to the Backup Servicer and the Borrower), may terminate all of the rights and obligations of the Servicer under this Agreement (except as set forth in Section 11.1). On or after the receipt by the Servicer of such Servicer Termination Notice, except to the extent otherwise set forth herein. all authority, power, obligations and responsibilities of the Servicer under this Agreement, whether with respect to the Receivables, or otherwise, automatically shall pass to, be vested in and become obligations and responsibilities of the Successor Servicer(whether the Backup Servicer or another Successor Servicer selected by the Administrative Agent) appointed in accordance herewith; provided, however, that the Successor Servicer shall have no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the Successor Servicer becomes the Servicer or any claim based on any alleged action or inaction of the terminated Servicer. The Successor Servicer is authorized and empowered by this Agreement to execute and deliver, on behalf of the terminated Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Servicer Termination Notice, whether to complete the transfer and endorsement of the Receivables and related documents to show the Borrower or the Administrative Agent as lienholder or secured party on the related title documents, or otherwise. The terminated Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the terminated Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all cash amounts that shall at the time be held by the terminated Servicer for deposit, or have been deposited by the terminated Servicer, in the Collection Account or thereafter received with respect to the Receivables and the delivery to the Successor Servicer of all Servicer Files, collection records and a computer tape in readable form as of the most recent Business Day containing all information necessary to enable the Successor Servicer to service the Receivables. If requested by the Administrative Agent, the Successor Servicer shall direct the Obligors then making payments directly to the Servicer to make all payments under the Receivables directly to the Successor Servicer (in which event the Successor Servicer shall process all such payments), or to a lockbox established by the Successor Servicer at the direction of the Administrative Agent. The terminated Servicer shall grant the Borrower, the Backup Servicer, each Lender Group Agent, each Lender, the Successor Servicer and the Administrative Agent reasonable access to the terminated Servicer’s premises at the terminated Servicer’s expense. Subject to Section 7.2, the Successor Servicer shall be entitled to be reimbursed pursuant to Section 2.7(a)(ix) or 2.7(b)(i), as applicable, for reasonable costs incurred by it in connection with a transfer of servicing from the Servicer to such Successor Servicer.

(b) On and after the time the Servicer receives a Servicer Termination Notice pursuant to Section 7.10(a), if the Administrative Agent shall exercise its option pursuant to the following paragraph to appoint a Successor Servicer, the Successor Servicer shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for in this Agreement, and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement except as otherwise stated herein. The Borrower and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. If a Successor Servicer is acting as Servicer hereunder, it shall only be subject to termination upon the occurrence of any Servicer Termination Event with respect to such Successor Servicer.

65

(c) On and after the receipt by the terminated Servicer of a Servicer Termination Notice pursuant to this Section 7.10, the terminated Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice (the “Assumption Date”). The Administrative Agent may exercise at any time its right to appoint as Successor Servicer a Person other than the Person serving as Backup Servicer, at the time, and shall have no liability to the Borrower, the Administrative Agent, any Lender Group Agent, any Lender or any other Person if it does so. If a Successor Servicer is not chosen within sixty (60) calendar days after the receipt by the Servicer of the Termination Notice, the Servicer shall continue to act as Servicer until a successor has been appointed and accepted such appointment. Within five (5)days of termination of the Servicer, if such termination causes a change in the address to which Obligor payments are to be sent, the Successor Servicer shall send, or cause to be sent, to each Obligor, a written notice of the name and mailing address of the Successor Servicer to which payments on the Receivables are to be made.

(d) Upon its appointment, the Successor Servicer shall be the successor in all respects to the terminated Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities (arising on and after the Assumption Date except for liability arising from the condition of the Servicer’s records at the time the servicing duties are transferred to the Successor Servicer or for actions or omissions of other Persons) relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer unless the context otherwise requires.

(e) In connection with such appointment and assumption, the Administrative Agent may make such arrangements for the compensation of itself and the Successor Servicer out of collections of Receivable payments, as it and such Successor Servicer shall agree.

Section 7.11.	Assumption of Duties by Successor Servicer.

At any time following the assumption of duties of the Servicer by the designation of a Successor Servicer pursuant to Section 7.10, the Servicer shall, at the Administrative Agent’s request and at the Borrower’s expense, (A) direct that payment of all amounts payable under any Contract relating to a Receivable be made directly to the Administrative Agent or its designee; (B) assemble all of the records relating to the Collateral including all Servicer Files, and shall make the same available to the Backup Servicer and the Administrative Agent at a place selected by the Backup Servicer and the Administrative Agent or its designee, and (C) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Backup Servicer and the Administrative Agent and shall promptly upon receipt but no later than one Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Backup Servicer or its designee. The Borrower hereby authorizes the Administrative Agent to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.

Section 7.12.	Waiver of Termination Events.

The Administrative Agent may waive any Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

Section 7.13.	Notification Upon Occurrence of Servicer Termination Event.

Upon discovery of the occurrence of any Servicer Termination Event, after the expiration of any applicable grace period, the Servicer shall give written notice of the occurrence of a Servicer Termination Event to the Administrative Agent unless the Administrative Agent gives written notice to the Servicer within 30 calendar days of receipt of such notice from the Servicer that the Administrative Agent has waived such Servicer Termination Event, the Servicer shall then give notice in writing to the Custodian, the Paying Agent, the Backup Servicer, the Administrative Agent, the Borrower and any other Persons identified on a list provided to the Servicer, as such list may be amended from time to time, and the Administrative Agent shall give notice to the Lender Group Agents and the Lenders. Upon any termination or appointment of a Successor Servicer, the Administrative Agent shall give prompt written notice thereof to each Lender Group Agent and each Lender at its address as provided in this Agreement.

66

Section 7.14.	The Servicer Not to Resign.

Subject to the provisions of Section 7.10, the Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon a determination that by reason of a change in legal requirements the performance of its duties under this Agreement would cause it to be in violation of such legal requirements in a manner which would have a Material Adverse Effect on the Servicer and the Administrative Agent does not elect to waive the obligations of the Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Borrower, the Administrative Agent, each Lender Group Agent and each Lender. No resignation of the Servicer shall become effective until an entity acceptable to the Administrative Agent shall have assumed the responsibilities and obligations of the Servicer.

Section 7.15.	Purchase and Subsequent Pledge.

The Servicer hereby acknowledges that the Borrower will acquire the Receivables and the other items included in the Collateral pursuant to the Purchase Agreement and will pledge the Receivables and the other items included in the Collateral along with certain of the Borrower’s rights under this Agreement and the Purchase Agreement to the Administrative Agent for the benefit of the Secured Parties pursuant to the terms of this Agreement, and that the representations and warranties contained in the Purchase Agreement and this Agreement and the rights of the Borrower under this Agreement and the Purchase Agreement are intended to benefit the Secured Parties.

Section 7.16.	Merger or Consolidation, Assumption of Obligations or Resignation, of the Servicer.

(a) Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer shall be a party, (c) which may succeed to the properties and assets of the Servicer substantially as a whole, or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer subject to Section 7.14 hereof, which Person executes an agreement of assumption to perform every obligation of the Servicer hereunder, shall, with the prior written consent of the Administrative Agent, be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, in the case of the initial Servicer, that (i) prior written notice of such merger, consolidation or assumption of liabilities shall be delivered by the Servicer to the Administrative Agent, each Lender Group Agent and each Lender, (ii) immediately after giving effect to such transaction, no Servicer Termination Event (as defined in Section 7.9), and no event which, after notice or lapse of time, or both, would become a Servicer Termination Event shall have occurred or be continuing, (iii) no Termination Event or Amortization Event would occur as a result of such merger, consolidation or assumption of liability, (iv) the Servicer shall have delivered to the Borrower, the Administrative Agent, each Lender Group Agent, each Lender and the Backup Servicer an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section 7.16 and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with and (v) the Servicer shall have delivered to the Borrower, the Administrative Agent, each Lender Group Agent, each Lender and the Administrative Agent an opinion of counsel either (A) stating that, in the opinion of such counsel, all financing statements, continuation statements and amendments and notations on certificates of title thereto have been executed and filed that are necessary fully to preserve and protect the interest of the Borrower, each Lender and the Administrative Agent in the Receivables and the Financed Vehicles, and reciting the details of such filings, or (B) stating that, in the opinion of such counsel, no such action shall be necessary to preserve and protect such interest.

(b) Any Person (i) into which the Backup Servicer (in its capacity as Backup Servicer or Successor Servicer) may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Backup Servicer shall be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer, or (iv) succeeding to the business of the Backup Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Backup Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Backup Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; provided, however, that nothing contained herein shall be deemed to release the Backup Servicer from any obligation.

67

Section 7.17.	Repurchase of Receivables Upon Breach.

The Servicer shall inform the Borrower, the Administrative Agent, each Lender Group Agent and each Lender promptly, in writing, upon the discovery of the occurrence of any Repurchase Event(pursuant to Section 6.2 of the Purchase Agreement); provided, however, that the Servicer shall have no duty to investigate or determine the existence of any breach except as specified herein. Unless waived by the Administrative Agent, the Servicer shall deliver to the Borrower a written demand to cause the Seller to reacquire the affected Receivable as provided in the Purchase Agreement. The sole remedy of the Borrower, the Administrative Agent, any Lender Group Agent or any Lender against the Seller with respect to any receivable shall be the repurchase thereof as provided in the Purchase Agreement, and pursuant to Section 11.1 of this Agreement .

Section 7.18.	Borrower’s Obligations.

The Borrower shall, at its own expense, duly and punctually perform and observe its obligations to the Servicer under this Agreement in accordance with the terms hereof. In addition, promptly following a request from the Administrative Agent to do so and at the Borrower’s own expense, the Borrower shall take all such lawful action as the Administrative Agent (which shall so request if directed by any Lender Group Agent, with the consent of the Administrative Agent, to do so) may request to compel or secure the performance and observance by the Servicer of each of its obligations to the Borrower under or in connection with this Agreement, in accordance with the terms hereof, and in effecting such request shall exercise any and all rights, remedies, powers and privileges lawfully available to the Borrower under or in connection with this Agreement to the extent and in the manner directed by the Administrative Agent, including the transmission of notices of default on the part of the Servicer hereunder and the institution of legal or administrative actions or proceedings to compel or secure performance by the Servicer of its respective obligations under this Agreement.

Section 7.19.	Backup Verification Monthly Servicer Report.

(a) Concurrently with the delivery by the Servicer of the Monthly Servicer Report each month, the Servicer will deliver to the Administrative Agent and the Backup Servicer by electronic transmission in a format acceptable to the Administrative Agent and the Backup Servicer containing information with respect to the Receivables as of the close of business on the last day of the preceding Collection Period which information is necessary for preparation of the Monthly Servicer Report. On a monthly basis, the Backup Servicer shall use the electronic transmission related to the Remittance Date to verify certain information specified in Section 7.19(b) contained in the Monthly Servicer Report delivered by the Servicer in connection with the Remittance Date, and the Backup Servicer shall notify the Servicer and the Administrative Agent of any discrepancies on or before 11:00 a.m. New York time on the related Remittance Date. In the event that the Backup Servicer reports any discrepancies, the Servicer and the Backup Servicer (in consultation with the Administrative Agent) shall attempt to reconcile such discrepancies on the related Remittance Date, but in the absence of a reconciliation (or if the Backup Servicer otherwise fails to notify the Servicer and the Administrative Agent of the absence of any discrepancies by the 11:00 a.m. cutoff time), the Monthly Servicer Report shall control for the purpose of calculations and distributions pursuant to Section 2.7 (a)(i) through (ix) with respect to the related Remittance Date. No payments shall be made to the Borrower pursuant to Section 2.7(a)(x) until any such discrepancies shall have been reconciled (or, as applicable, until the Backup Servicer notifies the Servicer and the Administrative Agent of the absence of any discrepancies). In the event that the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Monthly Servicer Report by the next succeeding Remittance Date, the Backup Servicer shall notify the Administrative Agent of such discrepancy in writing and the Servicer shall cause a firm of Independent Accountants, at the Servicer’s expense, to audit the Monthly Servicer Report and, prior to the fifth day of the following calendar month, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Servicer Report for such next succeeding Determination Date. Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations hereunder, including, without limitation, to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer. The duties and obligations of the Backup Servicer shall be determined solely by the express provisions of this Agreement and no implied covenants or obligations shall be read into this Agreement against the Backup Servicer (including any implied duty to enforce another party’s obligation if the Transaction Documents do not assign such responsibility to an express party).

68

(b) The Backup Servicer shall review each Monthly Servicer Report delivered pursuant to Section 7.19(a) and shall:

(i) confirm that such Monthly Servicer Report is complete on its face;

(ii) load the electronic information (which shall be in a format acceptable to the Backup Servicer) received from the Servicer pursuant to Section 7.19(a), confirm that such electronic information is in a readable form and calculate and confirm the aggregate Principal Balance of the Receivables for the most recent Remittance Date; and

(iii) confirm that the Available Amounts, the Class A Borrowing Base, Class A Borrowing Base Deficiency, the Class A Lenders’ Principal Distributable Amount, the Class A Loan Balance, the Class A Lenders’ Interest Distributable Amount, the Class B Borrowing Base, Class B Borrowing Base Deficiency, the Class B Loan Balance, the Class B Lenders’ Principal Distributable Amount, the Class B Lenders’ Interest Distributable Amount, the Required Reserve Account Balance Shortfall, the Principal Amount Outstanding for each of the Class A Loans and Class B Loans, the Servicing Fee, the Backup Servicing Fee, the Paying Agent Fee and the Custodian Fee in the Monthly Servicer Report are accurate based solely on the recalculation of the Monthly Servicer Report.

(c) Notwithstanding the foregoing, if the data or the Monthly Servicer Report does not contain sufficient information for the Backup Servicer to perform any action hereunder, the Backup Servicer shall promptly notify the Servicer of any additional information to be delivered by the Servicer to the Backup Servicer, and the Backup Servicer and the Servicer shall mutually agree upon the form thereof; provided, however, that the Backup Servicer shall not be liable for any delay in the performance of any action hereunder resulting from its failure to receive in a timely manner such additional information from the Servicer. In the performance of its duties hereunder, the Backup Servicer shall be entitled to conclusively rely on the Monthly Servicer Report or written notice with respect to the occurrence of any Termination Event, Servicer Termination Event or other event which affects the verification obligations of the Backup Servicer, with no duty to independently verify the information therein or confirm whether any such event has occurred or otherwise make any determination with respect thereto.

(d) Within 90 days after the Closing Date, the Backup Servicer will data map to a servicing system all servicing/loan file information, including all relevant borrower contact information such as address and phone numbers as well as loan balance and payment information, including comment histories and collection notes. On or before the fifth calendar day of each month, the Servicer will provide to the Backup Servicer and to the Administrative Agent an electronic transmission of all servicing/loan information, including all relevant borrower contact information such as address and phone numbers as well as loan balance and payment information, including comment histories and collection notes, and the Backup Servicer will review each file to ensure that it is in readable form. Additionally, the Backup Servicer shall store each such file. The Servicer shall promptly notify the Backup Servicer in writing of any material changes which the Servicer makes to its servicing systems and provide sufficient detail with respect thereto to the Backup Servicer as the Backup Servicer may require.

(e) Notwithstanding the Backup Servicer’s assumption of, and its agreement to perform and observe, all duties, responsibilities and obligations of the Servicer under this Agreement arising on and after the Assumption Date, the Backup Servicer shall not be deemed to have assumed or to become liable for, or otherwise have any liability, whether provided for by the terms of this Agreement, arising by operation of law or otherwise, for any duties, responsibilities, obligations or liabilities of the Servicer (i) arising under any repurchase, advancing or indemnification provisions of the Servicer, (ii) required to be performed by any predecessor Servicer prior to the Assumption Date or any claim based on any alleged action or inaction of any predecessor Servicer, or (iii) with respect to the payment of any taxes required to be paid by any predecessor Servicer. The indemnification obligations of the Backup Servicer, upon becoming a Successor Servicer, are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as Successor Servicer that occur after the Assumption Date.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Successor Servicer is authorized to accept and rely on all of the accounting records (including computer records) and work of the predecessor Servicer relating to the Receivables (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the predecessor Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exists in any Predecessor Servicer Work Product and such Error makes it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Error (collectively, “Continuing Errors”), the Successor Servicer shall have no duty, responsibility, obligation or liability for such Continuing Errors; provided, however, that the Successor Servicer agrees to use its best efforts to prevent further Continuing Errors. If the Successor Servicer becomes aware of Errors or Continuing Errors, it shall use its best efforts, at the direction of the Administrative Agent (upon receipt of notice from the Successor Servicer) of the nature of such Errors and Continuing Errors, to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continuing Errors and to prevent future Continuing Errors. The Successor Servicer shall be entitled to recover its costs expended in connection with such efforts in accordance with Section 2.7.

69

Article VIII

[Reserved].

Article IX

The Custodian, the Paying Agent and the Backup Servicer

Section 9.1.	Appointment; Duties of the Custodian.

(a) The Borrower has appointed Computershare to act solely on their behalf as Custodian, Paying Agent and Backup Servicer hereunder, and Computershare has accepted such appointment.

(b) The Custodian, shall continuously hold or control (within the meaning of Section 9-105 of the Relevant UCC), as applicable, through itself or through one or more of its agents or sub-custodians (each such agent or sub-custodian, a “Custodial Agent”), the Custodian Files (i) in trust for, and as bailee of, the Administrative Agent, on behalf of the Secured Parties and as bailee for the Borrower for purposes of establishing the Borrower’s ownership thereof, (ii) to restrict the possession or control thereof by any other person except as permitted in accordance with the terms of this Agreement, and (iii) subject to and in accordance with the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, with respect to any Financed Vehicles for which the lienholder’s interest is evidenced electronically, the Borrower shall grant the Custodian, the Servicer and any Custodial Agent electronic access to its or any third party title administrator’s systems to enable the Custodian, the Servicer or such Custodial Agent to extract, from such third-party title administrator’s systems, an electronic list of each Financed Vehicle listed on a “file number list” and its related lienholder information.

(c) The Custodian and the Servicer shall carry out the policies and procedures described in this Agreement in accordance with its customary actions with respect to the handling, custody and “control” (within the meaning of Section 9-105 of the Relevant UCC) of the Custodian Files so that the integrity and, in the case of the Contracts, physical possession of such Contracts and, in the case of the Electronic Contracts, “control” (within the meaning of Section 9-105 of the Relevant UCC) of such Electronic Contracts, will be maintained. To the extent that a Responsible Officer of the Custodian has received written notice or has actual knowledge thereof, the Custodian will promptly report to the Administrative Agent and Secured Parties any failure on its part to hold the physical Custodian Files related to Contracts, as herein provided and promptly take appropriate action to remedy any such failure.

(d) All Custodian Files held by the Custodian or Servicer under this Agreement shall be placed by the Borrower in a separate file for each Custodian File.

(e) The Custodian shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

(f) All Collections received by the Paying Agent from the Servicer or otherwise will, pending remittance to the Secured Party entitled thereto, be held in trust by the Paying Agent for the benefit of the Secured Parties and together with all other payment obligations of the Borrower hereunder owing to the Secured Parties shall be payable to the Secured Parties in accordance with the provisions of Section 2.7 hereof.

(g) The Custodian shall not resign or be terminated from the obligations and duties imposed on it by this Agreement except (i) upon written notice to the Administrative Agent and Borrower of its resignation; (ii) upon at least 30 days’ written notice to the Custodian from the Administrative Agent; provided, however, no resignation or termination of the Custodian pursuant to clause (i) or clause (ii) above shall become effective until the Administrative Agent has appointed a successor Custodian and such successor Custodian has assumed the responsibilities and obligations of the Custodian hereunder; provided further, however, that in the event a successor Custodian is not appointed within 60 days after the Custodian has been terminated or given notice of its resignation, the Custodian may petition a court of competent jurisdiction for its removal. The reasonable out-of-pocket expenses actually incurred (including reasonable fees of outside legal counsel) of such petition will be paid according to the priorities set forth in Section 2.7 hereof. Any successor Custodian shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent and its predecessor Custodian, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Custodian shall become effective and such successor Custodian without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Custodian herein. After appointment of a successor Custodian, the predecessor Custodian shall promptly deliver to the successor Custodian all Custodian Files held by it hereunder.

70

(h) Except as otherwise provided herein, the Backup Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Backup Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Administrative Agent and the Secured Parties. Notwithstanding the foregoing, the Backup Servicer may resign if, after demand therefor, it does not receive payment of any compensation due from the Borrower. No resignation of the Backup Servicer shall become effective until a successor Backup Servicer approved by the Administrative Agent shall have assumed the responsibilities and obligations of the Backup Servicer hereunder; provided, however, that in the event a successor Backup Servicer is not appointed within 60 days after the Backup Servicer has been terminated or given notice of its resignation, the Backup Servicer may petition a court of competent jurisdiction for its removal. The reasonable out-of-pocket expenses actually incurred (including reasonable fees of outside legal counsel) of such petition will be paid according to the priorities set forth in Section 2.7 hereof.

(i) At its own expense, the Custodian shall maintain during the term of this Agreement and keep in full force and effect fidelity insurance, errors and omissions insurance, and document hazard insurance. All such insurance shall be in amounts, with such coverage and subject to such deductibles, as is customary for insurance maintained by financial and/or trust companies of a similar size and breadth of business as the Custodian which act as Custodian and/or custodian. The Custodian shall have the option to maintain any such insurance coverage through self-insurance.

(j) This Agreement shall be administered in the Corporate Trust Office of the Custodian.

Section 9.2.	Compensation and Indemnification of Custodian, Paying Agent and Backup Servicer.

(a) Each of the Custodian, Paying Agent and Backup Servicer shall be compensated for its activities hereunder and reimbursed for reasonable out-of-pocket expenses pursuant to the Custodian Fee Letter. All such amounts shall be payable from funds available therefor in accordance with Section 2.7. Subject to the terms of such letter agreement and this Agreement, the Custodian, the Paying Agent and the Backup Servicer shall be required to pay the expenses incurred by it in connection with its activities hereunder from its own account. Notwithstanding any other provisions in this Agreement, the Custodian, the Paying Agent and the Backup Servicer shall not be liable for any liabilities, costs or expenses of the Borrower arising under any tax law, including any Federal, state or local income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or from a failure to comply therewith).

(b) The Borrower shall indemnify the Custodian, the Paying Agent and the Backup Servicer, and each of their officers, directors, employees and agents for, and hold it harmless against any loss, liability, expense, damages and costs incurred without willful misconduct, gross negligence or bad faith (as determined by a court of competent jurisdiction or as otherwise agreed to by the parties) on its part (including attorneys’ fees and expenses and courts costs, and including any such amounts incurred in connection with the enforcement of this indemnification) arising out of or in connection with (i) the acceptance or administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Borrower in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.7. The provisions of this Section 9.2 shall survive the termination or assignment of this Agreement and the resignation or removal of any party.

Section 9.3.	Representations, Warranties and Covenants of the Custodian.

The Custodian agrees to make the following representations, warranties and covenants, and further agrees that the Secured Parties shall be deemed to have relied upon such representations, warranties and covenants in accepting their interest in the Receivables.

(a) Organization and Good Standing. The Custodian is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

71

(b) Due Authorization. The execution, delivery, and performance of this Agreement have been duly authorized by the Custodian by all necessary corporate action on the part of the Custodian.

(c) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Custodian, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(d) No Conflict. The execution and delivery of this Agreement by the Custodian, and the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to the Custodian, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Custodian or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Custodian is a party or by which it is bound.

Section 9.4.	Liability of the Custodian.

(a) The Custodian shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Custodian in such capacity herein. No implied covenants or obligations (including any obligation to enforce another party’s obligation) shall be read into this Agreement against the Custodian and, in the absence of bad faith on the part of the Custodian, the Custodian may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Custodian and conforming to the requirements of this Agreement.

(b) The Custodian shall not be liable for an error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Custodian shall have been negligent in ascertaining the pertinent facts.

(c) The Custodian shall not be liable with respect to any action taken, suffered or omitted to be taken in good faith in accordance with this Agreement or at the direction of the Administrative Agent or the Secured Parties relating to the exercise of any power conferred upon the Custodian under this Agreement.

(d) The Custodian shall not be charged with knowledge of any Termination Event or Amortization Event or Servicer Termination Event, unless a Responsible Officer of the Custodian obtains actual knowledge of such event or receives written notice of such event from the Borrower, a Lender Group Agent, a Lender or the Administrative Agent, as the case may be, and the Custodian shall have no duty to take any action to determine whether any such event has occurred. The Custodian’s receipt of any reports or other information provided or otherwise publicly available does not constitute actual or constructive knowledge or notice to the Custodian unless the Custodian has an obligation to review its content. The Custodian may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Custodian shall have no duty to verify the authenticity, genuineness or conformity to the requirements of this Agreement of any Custodian Files or any related documents delivered to it hereunder, or to determine whether the materials included in any Custodian File conform to the requirements hereof, other than as expressly specified in this Agreement.

(e) Without limiting the generality of this Section 9.4, the Custodian shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Receivables or the Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Borrower or any other Person delivered to the Custodian pursuant to this Agreement believed by the Custodian to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables under this Agreement.

72

(f) The Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Custodian to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer, the Borrower, the Administrative Agent or any other Person under this Agreement or any other Transaction Document. The Custodian may assume performance the Borrower, Servicer, Seller, or any other party to the Transaction Documents absent receipt of written notice by a Responsible Officer of the Custodian, or actual knowledge of a Responsible Officer of the Custodian, indicating otherwise. The Custodian shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Custodian’s willful misconduct, gross negligence or bad faith was the primary cause of any loss to any party hereto. The Custodian may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Custodian shall not be liable for anything done, suffered or omitted in good faith by any such Person chosen with due care.

(g) The Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Servicer Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The duties and responsibilities of the Custodian hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied (including any obligation to enforce another party’s obligations hereunder). The Custodian shall not have any liability under, nor duty to inquire into the terms and provisions of, any agreement or instructions, other than as specifically required by this Agreement.

(h) The Custodian may consult with counsel and any advice or opinion of such counsel related to any action taken or suffered or omitted by it under this Agreement and any other Transaction Document shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with such advice or opinion of counsel. The Custodian shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by the parties hereto in accordance with the express provisions hereof.

(i) In the event that the Custodian shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to request definitive instructions from the Administrative Agent and to keep safely all property held in custody until it shall be directed otherwise in writing by the Administrative Agent or by a final order or judgment of a court of competent jurisdiction.

(j) The Custodian shall not deliver any Custodian Files in its possession to any Person except (i) as provided in this Agreement, and (ii) upon termination of this Agreement.

(k) The Custodian hereby waives any and all rights of offset with respect to any and all Custodian Files in its possession whether such right of offset arises by contract, operation of law or otherwise.

(l) Except for actions expressly authorized by this Agreement, the Custodian shall take no action which would or would be likely to impair the security interests created or existing under any Contract or Financed Vehicle or to impair the value of any Contract or Financed Vehicle.

(m) The Custodian makes no representations or warranties as to the accuracy or completeness of, and may disclaim responsibility and shall not be liable for, any information which it obtains from any other Person(including, but not limited to, title administrators).

(n) The Custodian shall not be responsible for any loss of a Custodian File by any Qualified System or corruption of any data, information or integrity of a Custodian File by reason of the Qualified System and will not be responsible for any fees or costs associated with the documents being maintained with any Qualified System.

73

(o) The Custodian shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent, on behalf of the Secured Parties, pursuant to the provisions of this Agreement or any other Transaction Document, unless the Administrative Agent shall have offered to the Custodian reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(p) The Custodian shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(q) The Custodian shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent; provided, however, that if the payment within a reasonable time to the Custodian of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Custodian, not reasonably assured by the Borrower, the Custodian may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Custodian, shall be reimbursed by the Borrower upon demand.

(r) The Custodian may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Custodian shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

(s) Before the Custodian acts or refrains from acting, it may require an Officer’s Certificate or Opinion of Counsel. The Custodian shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel provided by the party requesting that the Custodian act or refrain from acting; furthermore, all reasonable out-of-pocket expenses actually incurred related to such Officer’s Certificate or Opinion of Counsel (including reasonable fees of outside legal counsel) shall be paid by the requesting party.

(t) In no event shall the Custodian be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) even if the Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(u) The Custodian shall incur no liability if, by reason of any provision of any future law or regulation thereunder, or by any force majeure event, including but not limited to any act of any governmental authority, any act of God, natural disaster, act of war or terrorism, civil unrest, labor dispute, disease, epidemic or pandemic, quarantine, shelter-in-place or similar directive, guidance, policy or other action by any governmental authorities, utility failure, computer hardware or software failure, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system, or other circumstances beyond its reasonable control, the Custodian shall be prevented or forbidden from doing or performing any act or thing which the terms of this Agreement provide shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

(v) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Custodian shall not be required to take any action that is not in accordance with applicable laws.

(w) The right of the Custodian to perform any permissive or discretionary act enumerated in this Agreement or any Transaction Document shall not be construed as a duty.

(x) Except for the express duties of the Custodian under this Agreement, neither the Custodian nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any collateral securing the Loans, for the legality, enforceability, effectiveness, sufficiency or recitals of the Transaction Documents, for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or Transaction Documents or any delay in doing so.

74

(y) Nothing in this Agreement gives rise to any right, expectation, or other entitlement on the part of any Person to inspect, examine, access, or visit any Computershare data center or other secure Computershare facility, or to inspect, examine or otherwise access any Computershare system.

(z) The Custodian shall not be imputed with any knowledge of, or information possessed or obtained by, the Paying Agent or the Backup Servicer (or any affiliate, line of business or other division of Computershare) and vice versa, other than those where the roles are performed by the same group or division within Computershare or otherwise share the same Responsible Officers.

(aa) The rights, benefits, protections, immunities and indemnities afforded the Custodian hereunder shall extend to the Custodian, the Backup Servicer and the Paying Agent (in any of their respective capacities) hereunder and under any other Transaction Document or related agreement as though set forth herein or therein in their entirety mutatis mutandis.

Section 9.5.	Merger, Conversion, Consolidation of, or Succession to Business of, the Custodian.

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, or of any business line or product type within the corporate trust business of the Custodian shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, other than the Custodian shall provide written notice to the Administrative Agent.

Section 9.6.	Acknowledgment of Roles.

The parties expressly acknowledge and consent to Computershare acting in the multiple capacities of Backup Servicer, Successor Servicer, Custodian and Paying Agent under the Transaction Documents. The parties agree that Computershare in such multiple capacities shall not be subject to any claim, defense or liability arising from its performance in any such capacity based on conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Computershare of any other such capacity or capacities in accordance with this Agreement or any other Transaction Documents to which it is a party.

Section 9.7.	Limitation on Liability of the Custodian and Others.

The directors, officers, employees or agents of the Custodian shall not be under any liability to the Custodian, the Administrative Agent, any Secured Party or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of the Custodian against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Except as provided in Section 9.4, the Custodian shall not be under any liability to the Administrative Agent, any Secured Party or any other Person for any action taken or for refraining from the taking of any action in its capacity as Custodian pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Custodian against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Custodian may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Custodian shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

Section 9.8.	[Reserved].

75

Section 9.9.	Documents Held by the Custodian; Indication of Borrower Ownership; Inspection and Release of Custodian Files.

(a) The Custodian is hereby irrevocably appointed, and the Custodian hereby accepts such appointment, as agent of the Secured Parties to hold and maintain physical possession of the Custodian Files, in accordance with this Agreement; provided, that with respect to any Custodian Files containing an Electronic Contract or electronic Certificate of Title, such Custodian Files will be maintained by the Custodian on the Electronic Vault System over which the Custodian has and maintains “control” (as defined in Section 9-105 of the UCC as in effect in the State of New York) on behalf and for the benefit of the Administrative Agent as secured party. The Custodian Files are to be Delivered to the Custodian by or on behalf of the Borrower within two (2) Business Days following the Closing Date or any Addition Date, as the case may be; provided, that if application has been made for the issuance of the original Certificate of Title or other evidence of lien and such original Certificate of Title or other evidence of lien has not yet been issued at the time the Custodian Files are delivered to the Custodian, there shall be Delivered as part of the Custodian Files copies of all correspondence with the appropriate State title registration agency, and all enclosures thereto for the issuance of the original Certificate of Title or other evidence of lien for the related Financed Vehicle, and the original Certificate of Title or other evidence of lien shall be Delivered to the Custodian promptly upon receipt thereof by the Seller but in no event later than 180 days following the Closing Date or any Addition Date provided, further, that the failure to so Deliver the Certificate of Title or other document evidencing the Seller’s status as lienholder shall be considered a breach of the representation and warranty set forth in clause (d) of Schedule F as of such 180th day and the Borrower shall make the payments in respect of the related Receivable as required by Section 9.9(b). The Servicer shall ensure that the Custodian shall be provided full electronic access to the records of the title intermediary concerning Electronic Certificates of Title. The Custodian shall certify any Electronic Certificates of Title by confirming the information available from the title intermediary against the information received from the Servicer with respect to Electronic Certificates of Title.

(b) The Custodian shall within two (2) Business Days after receipt, review 100% of the Custodian Files to verify the presence of the original or authoritative copy of the Contract and a Certificate of Title with respect to each Receivable and, upon completion of such review, deliver to the Administrative Agent and each Lender Group Agent a written receipt documenting the delivery and acceptance of such Custodian Files (each, a “Receivable Receipt”) and any exceptions thereto. With respect to any Receivable for which any of the foregoing documents has not been delivered to the Custodian or corrected before the Closing Date or Addition Date, the Borrower shall not purchase the related Receivable from the Seller.

(c) The Custodian shall make a list of Receivables for which an application for a Certificate of Title or a dealer guarantee of title, but not a Certificate of Title issued by the Registrar of Titles is included in the Custodian File as of the date of its review of the Custodian Files and deliver a copy of such list to the Servicer and the Administrative Agent. On the date which is 180 days following the related Addition Date, and monthly thereafter, the Custodian shall inform the Seller, the Borrower and the Administrative Agent of any Receivable for which the related Custodian File on such date does not include a Certificate of Title, and the Seller shall repurchase any such Receivable as of the last Business Day of the Collection Period in which the expiration of such 180 days occurs, and such Receivables shall not thereafter become an Eligible Receivable (assuming all other conditions therefor have been satisfied) until such Certificate of Title has been received by the Custodian. In consideration of the purchase of the Receivable, the Seller shall remit the Purchase Amount for such Receivable to the Collection Account. Upon receipt of the Purchase Amount for a Receivable and written instructions from the Servicer, the Administrative Agent shall direct the Custodian to release to the Seller or its designee the related Custodian File and shall execute and deliver all reasonable instruments of transfer or assignment, without recourse, as are prepared by the Seller and delivered to the Custodian and are necessary to vest in the Seller or such designee title to the Receivable. Other than the reviews set forth in this Section 9.9, the Custodian shall have no duty or obligation to review any of the Custodian Files.

(d) The Custodian agrees to maintain the Custodian Files which are delivered to it at 1055 10th Avenue SE, Minneapolis, MN 55414, or as shall otherwise from time to time be identified to the Administrative Agent, by written notice delivered promptly but in no event later than thirty (30) days after any change in location. Subject to the foregoing, the Custodian may temporarily move individual Custodian Files or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures. The Borrower shall cause the Servicer and each Successor Servicer to take whatever actions are required subject to the other provisions of this Agreement, including, but not limited to, the filing of financing statements, as a result of relocating the Custodian Files, if any, to maintain the perfection of the Administrative Agent’s right, title and interest in and to the Receivables and the Custodian Files.

76

(e) The Custodian shall have and perform, the following powers and duties:

(i) hold the physical Custodian Files for the benefit of the Administrative Agent on behalf of the Secured Parties, and maintain a current inventory thereof;

(ii) promptly release the original Contract evidencing a Receivable or the original Certificate of Title to a Financed Vehicle then held by it to the Servicer upon receipt of a Request for Release of Custodian File;

(iii) carry out such policies and procedures in accordance with its customary actions with respect to the handling, verification and custody of the Custodian Files so that the integrity and physical possession of the Custodian Files will be maintained;

(iv) certify any Electronic Certificates of Title by confirming the information available from the title intermediary against the information received from the Servicer with respect to Electronic Certificates of Title; and

(v) provide the Administrative Agent and each Lender Group Agent with periodic reports (or as otherwise requested from time to time by the Administrative Agent or Lender Group Agent) showing files/titles on hand as well as files/title released during the reporting period.

(f) The Custodian shall maintain each Electronic Contract that constitutes or evidences a Receivable such that (a) a watermark on any perceivable rendering of the authoritative copy (as referred to in Section 9-105 of the UCC as in effect in the State of New York) thereof shall read “View of Authoritative Copy,” and (b) a watermark on any perceivable rendering of such Electronic Contract that is not a perceivable rendering of the authoritative copy (as referred to in Section 9-105 of the UCC as in effect in the State of New York), thereof shall read “View of Non-Authoritative Copy”.

Section 9.10.	Matters Relating to Electronic Chattel Paper.

(a) The Custodian hereby agrees that without the consent of the Administrative Agent, the Custodian shall not, except in connection with a transfer of such Receivable permitted under the terms of this Agreement, (A) “communicate” (as such term is used in Section 9-105 of the UCC) the Authoritative Copy of any Receivable constituting Electronic Chattel Paper to any other Person other than, if at all, the Borrower or the Administrative Agent or (B) place on the Authoritative Copy of any Receivable constituting Electronic Chattel Paper any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any other Person other than, if at all, the Borrower or the Administrative Agent.

(b) At any time and from time to time during regular business hours and upon at least two (2) Business Days' prior written notice, the Custodian shall permit the Administrative Agent and its agents or representatives, including each Lender Group Agent: (i) to conduct periodic reviews of the Electronic Chattel Paper which constitute or evidence Receivables and the related Records of the Custodian (which shall include providing the Administrative Agent and agents or representatives including each Lender Group Agent with credentials sufficient to access and view such Electronic Contracts); (ii) to examine and obtain copies of and prepare customary reports relating to the Records in its possession or control relating to the Electronic Chattel Paper which constitute or evidence Receivables; (iii) to visit the offices and properties of the Custodian for the purpose of examining the materials described in clause (ii) above; and (iv) to discuss matters relating to the Electronic Chattel Paper which constitute or evidence Receivables or the Custodian's performance hereunder with any of the officers or employees of the Custodian having knowledge of such matters. The cost of any such examination shall be reimbursed by the Borrower in accordance with this Agreement. Nothing in this Agreement gives rise to any right, expectation, or other entitlement on the part of the Administrative Agent and its agents or representatives to inspect, examine, access, or visit any Computershare data center, or other secure Computershare facility, or to inspect, examine or otherwise access any Computershare system.

77

(c) The Servicer shall notify the Administrative Agent in writing as soon as reasonably practicable and in any event within two (2) Business Days after any Responsible Officer thereof receives notice or obtains actual knowledge of: (I) the intent or threat (expressed in writing) of the Electronic Vault Provider to terminate, or the termination of, the Master Electronic Collateral Control Agreement or the Electronic Vault Services Agreement, (II) receipt of written notice from the Electronic Vault Provider of any actual or suspected theft of, accidental disclosure of, loss of, or inability to account for, any nonpublic or confidential information (including, but not limited to, the access codes of the Electronic Vault Provider or any party hereto) of the Electronic Vault Provider or any party hereto which is maintained in the Electronic Vault and/or any unauthorized intrusions into the Electronic Vault Provider’s or any of its subcontractor’s facilities or secure systems on or in which any nonpublic or confidential information of the Electronic Vault Provider or any party hereto is maintained, (III) receipt of written notification from the Electronic Vault Provider of any changes to the System Description, which shall include any changes to the Electronic Vault System that are materially inconsistent with the System Description, with respect to the Electronic Vault, (IV) any Integrity Check failure with respect to or any other attempted unauthorized access to or modification or alteration of an Authoritative Copy of an Electronic Contract that constitutes Electronic Chattel Paper which constitutes or evidences a Receivable maintained in the Electronic Vault, (V) any claim of any Person (other than the Custodian) of an interest in an Electronic Contract, (VI) the receipt of written notice of the commencement or the threat in writing of any actions, suits, investigations or proceedings against the Electronic Vault Provider which may materially interfere with (A) the Electronic Vault Provider’s provision of the Electronic Vault System or (B) the Borrower’s, the Servicer’s, or any other Person’s access to or use of the Electronic Vault or against the Borrower, the Servicer or otherwise relating to or affecting the Electronic Vault or the Contracts, in any court, or before any arbitrator of any kind, or before or by any Governmental Authority or (VII) the receipt of any other material or adverse written notice from the Electronic Vault Provider. The Administrative Agent shall, upon receipt of notice of any of the foregoing and to the extent such notice has not already been provided by the Servicer to the Lenders, provide written notice thereof to the Lenders as soon as reasonably practicable.

(d) The Custodian shall not agree to amend, or provide any consents, waivers or directions under, the Master Electronic Collateral Control Agreement without the prior written consent of the Administrative Agent.

(e) The Custodian shall maintain the Electronic Vault in accordance with the terms of the Master Electronic Collateral Control Agreement (including establishing the Electronic Vault in the name of the Borrower and placing the Required Legend on all renderings of each Authoritative Copy of each Electronic Contract).

(f) Upon (i) the occurrence of a Termination Event or a Servicer Termination Event, a breach by the Custodian of its obligations hereunder or a breach by any Person of its obligations under the Electronic Vault Services Agreement or the Master Electronic Collateral Control Agreement, (ii) the termination of the Electronic Vault Services Agreement or the Master Electronic Collateral Control Agreement or the delivery of any notice of termination thereunder or (iii) a determination by the Administrative Agent, in its reasonable discretion, that the functionality, security, integrity or reliability of the Electronic Vault System (or any electronic partition established thereunder with respect to the Borrower) is impaired or the Receivables are otherwise adversely affected by any event (including any change in configuration, technology or law) or circumstance with respect to the Electronic Vault Provider, the Custodian, the Electronic Vault System (or any electronic partition established thereunder with respect to the Borrower), the Master Electronic Collateral Control Agreement or Electronic Chattel Paper generally, including adverse claims being asserted therein by the Electronic Vault Provider or other lenders, (A) the Custodian shall, notwithstanding any contrary instruction received from the Borrower, the Servicer or the Seller, promptly take such reasonable action with respect to the Electronic Chattel Paper which constitute or evidence the Receivables and with respect to the Electronic Vault System (or any electronic partition established thereunder with respect to the Borrower), as the Administrative Agent may direct in writing, including delivering the Electronic Chattel Paper to the Servicer to Export such Electronic Chattel Paper maintained within the Electronic Vault System which constitute or evidence the Receivables and (B) the Administrative Agent, as "Secured Party" under the Master Electronic Collateral Control Agreement, may deliver a “notice of exclusive control” (or similarly defined term) under the Master Electronic Collateral Control Agreement.

(g) The Custodian hereby agrees that upon its resignation or removal or any appointment of a successor Custodian hereunder it shall take all necessary action directed by the Administrative Agent to transfer all of its control of any Receivable constituting Electronic Chattel Paper to the applicable successor Custodian (including the transfer of such Electronic Chattel Paper to a separate electronic vault on the Electronic Vault System controlled by such successor Custodian or to a separate electronic vault at a successor Electronic Vault Provider or deliver such Electronic Chattel to the Servicer to export of the Electronic Chattel Paper and delivery of physical copies of exported Contracts to the successor Custodian).

78

Article X

Termination and Amortization Events

Section 10.1.	Termination Events.

(a) Each of the following events shall constitute a “Termination Event”:

(i) the occurrence of any Level III Trigger Event;

(ii) the occurrence of a Servicer Termination Event that has not been waived;

(iii) failure on the part of the Borrower or Servicer to pay or disburse (a) within two (2) Business Days of the date due or (ii) any amount in excess of [***] due and payable pursuant to this Agreement, any Transaction Document or any other material agreement to which it is a party;

(iv) default by the Borrower in the payment of (a)any interest on the Loans, which default continues for a period of two (2) Business Days after its due date;

(v) default by the Borrower in the payment of any principal on the Loans when due;

(vi) (x) the Principal Amount Outstanding of the Class A Loans is greater than the Class A Borrowing Base or (y) the Principal Amount Outstanding of the Class B Loans is greater than the Class B Borrowing Base, and in either case such excess remains unremedied for more than three (3) Business Days or, solely, with respect to a Level I Trigger Event, sixty (60) days; provided that such extended cure period shall only apply so long as the Class A Advance Rate does not exceed [***] and the Class B Advance Rate does not exceed [***];

(vii) failure on the part of the Borrower or Servicer to observe or perform any of its covenants or agreements which materially and adversely affects the rights of the Lenders or the Administrative Agent set forth in any Transaction Documents to which it is a party, and such failure continues unremedied for thirty (30) calendar days after the earlier of knowledge of, or written notice to, the Borrower or Servicer of such breach;

(viii) any representation or warranty (other than the representations in Section 5.2(c)) made by the Seller, the Servicer, or the Borrower under or in connection with this Agreement, any of the other Transaction Documents to which it is a party; shall prove to have been false or incorrect, and the incorrectness of such representation or warranty materially and adversely affects the rights of the Lenders or the Administrative Agent set forth in any Transaction Documents to which it is a party and shall remain unremedied for thirty (30) calendar days after the earlier of knowledge of, or written notice to, the Borrower or Servicer of such breach;

(ix) an Insolvency Event with respect to CPS, the Borrower, the Seller or the Servicer shall have occurred;

(x) the Borrower shall become an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, be required to register as an Investment Company or shall be a “covered fund” within the meaning of the Volcker Rule;

(xi) the failure by CPS to repurchase any Receivable in accordance with the Transaction Documents;

(xii) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or any material portion of the assets of the Seller, the Servicer or CPS and such Lien shall not have been released within 30 days, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Borrower, the Servicer or the Seller and such Lien shall not have been released within 30 days;

79

(xiii) the Administrative Agent or the Lenders shall fail for any reason to have a valid and perfected first priority security interest in the Receivables and the proceeds thereof, except with respect to Consumer Lender Receivables until the Perfection Date;

(xiv) a Change of Control shall occur with respect to the Borrower, CPS or any Subsidiary unless the Administrative Agent and Lender shall have expressly consented to such Change of Control;

(xv) any Transaction Documents or any Lien granted thereunder by the Borrower, the Servicer, the Seller, or CPS shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Servicer, the Seller or CPS; or (B) the Borrower, the Servicer, the Seller or CPS or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Transaction Documents;

(xvi) the Borrower, CPS or any Specified Affiliate shall fail to pay any money due under any other agreement, note, indenture or instrument evidencing, securing, guaranteeing or otherwise relating to indebtedness of the Borrower, CPS or such Subsidiary, which failure to pay constitutes an event of default under any such agreement, note, indenture or instrument or constitutes a default thereunder and such event of default or default (i) results in the acceleration of any debt owed by the Borrower, CPS or such Subsidiary, and (ii) continues unremedied for a period of three (3) Business Days after the cure period for the related indebtedness; or the Borrower, CPS or any Subsidiary shall otherwise fail to perform or observe any term, covenant, agreement or representation and warranty under any such other agreement, note, indenture or instrument, which failure constitutes an event of default under any such agreement, note, indenture or instrument or constitutes a default thereunder and such event of default or default shall result in the acceleration of such indebtedness; or any other event under any such agreement or instrument shall occur or condition shall exist if the effect of such event or condition is to accelerate the maturity of such indebtedness; provided that, if such indebtedness is solely indebtedness of CPS or any Specified Affiliate (and not in whole or in part indebtedness of the Borrower), such accelerated indebtedness must be in an aggregate amount of at least [***] in order for an event described in this clause (xi) to constitute a Termination Event;

(xvii) any final judgment or ruling shall have been rendered against, or any settlement entered into by, CPS or any Specified Affiliate, which judgment, ruling or settlement exceeds, in the aggregate, [***] or any final judgment or ruling shall have been rendered against the Borrower; provided, in either case, that such final judgment, ruling or settlement shall have remained unpaid, and enforcement thereof shall have remained unstayed and unbonded, for a period in excess of 30 days from the date of entry of such judgment or ruling or the date of effectiveness of such settlement;

(xviii)    any change in the Servicing Guidelines and Contract Purchase Guidelines that would reasonably be expected to be adverse to the lenders, without the prior consent of the Administrative Agent, unremedied for five (5) Business Days;

(xix) the Backup Servicer shall have resigned and a replacement backup servicer acceptable to the Administrative Agent shall not have been appointed within 90 days of receipt of notice of such resignation; and

(xx) the balance on deposit in the Reserve Account shall be less than the Required Reserve Account Balance for more than two (2) Business Days after any Remittance Date.

(b) Upon the occurrence of any Termination Event, the Administrative Agent may, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 10.2.	Amortization Events.

Each any of the following events shall constitute an “Amortization Event”:

(a) there occurs any Level II Trigger Event;

80

(b) there occurs a Turbo Event;

(c) a Servicer Termination Event;

(d) CPS, as Servicer, is no longer obligated to service new Receivables originated by the Seller;

(e) there occurs any material adverse change to the Contract Purchase Guidelines, unless such change is approved by the Administrative Agent; or

(f) the Backup Servicer shall have resigned and a replacement backup servicer acceptable to the Administrative Agent shall not have been appointed within 45 days of receipt of notice of such resignation.

Section 10.3.	Actions Upon the Declaration of a Termination Event.

(a) Remedies. Upon the declaration of the occurrence of the Termination Date following the occurrence of a Termination Event, the Administrative Agent shall declare by written notice to the Borrower any date as the date upon which the Loans shall become due and payable in full and the Administrative Agent shall have all of the rights and remedies provided to a secured creditor in the Collateral under the UCC by Applicable Law in respect thereto. Administrative Agent may, on behalf of the Secured Parties, in any such case, at its option, determine that the Carrying Costs with respect to the Principal Amount Outstanding after the occurrence of a Termination Event are calculated by reference to the Base Rate, if available. There shall be no Subsequent Advance upon the occurrence of any Termination Event or Amortization Event.

If the Loans are declared (or becomes automatically) due and payable in accordance with this Section 10.3(a) the Administrative Agent, and may do any one or more of the following:

(i) take all necessary action to foreclose upon the Collateral;

(ii) retain in satisfaction of any amounts owing from the Borrower all amounts otherwise payable to the Borrower pursuant to this Agreement to the extent necessary to pay in full all amounts (including principal and interest) due and payable hereunder;

(iii) pursue any available remedy by proceeding at law or in equity including complete or partial foreclosure of the lien upon the Collateral and sale of the Collateral or any portion thereof or rights or interest therein as may appear necessary or desirable (i) to collect amounts owed pursuant to the Loans and any other payments then due and thereafter to become due under the Loans or (ii) to enforce the performance and observance of any obligation, covenant, agreement or provision contained in this Agreement to be observed or performed by the Borrower; or

(b) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Administrative Agent on behalf of the Secured Parties.

Section 10.4.	Exercise of Remedies.

No failure or delay on the part of any Lender Group Agent or the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower, the Secured Parties or the Administrative Agent, on the one hand, and any Lender Group Agent or the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

81

Section 10.5.	Waiver of Certain Laws.

The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent, the Required Lenders or such court may determine.

Section 10.6.	Power of Attorney.

The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

Section 10.7.	Termination Date Solely as the Result of the Commitment Termination Date or an Amortization Event.

Notwithstanding any other term or provision contained in this Agreement or in any other Transaction Document, following the occurrence of the Termination Date solely as the result of the occurrence of the Commitment Termination Date or the occurrence of an Amortization Event, so long as no Termination Event has occurred (or occurs following such Termination Date or Amortization Event), the Lender Group Agents, the Lenders and the Administrative Agent agree that no acceleration under Section 10.1(a)(i) shall result and that the Administrative Agent shall not be entitled to exercise the remedial actions set forth in Section 10.3. Upon the occurrence of the Termination Date under the circumstances described in this Section 10.7, the Revolving Period shall be terminated and no further Advances will be made.

Section 10.8.	Class B Lenders’ Purchase Option; Collateral Purchase Right.

(a) If a Termination Event has occurred and is continuing and the Administrative Agent has declared the Loans then outstanding to be due and payable pursuant to Section 10.3, then the Class B Lenders shall have the option to purchase all (but not less than all) of the Class A Loans from the Class A Lenders (the “Class B Purchase Right”). Within five (5) Business Days of the Administrative Agent’s declaration that the Loans then outstanding are due and payable pursuant to Section 10.3 following a Termination Event, the Administrative Agent shall deliver written notice (including supporting detail) to the Class B Lenders of (i) the aggregate principal amount of the Class A Loans, and all accrued and unpaid fees and interest thereon, (ii) the interest and fees expected to accrue thereon through the immediately following Remittance Date and (iii) the amount of all liabilities (without duplication) that it has incurred in the nature of indemnification obligations of the Borrower hereunder which have resulted in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the Class A Lenders (collectively, “Class A Indemnification Liabilities”). The decision to exercise the Class B Purchase Right shall be electable by the Class B Lenders for a period of thirty (30) Days, commencing on the date on which the Administrative Agent provides the immediately forgoing notice (the last day of such thirty-day Period, the “Class B Purchase Right Termination Date”). Prior to the Class B Purchase Right Termination Date, one or more Class B Lenders (or their designees) may elect to exercise the Class B Purchase Right upon written notice to the Administrative Agent (the “Class B Purchase Option Notice” and such electing Class B Lenders, the “Class B Purchase Option Lenders”), which notice shall be irrevocable (unless the final Class B Purchase Option Amount is more than [***] higher than (x) the initial calculation of such amounts owing in respect of the Class A Loans and expected to accrue through the Class B Purchase Option Exercise Date calculated pursuant to the preceding sentence plus (y) any Yield accrued prior to the Class B Purchase Option Exercise but not reflected in the prior calculation, in which case such Class B Purchase Option Notice may be revoked in the sole and absolute discretion of the Class B Purchase Option Lenders at any time prior to the Class B Purchase Option Exercise Date) and shall specify the date on which such right is to be exercised by the Class B Lenders (or their designees) (such date, the “Class B Purchase Option Exercise Date”), which shall be a Business Day not more than thirty (30) Business Days after receipt by the Administrative Agent of such Class B Purchase Option Notice. On the Business Day prior to the Class B Purchase Option Exercise Date, the Administrative Agent shall deliver written notice to the Class B Purchase Option Lenders specifying the aggregate principal amount of the Class A Loans, all accrued and unpaid fees and interest as of the Class B Purchase Option Exercise Date and the Class A Indemnification Liabilities of which it is then aware (collectively, the “Class B Purchase Option Amount”). On the Class B Purchase Option Exercise Date, the Class A Lenders shall sell to the Class B Purchase Option Lenders or their designees, and the Class B Purchase Option Lenders (or their designees) shall purchase from the Class A Lenders, the Class A Loans.

82

(b) Upon the date of such purchase and sale, the Class B Purchase Option Lenders shall pay to the Class A Lenders as the purchase price therefor the Class B Purchase Option Amount. Such purchase price and other sums shall be remitted by wire transfer in federal funds to such bank account of the Class A Lenders as the Administrative Agent shall have designated in writing to the Class B Purchase Option Lenders for such purpose. In connection with the foregoing purchase, accrued and unpaid fees and interest in respect of the Class A Loans shall be calculated through the Business Day on which such purchase and sale shall occur if the amounts so paid by the Class B Purchase Option Lenders to the bank account designated by the Class A Lenders are received in such bank account prior to 5:00 p.m., New York time and interest shall be calculated to and include the next Business Day if the amounts so paid by the Class B Purchase Option Lenders to the bank account designated by the Class A Lenders are received in such bank account later than 5:00 p.m., New York time.

(c) Any purchase pursuant to this Section 8.05 shall be expressly made without representation or warranty of any kind by the Class A Lenders as to the Class A Loans or otherwise and without recourse to the Class A Lenders, except that the Class A Lenders shall represent and warrant: (i) the amount of the Class A Loans being purchased and that the purchase price and other sums payable by the Class B Purchase Option Lenders are true, correct and accurate amounts, (ii) that the Class A Lenders shall convey the Class A Loans free and clear of any Liens or encumbrances of the Class A Lenders or created or suffered by the Class A Lenders, including any participation interest in any of the Class A Loans, (iii) as to all claims made or threatened in writing against the Class A Lenders related to the Class A Loans, and (iv) the Class A Lenders are duly authorized to assign the Class A Loans.

(d) If the Administrative Agent elects (or is directed to by the Majority Lenders to elect) to, solicit and accept bids in connection with, and to sell or dispose of, all or any portion of the Receivables pursuant to this Agreement, then any Class B Lender shall have the first right to purchase such Receivables on terms and at a price equal to or (if such Class B Lender so determines in its sole discretion) greater than and on a timeline the same as or shorter than (provided, for the avoidance of doubt, that such timeline shall not be shorter than 30 days from the exercise by a Class B Lender of its Collateral Purchase Right in accordance with this Section 10.8) the Winning Collateral Purchase Bid (as defined below) (the “Collateral Purchase Right”). The Collateral Purchase Right shall be exercisable by any Class B Lender for a period of five (5) Business Days commencing on the date on which the Class B Lenders receive written notice from the Administrative Agent of the Winning Collateral Purchase Bid (the “Collateral Purchase Right Termination Date”). If a Class B Lender does not deliver written notice to the Administrative Agent prior to 5:00 p.m. (New York City time) on the Collateral Purchase Right Termination Date that it intends to invoke its Collateral Purchase Right, the Collateral Purchase Right shall terminate automatically without notice or any action required on the part of any Person. Nothing in this Section 8.05(e) shall be deemed to create an obligation on any Class B Lender to submit any bid or to purchase Receivables pursuant to the Collateral Purchase Right; however, it is understood and agreed that any notice delivered by a Class B Lender to the Administrative Agent exercising the Collateral Purchase Right shall be binding on such Class B Lender. As used herein, the term “Winning Collateral Purchase Bid” shall mean the bid to purchase all or any portion of the Receivables selected by the Administrative Agent in its sole discretion.

(e) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Administrative Agent and the Lenders shall not sell or enter into a binding commitment to sell any Receivables or other Collateral prior to the Class B Purchase Right Termination Date (and if one or more Class B Lender exercises its Class B Purchase Right, from and after the delivery of a Class B Purchase Option Notice, unless the Class B Purchase Option Notice is revoked pursuant to the terms of this Agreement or the Class B Purchase Option Lenders fail to complete such Class B Purchase Right on such Class B Purchase Option Exercise Date), without the prior written consent of the Class B Lender (or the Class B Purchase Option Lenders, if different).

Section 10.9.	Right of First Refusal.

(a) Borrower and Servicer hereby agree that if, at any time during the term hereof, Borrower (or any Affiliate of Borrower) proposes to renew or extend, or increase the size of, the Class B Commitment or replace or refinance the Class B Commitment with a Class B commitment in a financing facility agented by Capital One, N.A., Borrower and Servicer shall provide the Administrative Agent and the Class B Lenders with written notice (the “ROFR Notice”) by no later than thirty (30) days prior to such time as the Borrower intends to effectuate any such renewal, extension, increase or refinancing of the Class B Commitment, and such ROFR Notice shall include a proposed term sheet setting forth the material terms and conditions of such renewal, extension, increase or refinancing of the Class B Commitment in reasonable detail (such term sheet, the “ROFR Term Sheet”); provided, however, that if the Class B Lenders have at any point (i) been Defaulting Lenders or (ii) otherwise been in breach of any covenants hereunder or under any other Loan Document, then the Borrower shall have no obligation to deliver a ROFR Notice to the Class B Lenders and the Class B Lenders shall have no rights with respect to such renewal, extension, or increase in the size of the Class B Commitment.

83

(b) The giving of the ROFR Notice shall constitute an offer (the “ROFR Offer”) by the Borrower and the Servicer for the Class B Lenders (or their designees) to renew, extend, increase or refinance the Class B Commitment subject to the terms and conditions set forth in the ROFR Term Sheet. Within ten (10) Business Days following receipt by the Class B Lenders of the ROFR Notice and ROFR Term sheet (the “ROFR Election Period”), the Class B Lenders may elect to extend, renew, increase or refinance the Class B Commitment (or cause their designees to extend, renew, increase or refinance the Class B Commitment) subject to the terms and conditions set forth in the ROFR Term Sheet by delivering to the Administrative Agent, the Borrower and the Servicer a notice (the “ROFR Acceptance Notice”) indicating its wish to exercise its rights under this Section 10.8 to extend, renew, increase or refinance the Class B Commitment on such terms or other terms as may be agreed between the parties. For the avoidance of doubt, during the ROFR Election Period, the Borrower, the Administrative Agent, the Servicer and the Class B Lenders may negotiate the terms of the ROFR Term Sheet and may agree on terms that are different from the ROFR Term Sheet originally provided to the Administrative Agent and the Class B Lenders as part of the ROFR Offer. If the Class B Lenders do not deliver a ROFR Acceptance Notice within the ROFR Election Period, the Class B Lenders shall be deemed to have rejected the ROFR Offer.

(c) If the Class B Lenders reject or are deemed to have rejected the ROFR Offer, the Borrower, the Servicer and the Administrative Agent shall have the right, for a period of one hundred and eighty (180) days, to market to additional potential lenders (each, a “Potential Class B Lender”) and agree to incorporate such Potential Class B Lenders as Class B Lenders hereunder; provided, that the existing Class B Lenders shall have the opportunity to participate in such marketing process.

Article XI

Indemnification

Section 11.1.	Indemnities by the Servicer.

The Servicer hereby agrees to indemnify the Administrative Agent, the Custodian, the Paying Agent, the Backup Servicer, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents (collectively, the “Indemnified Parties”) with respect to any amounts (a) payable under Section 11.2 if the Borrower fails to pay such amounts when due or (b) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement (including those incurred in connection with any action, claim or suit brought to enforce the right of any such Indemnified Party to indemnification hereunder), excluding, however, amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of any  Indemnified Party as determined by a court of competent jurisdiction. Without limiting the foregoing, the Servicer shall indemnify the Indemnified Parties for amounts relating to or resulting from:

(a) reliance on any representation or warranty made or deemed made by the Servicer under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(b) the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Transaction Document or in any agreement executed in connection with this Agreement or any other Transaction Document or with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicle and any failure by the Servicer to perform its duties under the Contracts and Receivables included as a part of the Collateral;

(c) any litigation, proceeding or investigation (i) before any Governmental Authority in respect of any Contract, Receivable or Financed Vehicle included as part of the Collateral based in whole or in part on any act or omission of the Servicer (provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause (i) resulting from such Indemnified Party’s gross negligence, bad faith or willful misconduct); or (ii) relating to or arising from the Transaction Documents, the transactions contemplated hereby and thereby, or any other investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes a party as a result of any of the transactions contemplated by the Transaction Documents;

(d) the failure by the Servicer to pay when due any material Taxes (excluding any Taxes being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer) for which the Servicer is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

84

(e) the failure of the Servicer to remit or deposit Collections received by the Servicer in accordance with the terms of this Agreement and the Transaction Documents or the commingling by the Servicer of any Collections with other funds, except as otherwise permitted under the Transaction Documents;

(f) the use, ownership or operation by the Servicer or any Affiliate thereof of a Financed Vehicle; or

(g) to the extent caused by actions or inactions of the Servicer, the failure of the Paying Agent or any other financial institution to remit any amounts or items of payment held in the Collection Account pursuant to the instructions of the Servicer and the Administrative Agent given in accordance with this Agreement or the other Transaction Documents, whether by reason or the exercise of setoff rights or otherwise.

The Servicer shall be strictly accountable for all payments actually received on the Receivables. Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against (A) nonpayment by an Obligor of an amount due and payable with respect to a Receivable, except to the extent such indemnity directly results from the Servicer’s breach of its obligations hereunder, and (B) any loss in value of any Financed Vehicle or Permitted Investments due to changes in market conditions or for any other reasons outside the Servicer’s control. For the avoidance of doubt, this Section 11.1 shall not apply to Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim), which shall be governed by Section 2.12.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT LIABILITIES AND COSTS SET FORTH ABOVE ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY.

Section 11.2.	Indemnities by the Borrower and CPS.

The Borrower and CPS further jointly and severally agree to (A) pay upon demand all reasonable costs and out-of-pocket expenses incurred by the Administrative Agent and the Lenders as a consequence of, or in connection with, the enforcement of this Agreement or any of the other Loan Documents and any stamp, documentary or other taxes which may be payable by such Person in connection with the execution or delivery of this Agreement, any Loan hereunder, or the issuance of the Loans or any other Transaction Documents; and (B) indemnify and hold and save the Administrative Agent the Lenders and their Affiliates harmless from all liability for any breach by the Borrower of its obligations under this Agreement. The Borrower and Servicer also further jointly and severally agree to reimburse the Lenders upon demand for all reasonable out-of-pocket and legal expenses incurred by the Lenders in connection with the negotiation of any restructuring or “work-out,” whether or not consummated, of the Transaction Documents.

Article XII

The Agents

Section 12.1.	Authorization and Action.

(a) Each Lender and each Lender Group Agent hereby designates and appoints Capital One (and Capital One accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Lenders and the Lender Group Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender Group Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

85

(c) The Administrative Agent shall promptly distribute to each Lender Group Agent all notices, requests for consent and other information received by the Administrative Agent under this Agreement which it is expressly required to distribute to the Lender Groups.

(d) Each Person in each Lender Group, on behalf of itself and its assigns, hereby designates and appoints the Person identified as the Lender Group Agent for such Lender Group in such Lender Group’s Assignment Agreement to act as its agent hereunder and under each other Transaction Document, and authorizes such Lender Group Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to such Lender Group Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto.

Section 12.2.	Delegation of Duties.

(a) The Administrative Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Each Lender Group Agent may execute any of its duties hereunder and each Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Lender Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3.	Exculpatory Provisions.

Neither the Administrative Agent, a Lender Group Agent nor any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. Neither the Administrative Agent nor any Lender Group Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge of any Termination Event or Servicer Termination Event unless it has received written notice thereof from the Borrower, the Servicer or a Secured Party.

Section 12.4.	Reliance.

(a) The Administrative Agent and each Lender Group Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent or such Lender Group Agent), independent accountants and other experts selected by the Administrative Agent or such Lender Group Agent.

(b) The Administrative Agent and each Lender Group Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders (in the case of the Administrative Agent) or the Lenders that are members of its Lender Group (in the case of a Lender Group Agent), on a joint and several basis, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

86

(c) The Administrative Agent and each Lender Group Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders or any Lender, as applicable (in the case of the Administrative Agent), or the Lenders that are members of its Lender Group (in the case of a Lender Group Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders (in the case of the Administrative Agent) or the Lenders that are members of its Lender Group (in the case of a Lender Group Agent).

(d) Neither the Administrative Agent nor any Lender Group Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event unless it has received notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent or any Lender Group Agent receives such a notice, it shall promptly give notice thereof to each Lender (in the case of the Administrative Agent) or each Lender that is a member of its Lender Group and the Administrative Agent (in the case of a Lender Group Agent). The Administrative Agent or any Lender Group Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders (in the case of the Administrative Agent) or by the Lenders that are members of its Lender Group (in the case of a Lender Group Agent).

Section 12.5.	Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent, any Lender Group Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Lender Group Agent hereafter taken, including any review of the affairs of the Borrower, the Seller, the Servicer, the Seller, the Paying Agent, the Backup Servicer and the Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent or any Lender Group Agent to the Lenders (in the case of the Administrative Agent) or the Lenders that are members of its Lender Group (in the case of the Lender Group Agent). Each Lender represents to the Administrative Agent and each Lender Group Agent that it has, independently and without reliance upon the Administrative Agent, any Lender Group Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Seller, the Paying Agent, the Backup Servicer and the Custodian and the Receivables and made its own decision to purchase its interest in its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Lender Group Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Seller, the Paying Agent, the Backup Servicer and the Custodian and the Receivables. Except for notices, reports and other documents received by the Administrative Agent or any Lender Group Agent hereunder, neither the Administrative Agent nor any Lender Group Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Seller, the Paying Agent, the Backup Servicer and the Custodian or the Receivables which may come into the possession of the Administrative Agent or such Lender Group Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 12.6.	Indemnification.

(a) Each Lender Group Agent agrees to indemnify, severally, in proportion to each such Lender Group’s then-applicable Lender Group Share, the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Principal Amount Outstanding) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender Group Agent shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section 12.6 shall survive the payment of the obligations under this Agreement, including the Principal Amount Outstanding, the termination of this Agreement, and any resignation or removal of the Administrative Agent.

87

(b) The Lenders that are members of each Lender Group agree to reimburse and indemnify the related Lender Group Agent and its officers, directors, employees, representatives and agents ratably according to their Commitment Percentages, to the extent not paid or reimbursed by the Borrower or the Servicer (i) for any amounts for which such Lender Group Agent, acting in its capacity as Lender Group Agent, is entitled to reimbursement by the Borrower or the Servicer hereunder and (ii) for any other expenses incurred by such Lender Group Agent, in its capacity as Lender Group Agent acting on behalf of the Lenders that are members of such Lender Group, in connection with the administration and enforcement of this Agreement and the Transaction Documents.

Section 12.7.	Agents in Their Individual Capacities.

The Administrative Agent, each Lender Group Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though the Administrative Agent or such Lender Group Agent were not the Administrative Agent or a Lender Group Agent hereunder. None of the provisions to this Agreement shall require the Administrative Agent or any Lender Group Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of their respective duties hereunder, or in the exercise of any of their respective rights or powers if the Administrative Agent or such Lender Group Agent shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to such party against such risk or liability is not assured.

Section 12.8.	Successor Agents.

(a) The Administrative Agent and each Lender Group Agent may resign as Administrative Agent or Lender Group Agent upon sixty (60) days’ notice to each Lender and the Borrower with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Administrative Agent or such Lender Group Agent pursuant to this Section 12.8.

(b) If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint a successor administrative agent, which may be a Lender, and, if not a Lender, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed). Any successor administrative agent shall succeed to the rights, powers and duties of resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least [***], (ii) a Lender or (iii) an Affiliate of such a bank or a Lender.

(c) If a Lender Group Agent shall resign as Lender Group Agent under this Agreement, then the Banks holding a Majority-In-Interest shall, during the sixty (60) day period referenced in Section 12.8(a), appoint, from among the remaining Banks that are members of such Lender Group, a successor Lender Group Agent reasonably acceptable to the Borrower (provided that the Borrower’s consent shall not be required if any Termination Event or Amortization Event shall have occurred), whereupon such successor Lender Group Agent shall succeed to the rights, powers and duties of the Lender Group Agent for such Lender Group and the term “Lender Group Agent”, as it relates to such Lender Group, shall mean such successor agent, effective upon its appointment, and the former Lender Group Agent’s rights, powers and duties as Lender Group Agent shall be terminated without any further act or deed on the part of such former Lender Group Agent or any of the parties to this Agreement.

88

Article XIII

Assignments; Participations

Section 13.1.	Assignments and Participations.

(a) [Reserved].

(b) Each Lender may upon at least sixty (60) days’ notice to the applicable Lender Group Agent and the Administrative Agent, assign to one or more banks, conduits or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) [***] or an integral multiple of [***] in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) provided no Termination Event shall have occurred and be continuing, each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the related Lender Group Agent and the Administrative Agent, for their respective acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of [***], payable to the Administrative Agent, or such lesser amount as shall be approved by the Required Lenders, (v) the parties to each such assignment shall have agreed to reimburse such Lender Group Agent and the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and out-of-pocket expenses of counsel for such Lender Group Agent and the Administrative Agent) incurred by such Lender Group Agent and the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Fourteen, and (vii) there shall be no increased costs, expenses or taxes incurred by the related Lender Group Agent or the Administrative Agent upon assignment or participation. Upon such execution, delivery and acceptance by related Lender Group Agent and the Administrative Agent and the recording by the related Lender Group Agent and the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the related Lender Group Agent and the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, the related Lender Group Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent and the related Lender Group Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such parties by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

89

(d) Each Lender Group Agent and the Administrative Agent, acting in such capacity as an agent of the Borrower, shall maintain at its address located in the United States and as referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the principal amount (and stated interest) of each Loan made by each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, each Lender Group Agent and each Lender may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent, any Lender Group Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to the provisions of Sections 13.1(a) and (b), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the related Lender Group Agent and the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the related Lender Group Agent and the Administrative Agent shall then record the information contained therein in the Register.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and each Loan owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the related Lender Group Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Section 2.7; provided, however, that no participant shall be entitled to receive payment under such Section in excess of the amount that would have been payable under such Section by the Borrower to any Lender granting its participation had such participation not been granted, and such Lender so granting a participation shall not be entitled to receive payment under such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Loan owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Section with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and each Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 13.1. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register substantially identical to the Register set forth in Section 13.1(d) on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in a Loan (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary (including upon audit or IRS guidance) to establish that such Loan or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall, subject to the other provisions of this Agreement, treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Notwithstanding anything in the foregoing to the contrary, prior to the occurrence of a Termination Date no Lender may sell a participation to any Person other than an Eligible Assignee without first seeking the consent of the Borrower to such sale (which consent shall not be unreasonably withheld or delayed) by sending written notice to the Borrower informing it of such Lender’s intention to make such sale, the name of the proposed participant and requesting the Borrower’s consent to same. If such Lender does not receive an objection from the Borrower within ten (10) Business Days (which objection may take the form of an electronic communication or telephone advice) of delivery of such notice, the Borrower shall be deemed to have consented to such sale and proceed.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

90

(h) Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or 13.1(b).

Article XIV

Mutual Covenants Regarding Confidentiality

Section 14.1.	Covenants of the Borrower, the Servicer and the Custodian.

Each of the Borrower, the Servicer and the Custodian severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of any Lender under this Agreement), except as the Administrative Agent and all Lenders may have consented to in writing prior to any proposed disclosure and except that it may disclose such information (i) to its officers, directors, employees, investors, potential investors, subservicers, Advisors or representatives (such Persons, “Excepted Persons”), provided, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of other parties hereto that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its Affiliates, and shall not be further disclosed by such Excepted Person, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer or the Custodian, (iii) to Capital One Bank or its Affiliates or (iv) to the extent it is (a) required by Applicable Law (including filing a copy of this Agreement and the other Transaction Documents (other than the Fee Letter and excluding from any such copy the identity of the Lenders)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iv)(a), the Borrower, the Servicer and the Custodian, as applicable, will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify each Lender and the Administrative Agent of its intention to make any such disclosure prior to making such disclosure.

Section 14.2.	Covenants of the Administrative Agent, each Lender Group Agent, each Lender and the Custodian.

(a) Each of the Administrative Agent, each Lender Group Agent, each Lender, any Successor Servicer and the Custodian covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.

(b) Each of the Administrative Agent, the Lender Group Agents, the Lenders, any Successor Servicer and the Custodian acknowledge and understand that the Confidential Information may contain “nonpublic personal information” as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act (the “Act”) and each of the Administrative Agent, the Lender Group Agents, the Lenders, any Successor Servicer and the Custodian, employees, Affiliates, directly involved in the transaction contemplated by the Transaction Documents and its respective Advisors agree to maintain such nonpublic personal information received hereunder in accordance with the Act and other applicable federal and state privacy laws. Each of the Administrative Agent, the Lender Group Agents, the Lenders, any Successor Servicer and the Custodian shall, and shall direct employees, Affiliates directly involved in the transaction contemplated by the Transaction Documents and its respective Advisors to (i) not disclose such nonpublic personal information to any third party, including third party service providers, without the prior written consent of the Borrower and the Servicer; (ii) agree not to use nonpublic personal information for any purpose not reasonably contemplated by their respective roles in the transaction contemplated by the Transaction Documents; (iii) protect against any unauthorized access to or use of such nonpublic personal information; (iv) in the event of any actual or apparent theft, unauthorized use or disclosure of such nonpublic personal information, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof; and (v) as soon as practicable following discovery of any event described in clause (iv) hereof, provide notice thereof to the Borrower and the Servicer, and such further information and assistance as may be reasonably requested by either of them.

(c) Each of the Administrative Agent, the Lender Group Agents, the Lenders, any Successor Servicer and the Custodian may also disclose any such Confidential Information to its Advisors and to any nationally recognized statistical rating organization and to any officers, directors, employees, investors, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information.

91

(d) Notwithstanding anything herein to the contrary, nothing herein shall be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Lender Group Agents’, the Lenders’, the Secured Parties’, the Custodian’s, the Borrower’s or the Seller’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender Group Agent, any Lender, the Secured Parties, the Custodian, the Borrower or the Seller or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, the Servicer or the Seller or (e) to any affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of the Custodian having a need to know the same, provided that the Custodian advises such recipient of the confidential nature of the information being disclosed and such person agrees to the terms hereof for the benefit of the Borrower, the Servicer and the Seller; or (iii) any other disclosure authorized by the Borrower, the Servicer or the Seller.

(e) It is understood that the Administrative Agent, each Lender Group Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulatory compliance policy of Administrative Agent, any Lender Group Agent or any Lender.

(f) Each of the Administrative Agent, the Lender Group Agents, the Lenders, any Successor Servicer and the Custodian agrees that (i) its obligations under this Article 14 shall survive the termination of this Agreement for a period of (A) with respect to the Servicing Guidelines and Contract Purchase Guidelines, two (2) years and (B) with respect to all other Confidential Information, two (2) years and (ii) it will, upon the termination of this Agreement and the repayment of all Obligations owing by the Borrower hereunder, return any copies of the Servicing Guidelines and the Contract Purchase Guidelines (and any Confidential Information related thereto) then in its possession to the Servicer, except such copies and related materials as are required to be retained by applicable law, regulation, professional standard or internal compliance policies, which copies shall remain subject to the terms of this Article 14 for so long as they are so retained.

(g) To the extent not prohibited by applicable law, each party hereto shall use commercially reasonable efforts to give advance notice to each other party of any disclosure of such other party’s Confidential Information made pursuant to applicable law, regulation, court order or other legal process.

Article XV

Miscellaneous

Section 15.1.	Amendments and Waivers.

(a) No failure or delay on the part of the Administrative Agent, any Lender Group Agent or any Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or any other Transaction Document may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 15.1(b). The Borrower, the Servicer, the Seller, the Lender Group Agents, the Administrative Agent and a Majority-In-Interest of the Lenders, may enter into written amendments, supplements, modifications or waivers of any provisions of this Agreement and any other Transaction Document, provided, however, that:

92

(i) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all affected Lenders, (A) extend the Commitment Termination Date, Revolving Period or outside date for the Facility Termination Date with respect to such Lender or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Carrying Costs (or any component of Carrying Costs) or reduce any principal amount, (C) reduce any fee payable to the Administrative Agent for the benefit of the Lenders, (D) change any provision of this Agreement or the Purchase Agreement relating to the application of collections on, or the proceeds of the sale of, Collateral to payment of principal of or interest on the Loans held by any Lender or any other amount owed to the Lenders by the Borrower, the Seller or the Servicer under the Transaction Documents, including Section 2.7 hereof or (E) except pursuant to Article Thirteen hereof, change the amount of any Lender’s Commitment or Commitment Percentage;

(ii) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, modify or eliminate any requirement set forth in this Agreement or the Purchase Agreement that the Administrative Agent and/or the Majority-in-Interest of the Lenders and/or any affected Lender or Lender Group Agent consent is required for the taking of any action, or that the consent of the Administrative Agent and/or the Majority-in-Interest of the Lenders and/or any affected Lender or Lender Group Agent is required for any waiver of compliance with provisions of this Agreement or the Purchase Agreement, or defaults hereunder or thereunder and their consequences provided for in this Agreement or, as applicable, the Purchase Agreement.

(iii) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, modify the definition of Collateral or release the Administrative Agent's Lien on any material portion of the Collateral, or transfer all or any material portion of the Collateral, other than as specifically contemplated by this Agreement or the Purchase Agreement,;

(iv) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, modify any provision of this Section 15.1;

(v) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, increase or amend the “Class A Advance Rate”, the “Class B Advance Rate” or the “Class B Loan Thickness”;

(vi) no such modification or waiver shall, without the written consent of the Required Lenders amend, modify or waive any provision of the definition of “Required Lenders” or the definition of “Majority-In-Interest” and no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, (A) amend, modify or waive this Section 15.1(b), (B) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (C) change the definition “Available Liquidity”, “Amortization Event”, “Amortization Period”, “Net Eligible Receivables”, “Borrowing Base”, “Applicable Interest Rate”, “Change of Control”, “Class A Borrowing Base”, “Class A Borrowing Base Deficiency” “Class A Interest Rate”, “Class B Borrowing Base”, “Class B Borrowing Base Deficiency” “Class B Interest Rate”, “Class B Loan Thickness”, “Eligible Investments”, “Eligible Receivable”, “Eligible Servicer”, “Excess Concentration Amounts”, “Financial Covenants”, “Level I Trigger Event”, Indemnified Parties”, “Level II Trigger Event”, “Level III Trigger Event”, “Required Reserve Account Balance”, “Secured Obligations”, “Secured Party”, “Servicer Termination Event”, “Termination Event”, “Tangible Net Worth”, “Facility Termination Date”, “Term SOFR”, “Term SOFR Reference Rate”, “Transaction Document”, “Servicing Fee Rate” or “Turbo Event”, (D) in any way that would reasonably be expected to have a material adverse effect on the interests of the Class B Lenders, any provisions of the definition of “Eligible Obligor”, or of Section 7.3(a) (Standard of Care) or (E) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (D) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;

93

(vii) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, amend or waive Section 6.3 (including any consent under 6.3(d)) or 7.9(h), 10.8, 10.9 or Article XI;

(viii) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, terminate, waive or remove the Seller's or the Servicer's obligations to repurchase loans pursuant to the Purchase , Section 6.2 of the Purchase Agreement, or the Seller's or the Servicer's obligations to indemnify the Lenders pursuant to this Agreement or the Purchase Agreement;

(ix) no such amendment, supplement, modification or waiver (or consent) shall, without the written consent of all Lenders, waive any Servicer Termination Event, approve the appointment of a successor servicer other than Computershare Trust Company, National Association, approve or permit the Servicer to resign or approve or consent to the assignment or transfer by the Servicer or the Seller of its rights and obligations under this Agreement or the Purchase Agreement;

(x) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of the Class B Lenders, waive or amend any rights under the Transaction Documents for a Class B Loan specifically granted to the Lender Group Agents, the Class B Lenders or for which the Class B Lenders are an express beneficiary;

(xi) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of the Class B Lenders, waive or amend any condition precedent to funding Class B Loans;

(xii) no such amendment, supplement, modification or waiver (or consent to any departure by CPS, the Seller, the Servicer, the Borrower or any Lender of any performance under any Transaction Document) shall, without the written consent of all Lenders, waive or amend any Amortization Event, Turbo Event or Termination Event;

(xiii) no such modification or waiver shall, without the written consent of the Custodian, Backup Servicer or Paying Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Custodian, Backup Servicer or Paying Agent, as applicable;

(xiv) no such modification or waiver shall, without the written consent of the Administrative Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Administrative Agent; or

(xv) the Administrative Agent, the Lender Group Agents and the Required Lenders may enter into amendments to modify or waive any of the terms or provisions of Article Twelve or Article Thirteen without the consent of any other party hereto.

Section 15.2.	Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) notice by overnight courier, upon receipt or five (5) Business Day after being deposited with such overnight courier service, or (iii) e-mail or facsimile copy, when verbal communication of receipt is obtained.

94

Section 15.3.	No Waiver, Rights and Remedies.

No failure on the part of the Administrative Agent, any Lender Group Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 15.4.	Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Seller, the Custodian, the Paying Agent, the Backup Servicer, the Administrative Agent, the Lender Group Agents, the Secured Parties, and their respective successors and permitted assigns.

Section 15.5.	Term of this Agreement.

This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the indemnification and payment provisions of Article Eleven, the confidentiality provisions of Article Fourteen, the provisions of Section 15.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement.

Section 15.6.	Governing Law; Consent To Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §§ 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 15.7.	Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 15.8.	Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Lender Group Agents, the Secured Parties, the Paying Agent, the Backup Servicer, the Custodian and its or their Affiliates and officers, directors, employees and agents thereof under Article Eleven, the Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent, the Lender Group Agents, the Secured Parties the Paying Agent, the Backup Servicer, and the Custodian incurred in connection with the amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other Transaction Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lender Group Agents, the Secured Parties, the Paying Agent, the Backup Servicer, and the Custodian with respect thereto and with respect to advising the Administrative Agent, the Lender Group Agents, the Secured Parties the Paying Agent, the Backup Servicer, and the Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Lender Group Agents, the Secured Parties the Paying Agent, the Backup Servicer and/or the Custodian in connection with the enforcement of this Agreement and the other Transaction Documents.

95

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other, similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Transaction Documents.

Section 15.9.	No Insolvency Proceedings.

Notwithstanding any prior termination of this Agreement, no party hereto shall, prior to the date which is one year and one day after the final payment of the Loans, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.

Section 15.10.	Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, the Lender Group Agents or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Lender Group Agent and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 15.10 shall survive the termination of this Agreement.

Section 15.11.	Patriot Act Compliance.

The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it, each Lender Group Agent and each other Lender and the Custodian, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, the Lender Group Agents, the Lenders and the Custodian to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Administrative Agent, the Lender Group Agents, the Lenders and the Custodian.

Section 15.12.	ML Compliance.

The parties hereto acknowledge that in accordance with such laws, regulations and executive orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relating to the funding of terrorist activities and money laundering, including without limitation the USA Patriot Act (Pub. L. 107-56) and regulations promulgated by the Office of Foreign Asset Control (collectively, “AML Law”), each of the Paying Agent, the Custodian and the Backup Servicer is required to obtain, verify, and record information relating to individuals and entities that establish a business relationship or open an account with such Person. Each party hereby agrees that it shall provide the Paying Agent, the Custodian and the Backup Servicer with such identifying information and documentation as such Person may request from time to time in order to enable it to comply with all applicable requirements of AML Law.

96

Section 15.13.	Recognition of the U.S. Special Resolution Regimes.

In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States of America or a state of the United States of America.

In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States of America or a state of the United States of America.

Section 15.14.	Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby

Section 15.15.	Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 15.15(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Interest Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Interest Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document (except as otherwise set forth in the definition of Interest Rate Conforming Changes).

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Interest Rate Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 15.15(c). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 15.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 15.15.

97

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Loans to accrue at the Base Rate.

(f) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the Term SOFR Reference Rate or other rates in the definition of “Benchmark” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR Reference Rate (or any other Benchmark) or have the same volume or liquidity as did Term SOFR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 15.15 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (c) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 15.15.

(g) For the avoidance of doubt, none of the Paying Agent, the Backup Servicer (including in its role as Successor Servicer) or the Custodian shall (i) be responsible for making any decisions or determinations in connection with any Benchmark Replacement or Benchmark Transition Event or (ii) have any liability for any determination, decision or election made by or on behalf of any party hereto in connection with a Benchmark Transition Event or a Benchmark Replacement, and each Lender will be deemed to waive and release any and all claims against such party relating to any such determination, decision or election.

Section 15.16.	[Reserved].

Section 15.17.	Erroneous Payments.

(a) Each Lender, each Lender Group Agent, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, Lender Group Agent or any other Secured Party or any other Person that has received funds from the Administrative Agent, a Lender Group Agent or any of their respective Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 15.17(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section 15.17 shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

98

(b) Without limiting the provisions of this Section 15.17, each Payment Recipient agrees that, in the case of Section 15.17(a)(ii), it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) of this Section 15.17, such Erroneous Payment shall at all times remain the property of the Administrative Agent or the applicable Lender Group Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent or such Lender Group Agent, as applicable, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 15.17(c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to, at the option of the Administrative Agent, either (i) each other Lender in an amount equal to the product of (1) the amount of such Erroneous Payment Return Deficiency and (2) such other Lender’s Commitment Percentage (the “Erroneous Payment Impacted Class”) or (ii) the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or, in any such case, such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (x) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor and (y) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (i) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 15.17 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 15.17 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document. Nothing in this Section 15.17 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

[signatures appear on the following pages]

99

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PAGE ELEVEN FUNDING LLC, as Borrower

By: /s/ Danny Bharwani

Name: D. Bharwani

Title:   VP

Address for Notices:

19500 Jamboree Road

Irvine, California 92612

Attention: Company Secretary

E-mail: 949-753-6800

Facsimile No.: 949-753-6897

100

CONSUMER PORTFOLIO SERVICES, INC., as Seller and Servicer

By: /s/ Danny Bharwani

Name: Danny Bharwani

Title:   EVP

Address for Notices:

3800 Howard Hughes Pkwy.

Suite 1400

Las Vegas, Nevada

Attention: Corporate Secretary

E-mail: (888) 785-6691

Facsimile No.: (949) 753-6897

101

COMPUTERSHARE TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Custodian, Paying Agent, and Backup Servicer

By: /s/ Anna Churchill

Name: Anna Churchill

Title:   Vice President

Address for Notices:

Computershare Trust Company, N.A.

1505 Energy Park Drive

St. Paul, Minnesota 55108

Attention: Corporate Trust Services – Asset-Backed Administration

E-mail: anna.churchill@computershare.com

Telephone: (612) 406-6068

102

CAPITAL ONE, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as Administrative Agent

By: /s/ Austin Brown

Name: Austin Brown

Title: Director

Address for Notices:

Capital One, National Association

299 Park Ave, 31st Floor

New York, NY 10171

Attention: Austin Brown

103

CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank and as a Lender Group Agent

By: /s/ Austin Brown

Name: Austin Brown

Title: Director

Address for Notices:

Capital One, National Association

299 Park Ave, 31st Floor

New York, NY 10171

Attention: Austin Brown

Lender’s Account Information:

[***]

104

OAKTREE ASSET-BACKED FINANCE FUND LOAN SPV, L.P.

as a Committed Lender and as a Class B Lender

By: Oaktree Asset-Backed Finance Fund GP, L.P.

Its: General Partner

By: Oaktree Asset-Backed Finance Fund GP Ltd.

Its: General Partner

By: Oaktree Capital Management, L.P.

Its: Director

By: /s/ Brendan Beer

Name: Brendan Beer

Title: Managing Director

By: /s/ Christopher Gray

Name: Christopher Gray

Title: Managing Director

Address for Notices:

Oaktree Asset-Backed Finance Fund Loan, SPV, L.P.

c/o Oaktree Capital Management, L.P.

333 South Grand Ave, 28th Floor

Los Angeles, CA 90071

Attention: General Counsel

Email: legalnotifications@oaktreecpaital.com

Lender’s Account Information:

[***]

105

OAKTREE ASSET-BACKED INCOME PRIVATE PLACEMENT FUND INC.

By: Oaktree Fund Advisors, LLC

Its: Investment Adviser

By: /s/ Brendan Beer

Name: Brendan Beer

Title: Managing Director

By: /s/ Christopher Gray

Name:Christopher Gray

Title: Managing Director

Address for Notices:

Oaktree Asset-Backed Income Private Placement Fund Inc.

c/o Oaktree Capital Management, L.P.

333 South Grand Ave, 28th Floor

Los Angeles, CA 90071

Attention: General Counsel

Email: legalnotifications@oaktreecpaital.com

Lender’s Account Information:

[***]

106

Schedule A

LENDER GROUPS, LENDER GROUP AGENTS,
BANKS AND COMMITMENTS

Class A Loans

The “Class A Maximum Loan Balance” shall be equal to $150,000,000.

Capital One Lender Group

Role	Party	Commitment
Bank	Capital One, National Association	$150,000,000
Lender Group Agent	Capital One, National Association	N/A

	Lender Group Limit:	$150,000,000

Class B Loans

The “Class B Maximum Loan Balance” shall be equal to $17,500,000.

Oaktree Lender Group

Role	Party	Commitment
Class B Lender Committed Lender.	[***]	[***]
Class B Lender and Committed Lender	[***]	[***]
Lender Group Agent	[***]	[***]

	Lender Group Limit:	$17,500,000

Sch A - 1

Schedule B

ELIGIBLE RECEIVABLE CRITERIA

[***]

Sch B - 1

Schedule C

RECEIVABLES SCHEDULE

(Original delivered to the Administrative Agent)

Sch C - 1

Schedule D

LOCATION OF CUSTODIAN FILES

Computershare Trust Company, N.A.

ABS Custody Vault

1055 10th Avenue SE

Minneapolis, MN 55414

Attention: Computershare Corporate Trust — Asset-Backed Securities Vault

Email: abs.custody.vault@computershare.com

Sch D - 1

Schedule E

SCHEDULE OF DOCUMENTS

[See Closing Index]

Sch E - 1

Schedule F

REPRESENTATIONS AND WARRANTIES CONCERNING RECEIVABLES

(i) Characteristics of Receivables. Each Receivable:

(a)	is evidenced either by (i) a retail installment sale contract or (ii) an installment promissory note and security agreement;

(b)	if such Receivable is evidenced by a retail installment sale contract, has been originated in the United States of America by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and without any fraud or misrepresentation on the part of such Dealer, the Seller or the related Obligor, such Dealer had all necessary licenses and permits to originate such Receivables in the state where such Dealer was located, has been fully and properly executed by the parties thereto, has been purchased by the Seller directly from such Dealer pursuant to a Dealer Agreement in connection with the sale of Financed Vehicles by such Dealer and has been validly assigned without any intervening assignments by such Dealer to the Seller in accordance with its terms;

(c)	if such Receivable is a Consumer Lender Receivable, such Receivable was originated by a Consumer Lender in accordance with underwriting policies with respect to the underwriting of automobile receivables identical, in all material respects, to the Contract Purchase Guidelines;

(d)	has created a valid, subsisting, and enforceable first priority perfected security interest in favor of the Seller in the Financed Vehicle, which security interest has been validly assigned by the Seller to the Borrower, and by the Borrower to the Administrative Agent for the benefit of the Secured Parties, provided, that in the case of Consumer Lender Receivables, CPS is actively pursuing perfection of the security interest in favor of the Seller in the Financed Vehicle;

(e)	contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for realization against the collateral of the benefits of the security including without limitation a right of repossession following a default;

(f)	provides for level weekly, bi-weekly, semi-monthly or monthly payments that fully amortize the Amount Financed over the original term (except for the last payment, which may be different from the level payment but in no event shall exceed three times such level payment) and yields interest at the Annual Percentage Rate;

(g)	provides, in the case of prepayment, for the full payment of the Principal Balance thereof plus Accrued Interest through the date of prepayment based on the APR of the Receivable;

(h)	is denominated in U.S. dollars; and

(i)	contains no obligation to lend more money to the related Obligor in the future.

(ii) Schedule of Receivables. The information with respect to the Receivables set forth in Schedule A to the related Assignment is true and correct in all material respects as of the close of business on the related Cutoff Date, and no selection procedures adverse to any Lender have been utilized in selecting the Receivables to be sold hereunder and thereunder.

Sch F - 1

(iii) Compliance with Law. Each Receivable, the sale of the Financed Vehicle and the sale of any physical damage, credit life and credit accident and health insurance and any extended warranties or service contracts complied at the time the Receivable was originated or made and at the execution of the applicable Assignment complies in all material respects with all requirements of applicable Federal, State, and local laws, including, without limitation, Consumer Laws. Each Receivable has been serviced in compliance with all applicable requirements of law.

(iv) No Government Obligor. None of the Receivables are due from the United States of America or any State or from any agency, department, or instrumentality of the United States of America or any State.

(v) No Fleet Sales. None of the Receivables have been included in a “fleet” sale (i.e., a sale to any single Obligor of more than five Financed Vehicles).

(vi) Security Interest in Financed Vehicle. Except with respect to Consumer Lender Receivables until the Perfection Date, immediately subsequent to the sale, assignment and transfer thereof to the Borrower, each Receivable shall be secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Seller as secured party which security interest has been validly assigned to the Borrower and subsequently validly pledged to the Administrative Agent for the benefit of the Secured Parties, and such assigned security interest is prior to all other liens upon and security interests in such Financed Vehicle which now exist or may hereafter arise or be created (except, as to priority, for any tax liens or mechanics’ liens which may arise after the related Addition Date as a result of an Obligor’s failure to pay its obligations, as applicable.

(vii) Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any related Financed Vehicle been released from the lien granted by the Receivable in whole or in part.

(viii) No Waiver. Except as permitted hereunder, no provision of a Receivable has been waived, altered or modified in any respect since its origination.

(ix) No Amendments. Except as permitted hereunder, no Receivable has been amended, modified, waived or refinanced except as such Receivable may have been amended in accordance with the Servicing Guidelines.

(x) No Defenses. No right of rescission, setoff, counterclaim or defense exists or has been asserted or threatened with respect to any Receivable. The operation of the terms of any Receivable or the exercise of any right thereunder will not render such Receivable unenforceable in whole or in part and such Receivable is not subject to any such right of rescission, setoff, counterclaim, or defense.

(xi) No Liens. As of the related Cutoff Date, (a) there are no liens or claims existing or which have been filed for work, labor, storage or materials relating to a Financed Vehicle financed under a Receivable that shall be liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable and (b) there is no lien against the Financed Vehicle financed under a Receivable for delinquent taxes.

(xii) No Default; Repossession. Except for payment delinquencies described herein, no default, breach, violation or event permitting acceleration under the terms of any Receivable has occurred; and no continuing condition that with notice or the lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of any Receivable has arisen; and the Seller shall not waive and has not waived any of the foregoing (except in a manner consistent with Section 7.3(b)) and no Financed Vehicle financed under a Receivable shall have been repossessed.

Sch F - 2

(xiii) Insurance; Other. (A) Each Obligor under the Receivables has obtained an insurance policy covering the Financed Vehicle as of the execution of such Receivable insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage, and the Seller and its successors and assigns are named the loss payee or an additional insured of such insurance policy, such insurance policy is in an amount at least equal to the lesser of (i) the Financed Vehicle’s actual cash value or (ii) the remaining Principal Balance of the Receivable, and each Receivable requires the Obligor to obtain and maintain such insurance naming the Seller and its respective successors and assigns as loss payee or an additional insured, (B) each Receivable that finances the cost of premiums for credit life and credit accident and health insurance is covered by an insurance policy or certificate of insurance naming the Seller as policyholder (creditor) under each such insurance policy and certificate of insurance and (C) as to each Receivable that finances the cost of an extended service contract, the respective Financed Vehicle which secures the Receivable is covered by an extended service contract. As of the related Cutoff Date, no Financed Vehicle is or had previously been insured under a policy of forced-placed insurance.

(xiv) Title. It is the intention of the Seller that each transfer and assignment herein contemplated constitutes a sale of the Receivables and the related Collateral from the Seller to the Borrower and that the beneficial interest in and title to such Receivables and related Collateral not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. Except with respect to Consumer Lender Receivables until the Perfection Date, no Receivable or related Collateral has been sold, transferred, assigned, or pledged by the Seller to any Person other than the Borrower and by the Borrower to any Person other than the Administrative Agent. Except with respect to Consumer Lender Receivables until the Perfection Date, immediately prior to each transfer and assignment herein contemplated, the Seller had good and marketable title to each Receivable and related Collateral and was the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others, and, immediately upon the transfer thereof to the Borrower and the Borrower shall have good and marketable title to the Receivables and the Collateral and shall be the sole owner thereof, free and clear of all Liens and, immediately upon the pledge thereof to the Administrative Agent under this Agreement, the Administrative Agent for the benefit of the Secured Parties shall have a valid and enforceable security interest in the Collateral, free and clear of all liens, encumbrances, security interests, and rights of others, and each such transfer and pledge has been perfected under the UCC. No Dealer has a participation in, or other right to receive, proceeds of any Receivable.

(xv) Lawful Assignment; No Consent Required. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Receivable under this Agreement or the pledge of such Receivable under this Agreement shall be unlawful, void, or voidable. The Seller has not entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Receivables. For the validity of such sales, transfers, assignments and pledges, no notice to or consent by any Dealer, Obligor or any other Person is required under any agreement or applicable law.

(xvi) All Filings Made. All filings (including, without limitation, UCC filings or other actions) necessary in any jurisdiction to give: (a) the Borrower a first priority, perfected security interest (within the meaning of the UCC) in the Receivables and the Collateral, including, without limitation, the proceeds of the Receivables (to the extent that the Borrower can obtain such first priority perfected security interest pursuant to one or more filings), and (b) the Administrative Agent, for the benefit of the Secured Parties, a first priority, perfected security interest in the Collateral.

(xvii) Custodian File; One Original. The Seller has delivered to the Custodian, at the location specified in Schedule D hereto, a complete Custodian File with respect to each such Receivable, and, if such Receivable is ten (10) or more days past its origination date, the Custodian has delivered a Receivable Receipt therefor to the Administrative Agent. There is only one original executed copy or, in the case of Contracts constituting “electronic chattel paper,” a single “authoritative copy” of each electronic record constituting or forming a part of such Contract (in each case within the meaning of the UCC) of each Receivable. The Servicer has in its possession all other relevant documents with respect to the Receivables, including without limitation the related credit application and verification of insurance.

(xviii) Chattel Paper. Each Receivable constitutes “tangible chattel paper” or “electronic chattel paper” under the UCC.

Sch F - 3

(xix) Title Documents. Except with respect to Consumer Lender Receivables until the Perfection Date, the Certificate of Title of the related Financed Vehicle for such Receivable shows, or, if a new or replacement Certificate of Title is being applied for with respect to such Financed Vehicle, the Certificate of Title will be received within 180 days of the origination date and will show, the Seller named as the original secured party under the Receivable as the holder of a first priority security interest in such Financed Vehicle,. The Administrative Agent, on behalf of the Secured Parties, has the same rights as the Seller has or would have (if the Seller were still the owner of the Receivable) against all parties claiming an interest in such Financed Vehicle, and such rights have been validly pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement. With respect to each Receivable for which a Certificate of Title has not yet been returned from the Registrar of Titles, the Seller has received written evidence from the related Dealer that such Certificate of Title showing the Seller as first lienholder has been applied for, except with respect to Consumer Lender Receivables until the Perfection Date. In the event that the assignment of a Contract to the Borrower is insufficient, without a notation on the related Financed Vehicle’s Certificate of Title, or without fulfilling any additional administrative requirements under the laws of the state in which the existing owner of such Financed Vehicle is located or incorporated, as the case may be, to perfect a security interest in the related Financed Vehicle in favor of such owner, the Seller hereby agrees that the designation of the Seller as the secured party on the Certificate of Title is in its capacity as agent of the Borrower.

(xx) Valid and Binding Obligation of Obligor. Each Receivable is the legal, valid and binding obligation in writing of the Obligor thereunder and is enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such contract had full legal capacity to execute and deliver such contract and all other documents related thereto and to grant the security interest purported to be granted thereby. Each Receivable is not subject to any right of set-off by the Obligor.

(xxi) Characteristics of Obligors. As of the date of each Obligor’s application for credit from which the Receivable arises, such Obligor was an Eligible Obligor. Except with respect to any Post-Petition Receivable, during the period from the date of each Obligor’s application for financing of the Financed Vehicle from which the related Receivable arises to the applicable Addition Date, no Obligor is or has been during such period the subject of any Federal, State or other bankruptcy, insolvency or similar proceeding.

(xxii) Post-Office Box. On or prior to the next billing period after the related Cutoff Date, the Servicer will notify each Obligor to make payments with respect to its respective Receivables after the related Cutoff Date directly to the Post-Office Box, and will provide each Obligor with a monthly statement in order to enable such Obligor to make payments directly to the Post-Office Box.

(xxiii) Casualty and Impounding. No Financed Vehicle financed under a Receivable has suffered a casualty and the Seller has not received any notice that any Financed Vehicle has been impounded.

(xxiv) No Agreement to Lend. The Obligor with respect to each Receivable does not have any option under the Receivable to borrow from any person any funds secured by the Financed Vehicle.

(xxv) Obligation to Dealers or Others. The Borrower and its assignees will assume no obligation to Dealers or other originators or holders of the Receivables (including, but not limited to under dealer reserves) as a result of its purchase of the Receivables.

(xxvi) No Impairment. Neither Seller nor the Borrower has done anything to convey any right to any Person that would result in such Person having a right to payments due under any Receivables or otherwise to impair the rights of the Borrower, the Administrative Agent or any Lender in any Receivable or the proceeds thereof.

(xxvii) Receivables Not Assumable. No Receivable is assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations to the Borrower or Seller with respect to such Receivable.

Sch F - 4

(xxviii) Servicing. The servicing of each Receivable and the collection practices relating thereto have been lawful and in accordance with the standards set forth in this Agreement; and other than Seller and any Successor Servicer pursuant to the Loan Documents, no other person has the right to service the Receivable.

(xxix) Creation of Security Interest. This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Receivables Collateral in favor of the Borrower, which security interest is prior to all other Liens (other than the Liens of the Seller under the Purchase Agreement) and is enforceable as such as against creditors of and purchasers from the Seller. This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens, and such security interest is enforceable as such as against creditors of and purchasers from the Borrower.

(xxx) Perfection of Security Interest in Receivables and Collateral. The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the first priority security interest in the Receivables and Collateral granted to the Borrower hereunder pursuant to Section 2.1 and the related Assignment.

(xxxi) Perfection of Security Interest in Collateral. The Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the first priority security interest in the Receivables and the other Collateral granted to Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.

(xxxii) Perfection of Security Interests in Financed Vehicles. Except with respect to Consumer Lender Receivables until the Perfection Date, the Seller has taken all steps necessary to perfect its security interest against the Obligors in the Financed Vehicles securing the Receivables and such security interest has been validly assigned by the Seller to the Borrower and pledged by the Borrower to Administrative Agent for the benefit of the Secured Parties.

(xxxiii) No Other Security Interests – Seller. Other than the security interest granted to the Borrower pursuant to Section 2.1 and the related Assignment, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or the Collateral, other than such security interests as are released at or before the conveyance thereof. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering any portion of the Receivables Collateral other than any financing statement relating to the security interest granted to the Borrower hereunder or that has been terminated or released as to the Receivables and the Collateral. The Seller is not aware of any judgment or tax lien filings against the Seller or the Borrower.

(xxxiv) No Other Security Interests – Borrower. Other than the security interest in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering any portion of the Collateral other than any financing statement relating to the security interests described in the preceding clauses, or a security interest that has been terminated or released with respect to the Collateral. The Borrower is not aware of any judgment or tax lien filings against the Borrower.

(xxxv) Notations on Contracts; Financing Statement Disclosure. The Servicer has in its possession copies of all Contracts that constitute or evidence the Receivables. The Contracts that constitute or evidence the Receivables do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Borrower and/or the Administrative Agent for the benefit of the Secured Parties. All financing statements filed or to be filed against the Seller in favor of the Borrower in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the secured party.”

Sch F - 5

(xxxvi) Records. On or prior to each Addition Date, the Seller will have caused its records (including electronic ledgers) relating to each Receivable to be conveyed by it on such Addition Date to be clearly and unambiguously marked to reflect that such Receivable was conveyed by it to the Borrower and pledged by the Borrower to the Administrative Agent for the benefit of the Secured Parties.

(xxxvii) Computer Information. The computer tape or other electronic transmission made available by the Seller to the Borrower on each Addition Date is, as of the related Cutoff Date, complete and accurate and includes a description of the same Receivables described in Schedule A to the related Assignment.

(xxxviii) Remaining Principal Balance. As of the related Cutoff Date, each Receivable has a remaining Principal Balance of at least [***] and the Principal Balance of each Receivable set forth in Schedule A to the related Assignment is true and accurate in all respects.

(xxxix) Delivery of Custodian Files. A complete Custodian File (other than, if applicable, a Lien Certificate missing from the related Custodian File as described in Section 3.4(b)) with respect to each Receivable has been, prior to the Addition Date, delivered to the Custodian at the location listed in Schedule D hereof.

(xl) Full Amount Advanced. The full amount of each Receivable has been advanced to each Obligor, and there are no requirements for future advances thereunder.

(xli) Illinois Receivables. (a) The Seller does not own a substantial interest in the business of a Dealer within the meaning of Illinois Sales Finance Agency Act Rules and Regulations, Section 160.230(1) and (b) with respect to each Receivable originated in the State of Illinois, (i) the printed or typed portion of the related Form of Receivable complies with the requirements of 815 ILCS 375/3(b) and (ii) the Seller has not, and for so long as such Receivable is outstanding shall not, place or cause to be placed on the related Financed Vehicle any collateral protection insurance in violation of 815 ILCS 180/10.

(xlii) California Receivables. Each Receivable originated in the State of California has been, and at all times during the term of the Sale and Servicing Agreement will be, serviced by the Servicer in compliance with Cal. Civil Code § 2981, et seq.

(xliii) Electronic Chattel Paper. To the extent an Electronic Contract constitutes “electronic chattel paper” within the meaning of Section 9-102 of the UCC, there is only one single Authoritative Copy of each electronic “record” constituting or forming a part of such Electronic Contract that is “electronic chattel paper,” the record or records composing the “electronic chattel paper” are created, stored and assigned in such a manner that (A) a single Authoritative Copy of the record or records exists which is unique, identifiable and unalterable (other than a revision that is readily identifiable as an authorized or unauthorized revision), (B) each copy of the Authoritative Copy and any copy of a copy is readily identifiable as a copy that is not the Authoritative Copy, (C) the Authoritative Copy has been communicated to and is maintained by the Custodian with an Electronic Vault Provider, (D) the Authoritative Copy does not have any stamps, marks or notations indicating that such Electronic Contract has been pledged, assigned or otherwise conveyed to any Person other than the Seller, the Borrower or the Administrative Agent other than any such stamps, marks or notations that relate to a pledge, assignment, conveyance or other interest that has been that has been cancelled, terminated or voided, and (E) none of the Seller, the Servicer, the Electronic Vault Provider or any other Person has communicated an Authoritative Copy of any such Electronic Contract to any Person other than the Custodian.

Sch F - 6

Schedule G

PERFECTION REPRESENTATIONS, WARRANTIES
AND COVENANTS OF THE BORROWER

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE BORROWER

In addition to the representations, warranties and covenants contained elsewhere in this Loan and Security Agreement, the Borrower hereby represents, warrants, and covenants to the Administrative Agent and the Secured Parties as follows:

General

1. The Loan and Security Agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Borrower.

2. The Collateral may constitute of one or more of the following: “accounts,” “chattel paper,” “deposit accounts,” “documents,” “general intangibles,” “goods,” “instruments,” “investment property,” “letters of credit,” “letter of credit rights,” “money,” “payment intangibles” and “securities entitlements” within the meaning of the UCC.

Creation

3. Immediately prior to the transfer of a Receivable by the Seller to the Borrower, the Seller owns and has good and marketable title to all of the Receivables free and clear of any adverse claim, except for any Consumer Lender Receivables until the Perfection Date.

4. The Seller has received all consents and approvals required by the terms of the Receivables to the grant of the security interest therein to the Borrower.

Perfection

5. The Borrower has caused the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the grant of the security interest in the portions of the Collateral with respect to which the filing of a financing statement may be used to perfect the security interest of the Administrative Agent, on behalf of the Secured Parties.

Priority

6. Other than the security interest granted by the Borrower to the Administrative Agent, on behalf of the Secured Parties, under the Loan and Security Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral. The Borrower has not authorized the filing of, or is aware of any financing statements against the Borrower that include a description of collateral covering the any item of the Collateral other than any financing statement relating to the security interest granted to the Administrative Agent, on behalf of the Secured Parties, under the Loan and Security Agreement or that has been released or terminated.

7. The Borrower is not aware of any judgment, ERISA or tax lien filings against the Borrower.

Sch G - 1

Survival of Perfection Representations

8. Notwithstanding any other provision of the Loan and Security Agreement, the representations contained in this Schedule G shall be continuing, and remain in full force and effect until such time as all obligations under the Loans have been finally paid.

No Waiver

9. The parties to the Loan and Security Agreement shall not, without obtaining the prior written consent of the Administrative Agent, waive any of the representations contained in this Schedule G or waive a breach of any of the representations contained in this Schedule G.

Maintenance of Perfection and Priority

10. The Borrower covenants that, in order to evidence the interests of the Administrative Agent, on behalf of the Secured Parties, under the Loan and Security Agreement, it shall take such action, or execute and deliver such instruments to maintain and perfect, as a first priority interest, the Administrative Agent’s interest, held on behalf of the Secured Parties, in the Collateral.

Sch G - 2

Schedule H

CONTENTS OF DATA FILE AND IMAGE FILE

Sch H - 1

Exhibit A

FORM OF ADVANCE REQUEST

[DATE]

Capital One, National Association

299 Park Ave, 31st Floor

New York, NY 10171

Attention: Austin Brown

Re: Page Eleven Funding LLC – Loan and Security Agreement

Ladies and Gentlemen:

The undersigned is a Responsible Officer of Page Eleven Funding LLC (the “Borrower”) and is authorized to execute and deliver this Advance Request on behalf of the Borrower pursuant to the Loan and Security Agreement, dated as of October 17, 2025, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Page Eleven Funding LLC, as borrower (the “Borrower”), Consumer Portfolio Services, Inc., as servicer (the “Servicer”) and as seller (the “Seller”), Computershare Trust Company, N.A., as Custodian (the “Custodian”), as Paying Agent (“Paying Agent”) and as backup servicer (“Backup Servicer”), Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and a bank and a lender group agent. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Loan and Security Agreement.

(a) The Borrower hereby requests that an Advance be made under the Loan and Security Agreement on [●] in the amount of $[●].

In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower, as follows:

(b) As of the date hereof, the Class A Borrowing Base (calculated as of the previous Determination Date, or with respect to any Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cut-off Date, which is [●]) is [●]. Attached to this Advance Request is a true, complete and correct calculation of the Class A Borrowing Base.

(c) As of the date hereof, the Class B Borrowing Base (calculated as of the previous Determination Date, or with respect to any Receivables added to the Collateral following such Determination Date, but prior to or on such date of determination, the related Cut-off Date, which is [●]) is [●]. Attached to this Advance Request is a true, complete and correct calculation of the Class B Borrowing Base.

(d) All of the conditions applicable to the requested Advance as set forth in the Loan and Security Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Advance, including:

(i) Each of the representations and warranties contained in Article Five of the Loan and Security Agreement are true and correct in all respects on and as of the date hereof, before and after giving effect to the Advance and to the application of the proceeds therefrom as though made on and as of the date hereof;

(ii) No event has occurred, or would result from such Advance or from the application of the proceeds therefrom, which constitutes a Termination Event;

Exh A - 1

(iii) The Borrower is in material compliance with each of its covenants set forth in the Loan and Security Agreement; and

(iv) To the best of the Borrower’s knowledge, no event has occurred which constitutes a Servicer Termination Event.

(a) The requested Advance will not, on the Advance Date, exceed the Class A Available Amount or the Class B Available Amount.

Page Eleven Funding LLC

By: ____________________________________

Name: ______________________________

Title: _______________________________

Exh A - 2

Exhibit B

[RESERVED]

Exh B - 1

Exhibit C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated [●]

Reference is made to the Loan and Security Agreement, dated as of October 17, 2025, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Page Eleven Funding LLC, as borrower (the “Borrower”), Consumer Portfolio Services, Inc., as servicer (the “Servicer”) and as seller (the “Seller”), Computershare Trust Company, N.A., as Custodian (the “Custodian”), as Paying Agent (“Paying Agent”) and as backup servicer (“Backup Servicer”), Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and a bank and a lender group agent. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Loan and Security Agreement.

[●] (the “Assignor”) and [●] (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Loan and Security Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Loan and Security Agreement, including such interest in the Commitment of the Assignor and the Lender Principal Amount Outstanding of the Assignor. After giving effect to such sale and assignment, the Commitment and the Lender Principal Amount Outstanding of the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.

3. The Assignor and the Assignee confirm to and agree with each other and the other parties to Loan and Security Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan and Security Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan and Security Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Loan and Security Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor, the Lender Group Agent or any other Lender party to the Loan and Security Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan and Security Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Administrative Agent and the Lender Group Agent to take such action as agent on its behalf and to exercise such powers under the Loan and Security Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan and Security Agreement are required to be performed by it as a Lender, including the provision of applicable forms pursuant to Section 2.12(d) and confidentiality provisions of Article Fourteen and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article 13 of the Loan and Security Agreement.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Lender Group Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Lender Group Agent and recordation in the Register, unless a later date is specified in Section 3 of Schedule 1.

Exh C - 1

5. The Assignor and the Assignee agree to reimburse the Administrative Agent and the Lender Group Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Lender Group Agent) incurred by the Administrative Agent and the Lender Group Agent in connection with this Assignment and Acceptance.

6. Upon such acceptance by the Lender Group Agent, (i) the Assignee shall be a party to the Loan and Security Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, provided, however, that (ii) the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Loan and Security Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Assignor’s rights and obligations under the Loan and Security Agreement, Assignor shall cease to be a party thereto).

7. Upon such acceptance by the Lender Group Agent, from and after the Assignment Date, the Lender Group Agent shall make, or cause to be made, all payments under the Loan and Security Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Loan and Security Agreement for periods prior to the Assignment Date directly between themselves.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the ___ day of __________, 20___.

[ASSIGNEE], as Assignee

By: ____________________________________

Name: ______________________________

Title: _______________________________

[ASSIGNOR], as Assignor

By: ____________________________________

Name: ______________________________

Title: _______________________________

Exh C - 2

Schedule 1 to

Assignment and Acceptance

Dated [●]

Section 1.

Percentage Interest:	[●]%

Section 2.

Assignee’s Commitment:	$[●]

Principal Amount of Loans Owing to the Assignee:	$[●]

Section 3.

Assignment Date:	[●]

Exh C - 3

Exhibit D

SERVICING GUIDELINES

[On file with Administrative Agent]

Exh D - 1

Exhibit E

CONTRACT PURCHASE GUIDELINES

[On file with Administrative Agent]

Exh E - 1

Exhibit F

FORM OF POWER OF ATTORNEY

This Power of Attorney (this “Power of Attorney”) is executed and delivered by Page Eleven Funding LLC (“Grantor”) to Capital One, National Association, as Administrative Agent (“Attorney”), pursuant to (i) Loan and Security Agreement, dated as of October 17, 2025, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Page Eleven Funding LLC, as borrower (the “Borrower”), Consumer Portfolio Services, Inc., as servicer (the “Servicer”) and as seller (the “Seller”), Computershare Trust Company, N.A., as Custodian (the “Custodian”), as paying agent (“Paying Agent”) and as backup servicer (“Backup Servicer”) Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and a bank and a lender group agent, and (ii) the other Transaction Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Loan and Security Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) exercise all rights and privileges of Grantor under the Purchase Agreement; (b) pay or discharge any taxes, Liens or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property; (c) defend any suit, action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property; (e) sell, transfer, pledge, make any agreement with respect to or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Loan and Security Agreement or any other Transaction Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

Exh F - 1

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of this ___ day of _________ 20__.

Page Eleven Funding LLC

By: ____________________________________

Name: ______________________________

Title: _______________________________

Sworn to and subscribed before

me this ____ day of ________, ____

Notary Public

[NOTARY SEAL]

Exh F - 2

Exhibit G

FORM OF PERMITTED TAKE-OUT RELEASE

Dated [●]

Reference is hereby made to the Loan and Security Agreement, dated as of October 17, 2025, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Page Eleven Funding LLC, as borrower (the “Borrower”), Consumer Portfolio Services, Inc., as servicer (the “Servicer”) and as seller (the “Seller”), Computershare Trust Company, N.A., as Custodian (the “Custodian”), as Paying Agent (“Paying Agent”) and as backup servicer (“Backup Servicer”), Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and a bank and a lender group agent. Capitalized terms not defined herein shall have the meaning given such terms in the Loan and Security Agreement.

The Borrower and the Servicer hereby represent and warrant that each condition in the Loan and Security Agreement and each other Transaction Document, to the consummation of the Permitted Take-Out to which this Permitted Take-Out Release relates, has been satisfied, including but not limited to delivery of the executed Permitted Take-Out Date Certificate, in substantially the form attached hereto as Annex 1. Upon deposit in the Collection Account of $[●] in accordance with Section 2.14(a)(v) in immediately available funds, the Administrative Agent hereby releases all of its right, title and interest, including Lien, in and to the following:

(i) the Receivables to be transferred by the Borrower in the related Permitted Take-Out and described in Schedule I hereto (the “Take-Out Receivables” and such Schedule, the “Schedule of Take-Out Receivables”), together with the related Contracts, whether now existing or hereafter acquired, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections related thereto, and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Take-Out Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Permitted Take-Out Date;

(ii) all of the Borrower’s interest in the Financed Vehicles relating to the Take-Out Receivables (including repossessed vehicles) or in any document or writing evidencing any security interest in any such Financed Vehicle and each security interest in each such Financed Vehicle, whether now existing or hereafter acquired, including all proceeds from any sale or other disposition of such Financed Vehicles;

(iii) all Custodian Files, Servicer Files and the Schedule of Take-Out Receivables, relating to the Take-Out Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the such Custodian Files and Servicer Files, including rights of recourse of the Borrower against the Seller;

(iv) all of the Borrower’s interest in all records, documents and writings evidencing or related to the Take-Out Receivables or the related Contracts;

(v) all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle related to a Take-Out Receivable, including any monies collected from whatever source in connection with any default of an Obligor with respect to such Financed Vehicle and any proceeds from claims or refunds of premiums on any such Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;

(vi) all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Take-Out Receivables, whether pursuant to the related Contracts or otherwise;

Exh G - 1

(vii) all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Take-Out Receivables and all of the Borrower’s interest in all recourse rights against the related Dealer;

(viii) Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Take-Out Receivables, whether now existing or hereafter acquired, and the related Financed Vehicles, whether now existing or hereafter acquired;

(ix) all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing;

(x) all of the Borrower’s right, title and interest in and to the Purchase Agreement, relating to the Take-Out Receivables and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against the Seller under or in connection with the Purchase Agreement and relating to such Take-Out Receivables; and

(xi) all income and proceeds of the foregoing.

[signatures appear on the following page]

Exh G - 2

The Servicer and the Borrower hereby direct the Custodian to deliver the Custodian Files for the Take-Out Receivables to [●].

Executed as of _______ ___, 20__:

Page Eleven Funding LLC, as Borrower

By: ____________________________________

Name: ______________________________

Title: _______________________________

Consumer Portfolio Services, Inc., as Servicer

By: ____________________________________

Name: ______________________________

Title: _______________________________

Capital One, National Association, not in its individual capacity but solely in its capacity as Administrative Agent

By: ____________________________________

Name: ______________________________

Title: _______________________________

Acknowledged:

Computershare Trust Company, N.A., not in its individual capacity but solely in its capacity as Custodian

By: ____________________________________

Name: ______________________________

Title: _______________________________

Exh G - 3

Annex 1

PERMITTED TAKE-OUT DATE CERTIFICATE PURSUANT TO
Section 2.14(a) OF THE LOAN AND SECURITY AGREEMENT

Consumer Portfolio Services, Inc., as the servicer (the “Servicer”), delivers this certificate pursuant to Section 2.14(a) of the Loan and Security Agreement, dated as of October 17, 2025, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Page Eleven Funding LLC, as borrower (the “Borrower”), Consumer Portfolio Services, Inc., as servicer (the “Servicer”) and as seller (the “Seller”), Computershare Trust Company, N.A., as Custodian (the “Custodian”), as Paying Agent (“Paying Agent”) and as backup servicer (“Backup Servicer”), Capital One, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and a bank and a lender group agent, and hereby certifies, as of the date hereof, the following:

(i) the Borrower has sufficient funds on the related Permitted Take-Out Date to effect the Permitted Take-Out in accordance with the Loan and Security Agreement (taking into account, to the extent necessary, the proceeds of sales of the Collateral in the Permitted Take-Out);

(ii) after giving effect of the Permitted Take-Out, the release of by the Administrative Agent of the related Receivables on the Permitted Take-Out Date and the transfer by the Borrower of the related Receivables on the Permitted Take-Out Date, no Potential Termination Event, Potential Amortization Event, Termination Event or Amortization Event has occurred and is continuing; and

(iii) the Borrower has delivered to the Administrative Agent a list specifying all Contracts under which the Receivables to be released pursuant to such Permitted Take-Out arose. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Loan and Security Agreement.

[signature appears on the following page]

Exh G - 4

IN WITNESS WHEREOF, the Servicer has caused this certificate to be executed on its behalf this ___ day of ______, 20 __.

Consumer Portfolio Services, Inc.

By: ____________________________________

Name: ______________________________

Title: _______________________________

Exh G - 5

Exhibit H

[RESERVED]

Exh H - 1

Exhibit I

FORM OF MONTHLY SERVICER REPORT

[***]

Exh I - 1

Exhibit J

FORM OF REQUEST FOR RELEASE OF CUSTODIAN FILE

[***]

Exh J - 1

Exhibit K

FORM OF RECEIVABLE RECEIPT

[***]

Exh K - 1

Schedule 1

To Receivable Receipt

Exh K - 2

Schedule 2

To Receivable Receipt

Exh K - 3

Exhibit L

FORM OF CUSTODIAN FEE LETTER

[to come from Custodian when available]

Exh L - 1